   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 1997


                                                   REGISTRATION NUMBER 333-37375
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          MIDWAY AIRLINES CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            4512                           36-3915637
(State or other jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer Identification
 incorporation or organization)     Classification Code Number)                   No.)

                            ------------------------

                             300 WEST MORGAN STREET
                                   SUITE 1200
                          DURHAM, NORTH CAROLINA 27701
                                 (919) 956-4800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                            JONATHAN S. WALLER, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          MIDWAY AIRLINES CORPORATION
                       300 WEST MORGAN STREET, SUITE 1200
                          DURHAM, NORTH CAROLINA 27701
                             (919) 956-4800 (PHONE)
                              (919) 956-4801 (FAX)
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

            HOWARD WOLF, ESQ.                        JOEL S. KLAPERMAN, ESQ.
       Fulbright & Jaworski L.L.P.                     Shearman & Sterling
        1301 McKinney, Suite 5100                      599 Lexington Avenue
        Houston, Texas 77010-3095                    New York, New York 10022

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED NOVEMBER 25, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                3,850,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

OF THE 3,850,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 2,000,000 SHARES ARE BEING SOLD BY THE COMPANY AND 1,850,000 SHARES ARE BEING SOLD BY THE
   SELLING STOCKHOLDERS. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE
     COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SHARES
     OF COMMON STOCK BY THE SELLING STOCKHOLDERS. PRIOR TO THIS OFFERING,
       THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE
          COMPANY. IT IS CURRENTLY ANTICIPATED THAT THE INITIAL PUBLIC
          OFFERING PRICE WILL BE BETWEEN $14.00 AND $16.00 PER
            SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE
               FACTORS TO BE CONSIDERED IN DETERMINING THE
               INITIAL PUBLIC OFFERING PRICE.

                             ---------------------

  APPLICATION HAS BEEN MADE TO HAVE THE COMMON STOCK APPROVED FOR QUOTATION ON
           THE NASDAQ NATIONAL MARKET SYSTEM UNDER THE SYMBOL "MDWY."

                            ------------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                               -----------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                                    EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                PRICE $  A SHARE
                              -------------------

                                                             UNDERWRITING                            PROCEEDS TO
                                           PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                            PUBLIC         COMMISSIONS (1)       COMPANY (2)         STOCKHOLDERS
                                      ------------------  ------------------  ------------------  ------------------
PER SHARE...........................          $                   $                   $                   $
TOTAL (3)...........................          $                   $                   $                   $

---------
  (1) THE COMPANY AND THE SELLING STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE
     SECURITIES ACT OF 1933, AS AMENDED.
  (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $850,000.
  (3) THE COMPANY AND ONE OF THE SELLING STOCKHOLDERS HAVE GRANTED TO THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO
     PURCHASE UP TO AN AGGREGATE OF 577,500 ADDITIONAL SHARES AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVERALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS,
     PROCEEDS TO COMPANY AND PROCEEDS TO SELLING STOCKHOLDERS WILL BE       ,
           ,       AND       , RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO THE APPROVAL OF CERTAIN LEGAL MATTERS BY SHEARMAN & STERLING, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED
THAT DELIVERY OF THE SHARES WILL BE MADE ON OR ABOUT       , 1997 AT THE OFFICE
OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY DEAN WITTER
                                                   THE ROBINSON-HUMPHREY COMPANY

            , 1997

                           (ROUTE MAP TO BE PROVIDED)

  [Graphic of route map showing east coast of the United States and the cities served by the Company]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE IN THE OFFERING SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

    UNTIL       , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           4
Risk Factors...............................................................................................          10
The Company................................................................................................          17
Use of Proceeds............................................................................................          18
Dividend Policy............................................................................................          18
Capitalization.............................................................................................          19
Dilution...................................................................................................          20
Selected Financial and Operating Data and Glossary.........................................................          21
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          24
Business...................................................................................................          33
Management.................................................................................................          44
Certain Transactions.......................................................................................          47
Principal and Selling Stockholders.........................................................................          48
Description of Capital Stock...............................................................................          49
Shares Eligible for Future Sale............................................................................          51
Underwriters...............................................................................................          53
Legal Matters..............................................................................................          55
Experts....................................................................................................          55
Available Information......................................................................................          56
Index to Audited Financial Statements......................................................................         F-1


    BRAND NAMES AND TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR HOLDERS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE COMPANY'S FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES THAT THE UNDERWRITERS' OVERALLOTMENT OPTION IS NOT EXERCISED AND (II) GIVES EFFECT TO A 682.9108392-FOR-1 SPLIT OF THE COMMON STOCK AND A CONVERSION OF THE COMPANY'S SENIOR CONVERTIBLE PREFERRED STOCK TO BE EFFECTED PRIOR TO THE OFFERING. UNLESS OTHERWISE INDICATED, REFERENCES TO "MIDWAY" OR THE "COMPANY" MEAN MIDWAY AIRLINES CORPORATION. THE COMPANY PURCHASED THE MIDWAY NAME FROM MIDWAY AIRLINES, INC., A CARRIER WHICH SOUGHT BANKRUPTCY PROTECTION IN 1991. THE COMPANY IS OTHERWISE NOT AFFILIATED OR IN ANY WAY CONNECTED WITH MIDWAY AIRLINES, INC.

    CERTAIN INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION WITH RESPECT TO THE COMPANY'S PLANS AND STRATEGY FOR ITS BUSINESS, ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF IMPORTANT FACTORS THAT WOULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, SEE "RISK FACTORS."

                                  THE COMPANY

    Midway is a jet airline operator serving 13 destinations in eight eastern states and Mexico from its hub at Raleigh-Durham International Airport ("RDU"), where it currently carries more passengers and operates more flights than any other airline. The Company has focused its operations to attract and retain business travelers by (i) providing frequent non-stop service from RDU to major business destinations, (ii) maintaining a high level of service and (iii) offering American Airlines, Inc. ("American") AAdvantage-Registered Trademark-frequent flyer miles. The Company currently operates the youngest all jet fleet in the United States with 12 98-seat Fokker F-100 and one 148-seat Airbus A320 aircraft. To further serve its market niche, the Company recently reached agreement to acquire ten new Canadair Regional Jet aircraft (the "CRJs"), with deliveries to occur in the 14-month period beginning in November 1997. The Company anticipates that the CRJs will expand the Company's capacity by up to 40%, and will be utilized (i) to serve existing Midway destinations with greater frequency and (ii) to enter new routes, providing Midway's customers with more non-stop jet destinations.

    In March 1995, the Company moved its base of operations from Chicago to RDU following American's reduction in service in the Raleigh-Durham market. A number of factors make RDU an attractive base of operations for Midway, including market growth (21% more local traffic in 1996 than in 1994), Midway's cost structure and its ability to serve routes with regional jets. The Raleigh-Durham area is rapidly expanding, with air travel having grown by an average of 8% per year from 1991 to 1996, compared to 4% for the United States as a whole. The area is home to three major universities, the state capital and Research Triangle Park, a 6,850-acre business center with more than 130 high technology and other research oriented companies. The Company believes that the area's growing business community offers opportunities for expansion at RDU with regional jets and yet does not generate sufficient passenger volume to attract significant competition from low fare, low cost airlines. RDU offers modern facilities with room for the Company to grow. The Company subleases or has options to sublease 18 of the 26 gates at the newer of RDU's two terminals, Terminal C. Of the remaining eight gates in Terminal C, American and Corporate Express Airlines, Midway's code share commuter partner, use six and Midway is currently in negotiations to sublease the remaining two. Substantially all of the gates at RDU's other terminal are currently occupied.

    The Company maintains a significant relationship with American. Part of this relationship includes contractual arrangements with American that allow Midway to offer AAdvantage-Registered Trademark- miles to, and accept AAirpass-Registered Trademark- tickets and American first class upgrades from, its passengers. Midway also contracts with American for important services, including reservations, ground handling, fueling and yield management. Midway believes the relationship benefits American as well, by building customer loyalty through the use of AAdvantage-Registered Trademark- miles by Midway customers, by providing sublease revenues to help offset American's lease payments at RDU and by providing revenue through Midway's use of various American services.

    On February 11, 1997, the Company completed a recapitalization (the "Recapitalization"), resulting in a change in ownership and management. Robert
R. Ferguson III, former chief executive officer of Continental Airlines, Inc., was named Chairman of the Board, President and Chief Executive Officer of the Company. The Company believes that the Recapitalization resulted in reductions of approximately $12 million in annual expenses, including (i) a decrease in aircraft rent expense, (ii) a decrease in facility rentals, (iii) a decrease in the cost of certain services and (iv) a reduction of interest on long-term debt. In addition to the Recapitalization, the Company had previously discontinued certain unprofitable long-haul routes. Since the Recapitalization, the Company has experienced a significant improvement in operating performance and financial condition. The Company believes that its improved results are attributable to the benefits realized from the Recapitalization, route restructuring, improved yield management, increased passenger demand and a generally strong economic environment. See "The Company--The Recapitalization."

OPERATING STRATEGY

    The principal elements of the Company's operating strategy are:

    - ATTRACT HIGH-YIELDING LOCAL BUSINESS TRAVELERS. Based on available 1997 data, the Company's yields are 50% to 100% higher than the yields of most other jet operators. To attract high-yielding passengers, the Company has designed its operations to serve the needs of business travelers flying to and from Raleigh-Durham. The Company has developed strong relationships with major corporations located in the Raleigh-Durham area and offers these business travelers frequent non-stop jet service, as well as an attractive, high quality in-flight product and AAdvantage-Registered Trademark- frequent flyer miles. The Company believes this focus on the needs of business travelers has produced a loyal customer base and a higher percentage of business travelers than other carriers. See "Selected Financial and Operating Data and Glossary--Glossary" for the definition of "yield."

    - MAINTAIN HIGH QUALITY OPERATIONS. Because the Company's business customers require consistent, dependable performance, Midway is committed to meeting the highest operational standards. The Company's year-to-date completion factor and on-time performance rate of 99.5% and 83.4%, respectively, are substantially higher than those of all of the ten largest U.S. domestic airlines (the "major carriers"). The Company has achieved these performance measures (i) by operating the youngest all jet fleet in the United States, with an average age of 3.3 years, (ii) by maintaining a spare aircraft to ensure a high completion factor and (iii) through its commitment to high quality maintenance, including the use of vendors such as American, affiliates of Rolls-Royce plc and a subsidiary of Canadian Airlines Corporation.

    - PROVIDE QUALITY CUSTOMER SERVICE. The Company seeks to generate a high degree of loyalty and customer preference by providing high quality in-flight amenities and customer service. The Company emphasizes customer service from reservation to destination and offers tangible amenities such as greater leg room, leather seating (on all aircraft except the Company's single A320), gourmet coffee, quality snacks and a quiet, modern all jet fleet.

    - CONTINUE TO REDUCE OPERATING COSTS. Because of its focus on business travelers and premium service, its small aircraft and its relatively short stage lengths, the Company operates with yields and a cost per available seat mile that are higher than industry averages. The Company is committed to maintaining a competitive cost structure and has identified a number of cost reduction opportunities. In addition to the cost savings resulting from the Recapitalization, the Company has recently (i) entered into new maintenance contracts, (ii) reduced dependence on third-party vendors for flight reservation call handling and (iii) reduced certain insurance costs. The Company is also implementing an automated voice-response flight information system and engaging a new, lower cost credit card processing vendor. Although the introduction of regional jet aircraft will shorten average stage length, the Company believes it should result in additional cost benefits, including greater economies of scale and more efficient utilization of facilities and personnel.

GROWTH STRATEGY

    The Company believes that RDU is under-served with respect to non-stop flights. To address this need and to better serve its core business customers, the Company has ordered ten 50-seat CRJs. These new aircraft are scheduled for delivery beginning November 1997 and continuing until December 1998. The Company has options to acquire up to 20 additional CRJs over a two-year period with delivery dates beginning in 1999.

    The principal elements of the Company's growth strategy are:

    - INCREASE FREQUENCIES TO CURRENT MARKETS. The Company's market share and route profitability are greatest on routes where it offers the same or better frequency and timing of flights compared to its competitors. The Company's core customers are business travelers who generally pay higher fares and select an airline primarily based on convenience of schedule. Introduction of the new CRJs should enable the Company to increase frequency and offer more convenient scheduling to current markets, without necessarily increasing overall capacity in these markets.

    - INCREASE NUMBER OF MARKETS SERVED. The Company has identified up to 20 new market opportunities that it believes can support service primarily on an "origination and destination" (i.e., local passenger) basis. The Company intends to begin service from RDU to the five to ten most attractive of these markets with the delivery of the CRJs. In addition, the Company believes that existing demand on a number of routes currently served with 19-seat turboprop aircraft by Midway's code share commuter partner, Corporate Express Airlines, can support 50-seat CRJ service. The Company believes that most customers have a strong preference for jet service, and will often pay a premium or choose a connecting flight to avoid flying on turboprop aircraft. The Company anticipates attracting these customers with the introduction of the CRJs.

                                  THE OFFERING

Common Stock offered:
  By the Company.............  2,000,000 shares
  By the Selling               1,850,000 shares
  Stockholders...............
      Total..................  3,850,000 shares
Common Stock to be
  outstanding after the
  Offering(1)................  7,859,375 shares

Use of proceeds..............  The net proceeds to the Company will be used to make down payments or lease security deposits in connection with the
                               Company's purchase or leveraged lease financing of regional jet aircraft and to purchase spare parts (including engines)
                               for support of these aircraft, and for general working
                               capital purposes (which may include the cash
                               collateralization of credit card holdbacks). The Company
                               will not receive any proceeds from the sale of Common Stock by the Selling Stockholders in the Offering. See "Use of
                               Proceeds."

Proposed Nasdaq National
  Market Symbol..............  MDWY

-------------------

(1) Excludes 1,562,500 additional shares of Common Stock reserved for issuance in connection with stock options granted or to be granted to certain officers and employees of the Company and a warrant to purchase 390,625 shares of Common Stock issued to an investor. See "Management--Executive Compensation," "--Employee Plans" and "Principal and Selling Stockholders."

                                  RISK FACTORS

    See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

                      SUMMARY FINANCIAL AND OPERATING DATA

    The following summary financial data are derived from the financial statements of the Company. The operating data for the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996 have been derived from audited financial statements. The balance sheet data as of September 30, 1997 and the operating data for the nine months ended September 30, 1996 and 1997 are derived from unaudited financial statements. The unaudited financial statements for the nine-month periods include all adjustments, consisting only of normal recurring accruals, that, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations of the Company for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with "Selected Financial and Operating Data and Glossary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                            FIVE MONTHS        YEAR ENDED      NINE MONTHS ENDED
                                                               ENDED          DECEMBER 31,       SEPTEMBER 30,
                                                            DECEMBER 31,   ------------------  -----------------
                                                                1994         1995      1996      1996     1997
                                                            ------------   --------  --------  --------  -------
                                                                                                  (UNAUDITED)

                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues........................................    $ 15,875     $122,602  $180,034  $135,273  $138,139
Operating expenses:
  Wages, salaries and related costs.......................       3,659       19,874    24,619    18,156   18,597
  Aircraft fuel...........................................       3,514       16,782    27,300    20,836   16,145
  Aircraft and engine rentals.............................       5,328       30,889    34,113    25,710   22,850
  Commissions.............................................       1,205        9,382    13,728    10,232   10,321
  Maintenance, materials and repairs......................       1,383       13,551    17,930    13,937   12,401
  Depreciation and amortization...........................         334        2,056     1,346       955    1,379
  Other operating expenses................................       9,308       55,693    66,643    52,738   43,172
  Restructuring(1)........................................       4,900        6,004     --        --       --
  Impairment of long-lived assets(2)......................      --            --       16,941    16,941    --
  Recapitalization(3).....................................      --            --        --        --       1,225
                                                            ------------   --------  --------  --------  -------
      Total operating expenses............................      29,631      154,231   202,620   159,505  126,090
                                                            ------------   --------  --------  --------  -------
Operating income (loss)...................................     (13,756)     (31,629)  (22,586)  (24,232)  12,049

Income (loss) before extraordinary gain...................     (13,814)     (32,264)  (24,264)  (25,326)   6,980
Extraordinary gain(4).....................................      --            --        --        --      15,272
                                                            ------------   --------  --------  --------  -------
Net income (loss).........................................     (13,814)     (32,264)  (24,264)  (25,326)  22,252
Preferred dividends.......................................        (600)      (1,440)    --        --       --
                                                            ------------   --------  --------  --------  -------
Net income (loss) available for common stockholders.......    $(14,414)    $(33,704) $(24,264) $(25,326) $ 22,252
                                                            ------------   --------  --------  --------  -------
                                                            ------------   --------  --------  --------  -------
PER SHARE AMOUNTS(5):
Income per share before extraordinary gain................                                                 $1.00
Net income per share......................................                                                  3.19
Weighted average number of common shares outstanding......                                               6,985,610

OTHER FINANCIAL DATA:
EBITDA(6).................................................    $ (8,450)    $(23,654)  $(3,525)  $(5,750) $ 14,709
EBITDAR(6)................................................      (3,122)      (7,235)   30,588    19,960   37,559
Cash flows provided by (used in):
  Operating activities....................................     (14,323)        (805)    5,784    (2,869)   4,961
  Investing activities....................................        (354)      (6,876)   (2,614)   (2,355) (21,378)
  Financing activities....................................      12,427        3,571     4,836     3,353   21,435

                                                                                        (FOOTNOTES ON NEXT PAGE)

                                                                 YEAR ENDED                 NINE MONTHS ENDED SEPTEMBER
                                                                DECEMBER 31,                            30,
                                                        ----------------------------        ----------------------------
                                                           1995              1996              1996              1997
                                                        ----------        ----------        ----------        ----------
                                                                                                    (UNAUDITED)
SELECTED OPERATING STATISTICS(7):
Available seat miles (000s)...........................   1,387,921         1,758,560         1,364,670         1,042,067
Revenue passenger miles (000s)........................     692,681           998,959           761,236           652,955
Load factor...........................................        49.9%             56.8%             55.8%             62.7%
Break-even load factor(8).............................        60.8%             59.2%             59.4%             56.4%
Yield.................................................        17.1 CENTS        17.4 CENTS        17.1 CENTS        20.4 CENTS
Cost per available seat mile(9).......................        10.7 CENTS        10.7 CENTS        10.5 CENTS        12.0 CENTS
Aircraft (average during period)......................        11.0              13.7              13.9              13.0

                                                                                                   AS OF
                                                                                             SEPTEMBER 30, 1997
                                                                                            --------------------
                                                                                                          AS
                                                                                             ACTUAL    ADJUSTED
                                                                                            ---------  ---------
                                                                                                (UNAUDITED)
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, restricted cash and short-term investments........................  $  31,793  $  58,843
Working capital...........................................................................      5,436     32,486
Equipment and property, net...............................................................     12,459     12,459
Total assets..............................................................................     73,952    101,002
Long-term debt and capital lease obligations (net of current maturities)..................     12,563     12,563
Stockholders' equity......................................................................      9,468     36,518

------------------------

(1) The Company recorded restructuring charges (a) for the five months ended December 31, 1994 of $4.9 million, related to the Company's decision to move from Chicago to RDU and (b) in 1995 of $6.0 million related to the return of four A320 aircraft and other related one-time charges.

(2) The Company recorded an impairment loss of $16.9 million from certain long-lived assets, primarily intangible assets, that were determined by Company management to be impaired in accordance with SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

(3) The Company recorded a one-time charge of $1.2 million in 1997 related to the Recapitalization.

(4) Extraordinary gain includes one-time gains recognized in connection with the Recapitalization. See Note 15 to Audited Financial Statements for the Six Months ended June 30, 1997.

(5) Since the Company was recapitalized in February 1997 and all prior capital stock was cancelled at that time, per share amounts prior to 1997 are not meaningful and thus are not presented.

(6) EBITDA represents income before income taxes, dividends and extraordinary item plus interest expense (net of capitalized interest), depreciation, amortization, restructuring expense, impairment of long-lived assets and recapitalization expense. EBITDAR represents income before income taxes, dividends and extraordinary item plus interest expense (net of capitalized interest), depreciation, amortization, restructuring expense, impairment of long-lived assets, recapitalization expense and aircraft and engine rentals. EBITDA and EBITDAR are presented because each is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA and EBITDAR should not be considered in isolation, as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(7) For definitions of the airline operating terms used in this table, see "Selected Financial and Operating Data and Glossary-- Glossary."

(8) Had restructuring, impairment of long-lived assets and recapitalization expenses been included for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, the break-even load factor would have been 63.3%, 64.8%, 66.6% and 60.0%, respectively.

(9) "Cost per available seat mile" represents total operating expenses plus non-operating expenses/(income), excluding restructuring, impairment of long-lived assets and recapitalization expenses, divided by available seat miles. Had restructuring, impairment of long-lived assets and recapitalization expenses been included for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, cost per available seat mile would have been 11.1 cents, 11.6 cents, 11.8 cents and 12.1 cents, respectively.

                                  RISK FACTORS

INDUSTRY CONDITIONS AND COMPETITION

    The airline industry is characterized by low gross profit margins and high fixed costs. The expenses of each flight do not vary significantly with the number of passengers carried and, therefore, a relatively small change in the number of passengers, or in average fare or traffic mix (the ratio of typically high-yielding business passengers to typically low-yielding leisure passengers), could have a disproportionate effect on an airline's operating and financial results. Accordingly, a minor shortfall from expected revenue levels could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The airline industry is highly competitive and is particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats. The Company currently competes on some routes with both major and regional carriers and with discount carriers. Such carriers have greater financial resources than the Company, and some of the Company's competitors have lower unit costs than the Company. In addition, the industry has experienced and continues to experience substantial restructuring as most established carriers have implemented varying strategies in pursuit of profitability, including establishing lower cost airlines within airlines, such as Shuttle by United, Delta Express and the recently introduced US2 by US Airways, Inc. The introduction of deeply discounted fares by a major U.S. airline or one of its low cost affiliates on routes served by the Company could have an adverse impact upon the Company's financial condition and results of operations.

SIGNIFICANT DEPENDENCE ON RALEIGH-DURHAM MARKET

    The Company's growth has focused and will continue to focus on adding flights to and from its Raleigh-Durham base of operations, established in March 1995. Because all of the Company's current flights have Raleigh-Durham as the origin or destination, the Company remains highly dependent upon the Raleigh-Durham market. The Company's growth strategy continues to emphasize the Raleigh-Durham hub. A reduction in the Company's share of the Raleigh-Durham market or reduced passenger traffic to or from Raleigh-Durham could have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company's dependence on a single hub and on a route network operating on the East Coast makes it more susceptible to adverse weather conditions along the East Coast than some of its competitors that may be better able to spread weather related risks over larger route systems. For example, in September 1996, Hurricane Fran severely disrupted air travel in the Raleigh-Durham area for one week and adversely affected the Company's operating results for that month. See "Business."

CONCENTRATION OF ROUTES

    The Company derives a substantial majority of its operating income from a small number of its routes. Any circumstance causing a reduction in demand on such routes or the introduction of increased competitive pressures on such routes could have a material adverse effect on the Company's financial condition and results of operations.

IMPLEMENTATION OF GROWTH STRATEGY

    The Company's growth strategy involves increasing the frequency of flights to markets the Company currently serves and increasing the number of markets served. Establishing new markets involves a substantial commitment of Company resources and, during the initial phases of implementing service in a new market, the Company is more vulnerable to the effects of fare discounting in that market by competitors already operating in that market or by new competitors entering that market. The introduction of regional jet aircraft increases the complexity of implementing the Company's strategy and requires a Federal Aviation Administration (the "FA A") approved amendment to the Company's operating specifications. In addition, in order to effect its growth strategy, the Company may also need to obtain additional slots at certain destinations. See "Business--Growth Strategy." There can be no assurance that the Company will be able to identify and successfully establish new markets, that the Company will be able to successfully integrate the regional jets into its operations or that the Company will be able to obtain additional slots on a timely basis or at commercially reasonable prices, if at all. The Company's failure to implement its growth strategy could have a material adverse effect on the Company's financial condition and results of operations.

HISTORY OF OPERATING LOSSES AND ACCESS TO ADDITIONAL CAPITAL

    The Company commenced commercial flight operations in 1993 and incurred substantial losses through September 30, 1996. The June 16, 1996 report of independent public accountants with respect to the Company's financial statements as of and for the year ended December 31, 1995 contained a going concern qualification. See "Report of Independent Public Accountants" and Note 1 to Audited Financial Statements for the Year Ended December 31, 1995. Although the Company's historical results reflect profitability on a quarterly basis for the last four quarters, there can be no assurance that the Company's operations will continue to be profitable in the future. The Company does not currently have lines of credit or any other arrangements to provide liquidity. In the event that current sources are not adequate, the Company will be required to access external financing. There can be no assurance that such additional financing will be available to the Company or, if available, that it can be obtained on acceptable terms. In the absence of such financing, the Company could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for such assets.

FUTURE LEVERAGE


    The Company is scheduled to receive ten CRJs, with delivery commencing in November 1997 and continuing through December 1998. See "Business--Services--Fleet." The Company's acquisition of these aircraft is valued at approximately $207 million, including induction costs related to pilot and mechanic training and spare part provisioning. In order to finance the acquisition of these aircraft, the Company expects to arrange a combination of debt and leveraged lease or standby lease financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." To the extent that the Company uses debt financing, its assets will increase to reflect the acquisition of the CRJs and its liabilities will increase to reflect any debt incurred. If the Company uses lease financing, no balance sheet effect is expected. While these financings thus may or may not result in an increase in liabilities depending on the financing method ultimately chosen, the Company's fixed costs will increase significantly. Based on the current interest rate environment, the Company estimates that its fixed charges will increase by approximately $14 million to $17 million per year as a result of its acquisition or lease financing of the ten CRJs. A 0.25% change in the applicable interest rate prior to the time such permanent financing is in place would result in a change in such annual fixed charges of approximately $300,000. These costs will be in addition to the approximately $33.5 million in total rent expense incurred by the Company in 1996 under all non-cancelable aircraft operating leases. This increase could materially adversely affect the Company's results of operations. Furthermore, the terms of these financings will not be determined prior to the closing of the Offering.


AGREEMENTS WITH AMERICAN AIRLINES

    The Company, through an agreement with American, is able to offer frequent flyer benefits on all of its current routes and on an additional 32 routes that it does not now serve. However, routes that the Company selects as part of its growth strategy may include routes that are not covered by this agreement. There can be no assurance that the Company will be able to offer
AAdvantage-Registered Trademark- frequent flyer benefits to its customers after the April 30, 2001 expiration of the Company's current contract with American. Furthermore, American may terminate this agreement under several circumstances, including

(i) commencement by the Company of a new frequent flyer program or its participation in another frequent flyer program, (ii) any person or group becoming the owner of 20% or more of the outstanding voting securities of the Company or any "Disqualified Investor" becoming the owner of 10% or more of the outstanding voting securities of the Company, (iii) the Company making a significant acquisition or (iv) the Company entering into any marketing-oriented collaborative agreement with another airline which American reasonably believes would likely materially adversely affect American's interests or objectives under any of its or its affiliates' agreements with the Company. "Disqualified Investor" is defined as (i) any other airline or airline-related services company, (ii) any person or entity offering a frequent traveler program or (iii) any person or entity that American believes would likely, by virtue of its affiliation with the Company, materially adversely affect American's interests or objectives under any of its or its affiliates' agreements with the Company. In addition, American may terminate its sublease to the Company of the RDU facility, and one other service agreement that Midway has with American if any person or group acquires 30% or more of the voting securities of Midway. Finally, if the Company pays any dividends or makes any other cash or asset distribution to its stockholders without American's consent at any time prior to the Company's payment in full of a certain promissory note to American, then American may terminate the RDU facility sublease, the AAdvantage-Registered Trademark- Participating Carrier Agreement, Midway's license of the yield management system and one other service agreement that Midway has with American. The Company believes that its participation in the AAdvantage-Registered Trademark- program is a significant factor in its ability to attract and retain passengers, and that the loss of AAdvantage-Registered Trademark- program participation or the termination by American of the Company's RDU sublease could have a material adverse effect on the Company's results of operations. See "Business--Sales and Marketing--Pricing and Yield Management" and "--American Relationship" and "Business--Facilities."


DEPENDENCE ON LEASED SLOTS

    The Company leases 70% of its slots at New York's LaGuardia Airport and 75% of its slots at Washington, D.C.'s National Airport from third party airlines pursuant to leases that are currently scheduled to expire in April 1998. Although the Company has leased slots for six-month intervals, consistent with industry practice, at LaGuardia Airport continuously since November 1993, and at National Airport continuously since March 1995, there can be no assurance that the Company will be able to renew or replace these leases. The Company's routes between RDU and LaGuardia Airport and National Airport are among its most important, and, as a result, an inability to renew or replace these leases could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Government Regulation--Slots."

GOVERNMENT REGULATION

    The Company is subject to regulation by the U.S. Department of Transportation (the "DOT"), the FA A and certain other governmental agencies. The DOT principally regulates economic issues affecting air service such as air carrier certification and fitness, insurance, consumer protection and competitive practices. The FA A primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot and flight attendant certification. The Company believes it is in compliance with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FA A. Additional laws and regulations have been proposed from time to time that could significantly increase the cost of airline operations by, for instance, imposing additional requirements or restrictions on operations. There can be no assurance that the Company will continue to be able to comply with all present and future rules and regulations or that the cost of continued compliance will not have a material adverse effect on the Company's results of operations.

    In September 1997, the Civil Aviation Security Division of the FA A conducted an investigation of the Company's compliance with certain regulations requiring the Company to verify the accuracy of background information provided by its employees who have access to secure airport areas. The investigation will likely result in the finding of violations of these regulations. While the Company is unable to determine whether the FA A will pursue an assessment as a result of the findings of this investigation, or what the amount of any such assessment might be, an assessment could have a material adverse effect on the Company's results of operations.

    The FA A also has authority to issue maintenance directives and other mandatory orders relating to, among other things, inspection of aircraft and engines, fire retardant and smoke detection devices, increased security precautions, collision and windshear avoidance systems, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future. Depending upon the scope of the FA A's order, these requirements may cause the Company to incur substantial, unanticipated expenses.

    The Company is also subject to numerous other federal and state laws and regulations relating to protection of the environment, radio communications, labor relations, equal employment opportunity and other matters. See "Business--Government Regulation."

DEPENDENCE ON SINGLE AIRCRAFT TYPE

    The Company's existing fleet of 13 aircraft comprises 12 Fokker F-100 aircraft and one Airbus A320. This dependence on a single aircraft type for substantially all of the Company's flights could result in a material adverse effect on the Company in the event of a government directive prohibiting or restricting the use of this aircraft type or in the case of adverse public perception of this aircraft type. Although the Company's growth strategy includes the addition of ten CRJs by the end of 1998, the Company will remain dependent on the F-100 aircraft for a significant portion of its operations. See "Business--Services-- Fleet."

MAINTENANCE OF DISCONTINUED AIRCRAFT

    Twelve of the Company's current 13 aircraft are Fokker F-100s. Fokker Aircraft B.V., a Dutch corporation ("Fokker"), entered into insolvency proceedings in March 1996 and ceased operations. As a result, the Fokker F-100 is no longer being manufactured. The Company believes that the cost of maintaining aircraft that are no longer manufactured generally exceeds the cost of those that continue to be produced. Vendors and suppliers of key parts are generally fewer in number and their products more expensive, and engineering is not as readily available. An inability to obtain parts and servicing on a timely and cost-effective basis could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Services--Fleet" and "--Maintenance and Support."

LIMITED NUMBER OF AIRCRAFT

    Midway has a fleet of 13 jet aircraft, all of which are leased. Each F-100 lessor is an affiliate or subsidiary of Daimler-Benz, A.G. and the lessor of the Company's one Airbus A320 aircraft is KE Aircraft Leasing, a subsidiary of Kawasaki Enterprises, Inc. The limited number of aircraft operated by the Company involve financial risks not present for larger carriers that are able to spread their operating costs over more equipment and routes. In addition, each F-100 lessor has the right to terminate its lease on six months' prior notice beginning September 15, 1998, provided that no lease can be terminated if it would result in a fourth termination of any F-100 lease in any 12-month period, including scheduled terminations. Finally, in the event aircraft are removed from service for unscheduled maintenance, repairs or other reasons, any resulting interruption in service could materially and adversely affect the Company's service, reputation and profitability. See "Business--Services--Fleet."

AIRCRAFT FUEL

    Because fuel costs constitute a significant portion of the Company's operating costs (approximately 13.5% in 1996 and approximately 12.8% during the nine months ended September 30, 1997), significant changes in fuel costs will materially affect the Company's results of operations. The Company has not entered into long-term fuel purchases to assure the supply of fuel or hedging agreements to assure the price of fuel. Fuel prices continue to be susceptible to political events and other factors that can affect the supply of fuel, and the Company cannot predict near or long-term fuel prices. In the event of a fuel supply shortage resulting from a disruption of oil imports or otherwise, higher fuel prices or curtailment of scheduled service could result. A one cent increase in the cost per gallon of fuel, based on the Company's fuel consumption levels for the nine months ended September 30, 1997, increases operating expenses by approximately $300,000 per year. There can be no assurance that increases in the price of fuel can be offset by higher fares.

AIRCRAFT PURCHASE OBLIGATION

    Pursuant to a March 1995 purchase agreement, Midway is obligated to purchase four Airbus A320 aircraft with deliveries in 2005 and 2006. Midway also has an agreement to acquire one spare engine for these A320 aircraft. See "Business--Services--Fleet." Midway's current strategy does not anticipate the use of this type of aircraft. Accordingly, Midway must either restructure or sell its rights under this purchase agreement or accept delivery of the four A320 aircraft. There can be no assurance that Midway will be able to restructure or sell its rights under this purchase agreement. If Midway were required to take delivery of these aircraft or if it incurred significant financial expense in lieu of taking delivery, the financial position and results of operations of Midway could be materially adversely affected. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL

    The Company's management and operations are dependent upon the efforts of the Company's Chairman of the Board, President and Chief Executive Officer, Robert R. Ferguson III, and a small number of management and operating personnel. The Company does not maintain key-man life insurance on any executive officer. The loss of the services of key members of management could have an adverse impact on the Company. See "Management."

SEASONALITY AND CYCLICALITY

    The Company's results are sensitive to seasonal variations in traffic. The highest levels of traffic and revenue are generally realized in the second quarter and the lowest levels of traffic and revenue are generally realized in the third quarter. Given the Company's high fixed costs, such seasonality affects the Company's profitability from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results of Operations."

    The following table sets forth certain unaudited quarterly financial data for each of the past seven quarters ended September 30, 1997. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                            1996                                    1997
                                        --------------------------------------------  ---------------------------------
                                         MARCH 31     JUNE 30   SEPT. 30    DEC. 31    MARCH 31     JUNE 30   SEPT. 30
                                        -----------  ---------  ---------  ---------  -----------  ---------  ---------
                                                                        (IN THOUSANDS)
Operating revenues....................   $  49,441   $  45,933  $  39,899  $  44,761   $  47,843   $  47,237  $  43,059
Operating income (loss)(1)............      (6,719)      1,945     (2,517)     1,646       3,871       6,540      2,863

------------------------

(1) Excludes impairment of long-lived assets and recapitalization expenses.

    In addition, the airline industry is highly sensitive to general economic conditions. Because a substantial portion of airline travel (both business and leisure) is discretionary, the industry tends to experience adverse financial results during general economic downturns. Any general reduction in airline passenger traffic may materially and adversely affect the Company, particularly since current industry traffic patterns are based in part on substantial stimulation of discretionary air travel.

LABOR RELATIONS


    In October 1997, the National Mediation Board authorized an election to be held on the application of the Air Line Pilots Association to represent Midway's pilots. The ballots for such election were distributed on November 4, 1997, and will be counted on December 8, 1997. In November 1997, the Company received notice from the Association of Flight Attendants, AFL-CIO (the "AFA") that a campaign has been initiated to select the AFA as the exclusive bargaining representative for the Company's flight attendants. Although many employees in the airline industry are represented by labor unions, no Company employees are currently represented by any union. Union representation of any of the Company's employees could result in employee compensation and working condition demands that may increase the Company's operating expenses. See "Business--Employees."


CONTROL BY EXISTING STOCKHOLDERS


    Upon completion of the Offering, James H. Goodnight, Ph.D., and John P. Sall will own approximately 31.9% and 15.5%, respectively, of the then outstanding shares of Common Stock of the Company, without giving effect to the shares that may be issued upon the exercise of outstanding warrants and stock options. Although the Company is not aware of any arrangement or understanding, contractual or otherwise, that obligates Dr. Goodnight and Mr. Sall to act in concert with respect to the Company, such level of stock ownership by Dr. Goodnight and Mr. Sall may be sufficient for such stockholders to elect all of their designees to the Board of Directors and to control the outcome of virtually all matters submitted for a vote of the stockholders of Midway. The combined equity interests of Dr. Goodnight and Mr. Sall in Midway may have the effect of making certain transactions more difficult or of delaying, deferring or preventing a change in control of the Company.


SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could have an adverse effect on prevailing market prices of the Common Stock. All of the shares of the Company's currently outstanding Common Stock are eligible for sale pursuant to the exemption from registration pursuant to Rule 144 under the Securities Act ("Rule 144"), subject to applicable holding periods, volume and other limitations. In addition, certain holders of Common Stock and holders of options and warrants to purchase Common Stock will have registration rights for an aggregate of up to 1,676,550 shares of Common Stock (including 280,680 shares of Common Stock subject to the Underwriters' overallotment option). However, the officers, directors and certain other stockholders of the Company have agreed with the Underwriters not to sell any of their shares for a period of 180 days from the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters. Such stockholders will beneficially own an aggregate of approximately 4,790,625 shares of Common Stock upon the completion of this Offering. Immediately after completion of this Offering, a total of 3,850,000 shares of Common Stock (4,427,500 shares if the Underwriters' overallotment option is exercised in full) will be eligible for resale in the public market without restriction. In addition, 180 days after the date of this Prospectus an additional 4,009,375 of the currently outstanding shares of Common Stock will be eligible for resale in accordance with Rule 144. See "Shares Eligible for Future Sale."

NO PRIOR PUBLIC MARKET; VOLATILITY OF COMMON STOCK PRICE

    Prior to the Offering, there has been no public market for the Common Stock. Although application has been made to have the Common Stock approved for quotation on the Nasdaq National Market, there can be no assurance that an active trading market for the Common Stock will develop or continue after the Offering. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters, and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriters." From time to time after the Offering, there may be significant volatility in the market price for the Common Stock. Results of the Company's operations may fluctuate significantly from quarter to quarter and will depend on numerous factors, primarily the implementation of the Company's growth strategy. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

DILUTION

    Purchasers of the Common Stock offered hereby will experience immediate and significant dilution (approximately $10.37 per share) in the net tangible book value of their shares. See "Dilution."

                                  THE COMPANY

    Midway is a jet airline operator serving 13 destinations in eight eastern states and Mexico from its hub at RDU, where it currently carries more passengers and operates more flights than any other airline. The Company has focused its operations to attract and retain business travelers by (i) providing frequent non-stop service from RDU to major business destinations, (ii) maintaining a high level of service and (iii) offering American's AAdvantage-Registered Trademark- frequent flyer miles. The Company currently operates the youngest all jet fleet in the United States with 12 98-seat Fokker F-100 and one 148-seat Airbus A320 aircraft. To further serve its market niche, the Company recently reached agreement to acquire ten new CRJs, with deliveries to occur in the 14-month period beginning in November 1997. The Company anticipates that the CRJs will expand the Company's capacity by up to 40%, and will be utilized (i) to serve existing Midway destinations with greater frequency and (ii) to enter new routes, providing Midway's customers with more non-stop jet destinations.

    The Company originated in 1993 when Jet Express, Inc., a small carrier based in Virginia, was reorganized from bankruptcy. The reorganized entity purchased the Midway name from Midway Airlines, Inc., an unrelated air carrier which sought bankruptcy protection in 1991. The Company began commercial operations as Midway Airlines Corporation in November 1993 with a strategy of operating as a high volume, discount, all coach carrier from its base at Chicago's Midway Airport. On July 22, 1994, the Zell/ Chilmark Fund L.P. ("Zell/Chilmark") acquired a 94% interest in the Company by purchasing certain preferred stock and common stock of the Company for approximately $25 million. Concurrently with the acquisition, the Company's senior management and board of directors were replaced. In March 1995, the Company relocated its entire base of operations from Chicago to RDU following American's reduction of services from the Raleigh-Durham market, and changed its business strategy to operate as a premium service, full fare airline focused on business travelers flying to and from Raleigh-Durham.

THE RECAPITALIZATION

    On February 11, 1997, the Company completed the Recapitalization, resulting in a change in ownership and management. Robert R. Ferguson III, former chief executive officer of Continental Airlines, Inc., was named Chairman of the Board, President and Chief Executive Officer of the Company. Through the Recapitalization, debt was either extinguished or restructured; all of the existing stock was canceled and new stock was issued; new terms for aircraft leases and rent reductions for facilities were negotiated; and agreements reflecting revised maintenance arrangements were implemented. The Recapitalization resulted in an extraordinary gain of $15.3 million and recapitalization charges of $1.2 million, which the Company recognized in the first quarter of 1997.

    The following transactions were recorded as a result of the Recapitalization:

        i) All existing shares of capital stock were canceled. New shares of capital stock were issued (a) to James H. Goodnight, Ph.D., for consideration of $10.1 million in cash, (b) to John P. Sall for consideration of $4.9 million in cash and (c) to Zell/Chilmark for consideration of $7.0 million in cash. Additional shares of common stock and a warrant to purchase common stock with an aggregate value of $3.1 million were issued to the parent company of American Airlines, Inc., debis AirFinance B.V. and Wings Aircraft Finance, Inc., which are key vendors to the Company.

        ii) Agreements were negotiated to allow for approximately $3.4 million in aircraft lease deposits to be offset against amounts owed to the holders of those deposits.

        iii) Current debt, accrued lease expense, accrued prior year restructuring costs and related accrued interest totaling approximately $6.7 million were settled for amounts substantially less than the carrying value at December 31, 1996. An additional $1.6 million was accrued for expenses associated with the Recapitalization.

        iv) Long-term debt and related interest of approximately $10.9 million were forgiven and current maturities of approximately $14.9 million were restructured to long-term debt.

    The Company believes that the Recapitalization resulted in reductions of approximately $12 million in annual expenses, including (i) a decrease in aircraft rent expense, (ii) a decrease in facility rentals, (iii) a decrease in the cost of certain services and (iv) a reduction of interest on long-term debt. In addition to the Recapitalization, the Company had previously discontinued certain unprofitable long-haul routes. Since the Recapitalization, the Company has experienced a significant improvement in operating performance and financial condition. The Company believes that its improved results are attributable to the benefits realized from the Recapitalization, route restructuring, improved yield management, increased passenger demand and a generally strong economic environment.

    The Company is a Delaware corporation with its corporate headquarters located at 300 West Morgan Street, Suite 1200, Durham, North Carolina 27701, and its telephone number is (919) 956-4800.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be $27,050,000 (approximately $31,191,000 if the Underwriters' overallotment option is exercised in full), after deducting underwriting discounts and commissions and offering expenses payable by the Company. The Company will use the net proceeds of the Offering in connection with the acquisition of regional jet aircraft and for general working capital purposes. The Company anticipates that it will expend approximately $15 to $20 million in down payments with respect to the regional jet aircraft that it purchases, including approximately $1 million in related equipment, and approximately $1 million to purchase spare parts (including engines) for support of these aircraft. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Expenditures" and "Business-- Services--Fleet" for information relating to the acquisition of the regional jet aircraft and the anticipated financing thereof. One of the general working capital purposes will include, to the extent an affiliate of one of the Company's stockholders does not continue to assume such responsibility, the posting of a letter of credit or other cash collateralization of an obligation to the Company's credit card vendors at an estimated cost of $9 million. See "Certain Transactions." Pending the application of the net proceeds from the Offering, the Company will invest the net proceeds in investment-grade, short-term, interest-bearing instruments. The Company will not receive any of the proceeds from the sale of the Shares of Common Stock by the Selling Stockholders.


                                DIVIDEND POLICY

    The Company has not paid cash dividends since its formation and does not anticipate that cash dividends will be paid in the foreseeable future since the Company presently intends to retain any future earnings to finance the expansion and continuing development of its business. In addition, certain of the Company's debt instruments prohibit the payment of dividends until such debt has been repaid. See "Description of Capital Stock--Authorized and Outstanding Capital Stock--Certain Limitations." The declaration and payment in the future of any cash dividends will be at the election of the Company's Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, future loan covenants, general economic conditions and other pertinent factors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at September 30, 1997 after giving effect to the 682.9108392-for-1 stock split to be effected prior to the Offering, and as adjusted to reflect (i) the conversion to be effected prior to the Offering of all of the outstanding shares of Preferred Stock to Common Stock; (ii) the issuance of the shares of Common Stock offered by the Company hereby (assuming an offering price of $15.00 per share); and (iii) the application of the estimated net proceeds to the Company from the Offering as described in "Use of Proceeds." The following table does not reflect financing for the ten new CRJs to be delivered in the 14-month period beginning in November 1997. Such financing may or may not result in an increase in liabilities depending on the financing methods ultimately chosen. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." This table should be read in conjunction with the Financial Statements of the Company, the notes thereto and the other financial data included elsewhere in this Prospectus.

                                                                            SEPTEMBER 30, 1997
                                                                          ----------------------
                                                                           ACTUAL    AS ADJUSTED
                                                                          ---------  -----------
                                                                              (IN THOUSANDS)
Current portion of long-term debt and capital lease obligations.........  $   1,171   $   1,171
                                                                          ---------  -----------
Long-term debt and capital lease obligations, less current portion......     12,563      12,563

Stockholders' equity:
  Senior Convertible Preferred Stock, par value $.01 per share;
    liquidation preference of $4.02 per share; 12,000,000 shares authorized, 3,728,693 shares issued and outstanding at September 30,
    1997................................................................         37      --
  Common Stock, par value $.01 per share, 25,000,000 shares authorized;
    2,130,682 shares issued and outstanding (actual), 7,859,375 shares
    outstanding (as adjusted) at September 30, 1997(1)..................         21          79
  Warrant to purchase 390,625 shares of Common Stock, par value $.01 per
    share, exercisable at $.0015 per share..............................     --          --
  Additional paid-in capital............................................      7,687      34,716
  Retained earnings (since quasi-reorganization on June 30, 1997).......      1,723       1,723
                                                                          ---------  -----------
      Total stockholders' equity........................................      9,468      36,518
                                                                          ---------  -----------
        Total capitalization............................................  $  23,202   $  50,252
                                                                          ---------  -----------
                                                                          ---------  -----------

(1) Excludes 1,562,500 additional shares of Common Stock reserved for issuance in connection with stock options granted or to be granted to certain officers and employees of the Company and a warrant to purchase 390,625 shares of Common Stock issued to an investor. See "Management--Executive Compensation," "--Employee Plans" and "Principal and Selling Stockholders."

                                    DILUTION

    The Company's net tangible book value as of September 30, 1997 was $9,347,000, or $1.60 per share of Common Stock. Net tangible book value per share represents the amount of total tangible assets, less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of shares of Common Stock offered by the Company hereby at an assumed initial offering price of $15.00 per share and receipt of the estimated net proceeds therefrom, the net tangible book value of the Company as of September 30, 1997 would have been $36,397,000 or $4.63 per share, representing an immediate increase in net tangible book value of $3.03 per share to existing stockholders and an immediate dilution of $10.37 per share to new investors purchasing shares at the assumed initial public offering price. The following table illustrates the resulting per share dilution with respect to the shares of Common Stock offered hereby:

Assumed initial public offering price per share..............             $   15.00
  Net tangible book value per share as of September 30,
    1997.....................................................  $    1.60
  Increase per share attributable to the Offering(1).........       3.03
                                                               ---------
Net tangible book value per share after the Offering.........                  4.63
                                                                          ---------
Dilution per share to new investors in the Offering(2).......             $   10.37
                                                                          ---------
                                                                          ---------

------------------------

(1) After deduction of underwriting discounts and commissions and estimated offering expenses.

(2) Dilution is determined by subtracting the net tangible book value per share after completion of the Offering from the assumed initial public offering price per share of the Common Stock.

    The following table summarizes the differences, on a pro forma basis as of September 30, 1997, between the existing stockholders and the new investors with respect to the number of shares purchased from the Company, the total consideration paid and the average price per share paid (based upon an assumed initial offering price of $15.00 per share):

                                               SHARES PURCHASED         TOTAL CONSIDERATION
                                            -----------------------  --------------------------  AVERAGE PRICE
                                              NUMBER      PERCENT       AMOUNT        PERCENT      PER SHARE
                                            ----------  -----------  -------------  -----------  -------------
Existing Stockholders.....................   5,859,375        74.6%  $  23,572,000        44.0%    $    4.02
New Investors.............................   2,000,000        25.4      30,000,000        56.0         15.00
                                            ----------       -----   -------------       -----
  Total...................................   7,859,375       100.0%  $  53,572,000       100.0%
                                            ----------       -----   -------------       -----
                                            ----------       -----   -------------       -----

    The tables assume no exercise of any outstanding options or warrant to purchase Common Stock, and therefore exclude (i) 1,005,245 additional shares of Common Stock reserved for issuance in connection with stock options granted to certain officers and employees of the Company with an exercise price of $4.02 per share, (ii) 557,255 shares of Common Stock reserved for issuance in connection with stock options to be granted to certain officers and employees of the Company with an assumed exercise price at the assumed initial offering price of $15.00 per share and (iii) a warrant to purchase 390,625 shares of Common Stock issued to an investor with an exercise price of $.0015 per share. To the extent such options or warrants are exercised, the potential dilution per share to new investors will be $10.03. See "Management--Executive Compensation," "--Employee Plans" and "Principal and Selling Stockholders."

               SELECTED FINANCIAL AND OPERATING DATA AND GLOSSARY

SELECTED FINANCIAL AND OPERATING DATA

    The following selected financial data are derived from the financial statements of the Company. The balance sheet data as of December 31, 1994, 1995 and 1996 and the operating data for the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996 have been derived from audited financial statements. The balance sheet data as of September 30, 1996 and 1997 and the operating data for the nine months ended September 30, 1996 and 1997 are derived from unaudited financial statements. The unaudited financial statements for the nine-month periods include all adjustments, consisting only of normal recurring accruals, that, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations of the Company for those periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the operating results that may be expected for the entire year ending December 31, 1997. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus.

                                                    FIVE MONTHS        YEAR ENDED        NINE MONTHS ENDED
                                                       ENDED          DECEMBER 31,         SEPTEMBER 30,
                                                    DECEMBER 31,   ------------------  ----------------------
                                                        1994         1995      1996       1996        1997
                                                    ------------   --------  --------  ----------  ----------
                                                                                            (UNAUDITED)

                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Passenger.......................................    $ 14,662     $118,568  $173,541    $130,444    $132,900
  Other...........................................       1,213        4,034     6,493       4,829       5,239
                                                    ------------   --------  --------  ----------  ----------
    Total operating revenues......................      15,875      122,602   180,034     135,273     138,139
Operating expenses:
  Wages, salaries and related costs...............       3,659       19,874    24,619      18,156      18,597
  Aircraft fuel...................................       3,514       16,782    27,300      20,836      16,145
  Aircraft and engine rentals.....................       5,328       30,889    34,113      25,710      22,850
  Commissions.....................................       1,205        9,382    13,728      10,232      10,321
  Maintenance, materials and repairs..............       1,383       13,551    17,930      13,937      12,401
  Depreciation and amortization...................         334        2,056     1,346         955       1,379
  Other operating expenses........................       9,308       55,693    66,643      52,738      43,172
  Restructuring(1)................................       4,900        6,004     --         --          --
  Impairment of long-lived assets(2)..............      --            --       16,941      16,941      --
  Special recapitalization change(3)..............      --            --        --         --           1,225
                                                    ------------   --------  --------  ----------  ----------
    Total operating expenses......................      29,631      154,231   202,620     159,505     126,090
                                                    ------------   --------  --------  ----------  ----------
Operating income (loss)...........................     (13,756)     (31,629)  (22,586)    (24,232)     12,049
Interest income (expense).........................         (29)        (413)   (1,841)     (1,221)         89
Other income (expense)............................         (29)        (222)      163         127        (143)
                                                    ------------   --------  --------  ----------  ----------
Income (loss) before income taxes and
  extraordinary gain..............................     (13,814)     (32,264)  (24,264)    (25,326)     11,995
Income tax expense................................      --            --        --         --           5,015
                                                    ------------   --------  --------  ----------  ----------
Income (loss) before extraordinary gain...........     (13,814)     (32,264)  (24,264)    (25,326)      6,980
Extraordinary gain(4).............................      --            --        --         --          15,272
                                                    ------------   --------  --------  ----------  ----------
Net income (loss).................................     (13,814)     (32,264)  (24,264)    (25,326)     22,252
Preferred dividends...............................        (600)      (1,440)    --         --          --
                                                    ------------   --------  --------  ----------  ----------
Net income (loss) available for common
  stockholders....................................    $(14,414)    $(33,704) $(24,264) $  (25,326) $   22,252
                                                    ------------   --------  --------  ----------  ----------
                                                    ------------   --------  --------  ----------  ----------
PER SHARE AMOUNTS(5):
Income per share before extraordinary gain........                                                      $1.00
Net income per share..............................                                                       3.19
Weighted average number of common shares
  outstanding.....................................                                                  6,985,610
OTHER FINANCIAL DATA:
EBITDA(6).........................................    $ (8,450)    $(23,654)  $(3,525)    $(5,750) $   14,709
EBITDAR(6)........................................      (3,122)       7,235    30,588      19,960      37,559
Cash flows provided by (used in):
  Operating activities............................     (14,323)        (805)    5,784      (2,869)      4,961
  Investing activities............................        (354)      (6,876)   (2,614)     (2,355)    (21,378)
  Financing activities............................      12,427        3,571     4,836       3,353      21,435

                                                        (FOOTNOTES ON NEXT PAGE)

                                                                YEAR ENDED                     NINE MONTHS ENDED
                                                               DECEMBER 31,                      SEPTEMBER 30,
                                                        --------------------------        ----------------------------
                                                          1995             1996              1996              1997
                                                        ---------        ---------        ----------        ----------
                                                                                                  (UNAUDITED)
SELECTED OPERATING STATISTICS(7):
Available seat miles (000s)...........................  1,387,921        1,758,560         1,364,670         1,042,067
Revenue passenger miles (000s)........................    692,681          998,959           761,236           652,955
Load factor...........................................       49.9%            56.8%             55.8%             62.7%
Break-even load factor(8).............................       60.8%            59.2%             59.4%             56.4%
Revenue per available seat mile.......................        8.8 CENTS       10.2 CENTS         9.9 CENTS        13.3 CENTS
Yield.................................................       17.1 CENTS       17.4 CENTS        17.1 CENTS        20.4 CENTS
Average fare..........................................        $89              $99               $99              $109
Cost per available seat mile(9).......................       10.7 CENTS       10.7 CENTS        10.5 CENTS        12.0 CENTS
Onboard passengers....................................  1,338,438        1,742,957         1,324,068         1,223,838
Average seats per departure...........................        108              104               105               101
Average stage length (miles)..........................        532              571               572               531
Aircraft (average during period)......................       11.0             13.7              13.9              13.0
Aircraft utilization (hours per day)..................        9.9              9.8               9.8               9.0
Fuel price per gallon.................................       69.0 CENTS       80.6 CENTS        80.6 CENTS        73.2 CENTS

                                                                                                               AS OF
                                                                                AS OF DECEMBER 31,         SEPTEMBER 30,
                                                                            ---------------------------  -----------------
                                                                             1994      1995      1996      1996     1997
                                                                            -------  --------  --------  --------  -------

                                                                                                            (UNAUDITED)
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents, restricted cash and short-term investments........  $ 6,909  $  2,799  $ 12,805  $  2,789  $31,793
Working capital...........................................................   (2,745)  (39,790)  (40,871)  (34,951)   5,436
Equipment and property, net...............................................    1,861     9,258     6,669     6,205   12,459
Total assets..............................................................   35,982    58,312    40,686    35,459   73,952
Long-term debt and capital lease obligations (net of current maturities)..    2,018     7,307    11,704    18,068   12,563
Stockholders' equity (deficit)............................................   16,586   (17,058)  (39,242)  (43,423)   9,468

------------------------

(1) The Company recorded restructuring charges for the five months ended December 31, 1994 of $4.9 million, related to the Company's decision to move from Chicago to RDU and in 1995 of $6.0 million related to the return of four A320 aircraft and other related one-time charges.

(2) The Company recorded an impairment loss of $16.9 million from certain long-lived assets, primarily intangible assets, that were determined by Company management to be impaired in accordance with SFAS 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

(3) The Company recorded a one-time charge of $1.2 million in 1997 related to the Recapitalization.

(4) Extraordinary gain includes one-time gains recognized in connection with the Recapitalization. See Note 15 to Audited Financial Statements for the Six Months ended June 30, 1997.

(5) Since the Company was recapitalized in February 1997 and all prior capital stock was cancelled at that time, per share amounts prior to 1997 are not meaningful and thus are not presented.

(6) EBITDA represents income before income taxes, dividends and extraordinary item plus interest expense (net of capitalized interest), depreciation, amortization, restructuring expense, impairment of long-lived assets and recapitalization expense. EBITDAR represents income before income taxes, dividends and extraordinary item plus interest expense (net of capitalized interest), depreciation, amortization, restructuring expense, impairment of long-lived assets, recapitalization expense and aircraft and engine rentals. EBITDA and EBITDAR are presented because each is a widely accepted financial indicator of a company's ability to incur and service debt. However, EBITDA and EBITDAR should not be considered in isolation, as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

(7) For definitions of the airline operating terms used in this table, see "--Glossary."

(8) Had restructuring, impairment of long-lived assets and recapitalization expenses been included for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, the break-even load factor would have been 63.3%, 64.8%, 66.6% and 60.0%, respectively.

(9) "Cost per available seat mile" represents total operating expenses plus non-operating expenses/(income), excluding restructuring, impairment of long-lived assets and recapitalization expenses, divided by available seat miles. Had restructuring, impairment of long-lived assets and recapitalization expenses been included for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, cost per available seat mile would have been 11.1 cents, 11.6 cents, 11.8 cents and 12.1 cents, respectively.

GLOSSARY

    Certain of the terms included in this section and elsewhere in this Prospectus have the meanings indicated below:

Aircraft (average during        The average number of aircraft owned or leased during the
  period)                       period.

Aircraft utilization            The average number of block hours operated in scheduled
                                service per day per aircraft for the total fleet of
                                aircraft.

Available seat miles (ASMs)     The number of seats available for scheduled passengers
                                multiplied by the number of miles those seats were flown.

Average fare                    The average fare paid by a revenue passenger.

Average seats per departure     The average number of available seats per departing
                                aircraft.

Average stage length            The average number of miles flown per flight.

Break-even load factor          The load factor at which scheduled passenger revenues would have been equal to operating plus non-operating
                                expenses/(income) (holding yield constant).

Cost per available seat mile    Operating expenses plus non-operating expenses/(income)
  (CASM)                        divided by ASMs.

Fuel price per gallon           The average price per gallon of jet fuel for the fleet
                                (including fueling charges).

Load factor                     RPMs divided by ASMs.

Onboard passengers              The number of revenue passengers carried.

Revenue passenger miles (RPMs)  The number of miles flown by revenue passengers.

Revenue per available seat
  mile (RASM)                   Total operating revenues divided by ASMs.

Yield                           The average scheduled passenger fare revenue for each mile a scheduled revenue passenger is carried.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company began commercial operations in November 1993, operating from its base at Chicago's Midway Airport. Operations there were unprofitable, and following American's announcement of its intention to reduce service from its hub at RDU, Midway relocated its entire operations from Midway Airport to RDU in March 1995. Midway entered into agreements with American to sublease certain of American's gates and to participate in the AAdvantage-Registered Trademark-program. At the time of the move, management expanded the fleet through the addition of five Airbus A320s and four Fokker F-100s, to a total of five A320s and 12 F-100s. A combination of factors, including inadequate capital resources, increased fleet capacity, the lack of marketing presence and unusually bad weather, resulted in significant losses during 1995 and 1996. Following unsuccessful efforts to renegotiate lease terms, one of the Company's lessors required the return of four A320s during the first four months of 1996. This reduced the Company's fleet to its current level of 12 F-100s and one A320.

    On February 11, 1997, the Company completed the Recapitalization, resulting in a change in ownership and management. Robert R. Ferguson III was named Chairman of the Board, President and Chief Executive Officer of the Company. The Company believes that the Recapitalization resulted in reductions of approximately $12 million in annual expenses, including (i) a decrease in aircraft rent expense, (ii) a decrease in facility rentals, (iii) a decrease in the cost of certain services and (iv) a reduction of interest on long-term debt. In addition to the Recapitalization, the Company had previously discontinued certain unprofitable long-haul routes. Since the Recapitalization, the Company has experienced a significant improvement in operating performance and financial condition. The Company believes that its improved results are attributable to the benefits realized from the Recapitalization, route restructuring, improved yield management, increased passenger demand and a generally strong economic environment. See "The Company--The Recapitalization."

    The Company's business plan is designed to result in premium yields. The Company's operating strategy is focused on providing local business travelers with consistently superior operational performance and high quality customer service while continuing to reduce operating costs. The Company's growth strategy involves increasing the frequency of flights to markets the Company currently serves and increasing the number of markets served. To implement the strategy, the Company recently reached agreement to acquire ten new CRJs, with deliveries to occur in the 14-month period beginning in November 1997. The Company believes its efforts to identify favorable markets and provide premium non-stop service enable it to generate a high degree of loyalty among its passengers and to attract a larger percentage of business travelers on its flights than other carriers. Midway generally offers the same range of fares that its competitors offer, with exceptions in particular markets where Midway discounts certain categories of fares more than its competition to stimulate the market or charges a premium where passengers are willing to pay slightly higher fares because of the convenience of the Company's non-stop jet flights and its superior service. The Company's revenues are a function of the Company's yield (revenue per passenger mile), available seat miles and load factor (percent of available seat miles utilized).

    Because of its premium service, focus on business travelers, small aircraft and shorter stage lengths, the Company's cost per available seat mile is higher than the industry average. The Company recognizes the importance of a competitive cost structure and expects to lower unit costs through growth and the restructuring of various functions. In addition to the cost savings resulting from the Recapitalization, the Company has recently (i) entered into new maintenance contracts, (ii) reduced dependence on third-party vendors for flight reservation call handling and (iii) reduced certain insurance costs. The Company is also implementing an automated voice-response flight information system and engaging a new, lower cost credit card processing vendor.

    Based on the current interest rate environment, the Company estimates that its fixed charges will increase by approximately $14 million to $17 million per year as a result of its acquisition or leveraged lease financing of the ten CRJs. A 0.25% change in the applicable interest rate prior to the time such permanent financing is in place would result in a change in such annual fixed charges of approximately $300,000. Although the introduction of regional jet aircraft will shorten average stage length, the Company believes it should result in additional cost benefits, including greater economies of scale and more efficient utilization of facilities and personnel.

SELECTED OPERATING DATA

                                                 YEAR ENDED                                 NINE MONTHS ENDED
                                                DECEMBER 31,                PERCENT           SEPTEMBER 30,               PERCENT
                                        ----------------------------        CHANGE     ---------------------------        CHANGE
                                           1995              1996           1995-1996     1996             1997           1996-1997
                                        ----------        ----------        -------    ----------        ---------        -------
Available seat miles (000s)...........   1,387,921         1,758,560         26.7%      1,364,670        1,042,067        (23.6%)
Revenue passenger miles
  (000s)..............................     692,681           998,959         44.2%        761,236          652,955        (14.2%)
Load factor...........................        49.9%             56.8%        13.8%           55.8%            62.7%        12.4%
Break-even load factor(1).............        60.8%             59.2%        (2.6%)          59.4%            56.4%        (5.1%)
Total revenue per available seat
  mile................................         8.8 CENTS        10.2 CENTS   15.9%            9.9 CENTS       13.3 CENTS   34.3%
Yield.................................        17.1 CENTS        17.4 CENTS    1.8%           17.1 CENTS       20.4 CENTS   19.3%
Average fare..........................         $89               $99         11.2%            $99             $109         10.1%
Cost per available seat mile(1).......        10.7 CENTS        10.7 CENTS    0.0%           10.5 CENTS       12.0 CENTS   14.3%
Onboard passengers....................   1,338,438         1,742,957         30.2%      1,324,068        1,223,838         (7.6%)
Average seats per departure...........         108               104         (3.7%)           105              101         (3.8%)
Average stage length..................         532               571          7.3%            572              531         (7.2%)
Aircraft (average during
  period).............................        11.0              13.7         24.5%           13.9             13.0         (6.5%)
Aircraft utilization (hours per
  day)................................         9.9               9.8         (1.0%)           9.8              9.0         (8.2%)
Fuel price per gallon.................        69.0 CENTS        80.6 CENTS   16.8%           80.6 CENTS       73.2 CENTS   (9.2%)

----------------

(1) Excludes restructuring, impairment of long-lived assets and recapitalization expenses.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

    OPERATING REVENUES. The Company's operating revenues increased 2.1% to $138.1 million for the nine months ended September 30, 1997 from $135.3 million for the nine months ended September 30, 1996. The increase in revenues occurred because of a combination of a 12.4% increase in load factor to 62.7% from 55.8% and a 10.1% increase in average fare, mitigating a 23.6% decrease in available seat miles ("ASMs").

    ASMs decreased 23.6% due to (i) having on average 0.9 fewer aircraft during the first nine months of 1997, (ii) the reduction of average seats per departure to 101 from 105, (iii) the decrease in average stage length to 531 miles from 572, and (iv) an 8.2% decrease in aircraft utilization to 9.0 hours per day compared to 9.8 hours per day as a result of the Company's discontinuance of certain unprofitable long-haul routes.

    Yield increased 19.3% to 20.4 cents from 17.1 cents due to the increase in average fare and the 7.2% decrease in average stage length. Revenue per available seat mile increased 34.3% to 13.3 cents from 9.9 cents due to the increases in yield and load factor.

    OPERATING EXPENSES. The Company's operating expenses decreased 20.9% to $126.1 million for the first nine months of 1997 from $159.5 million for the first nine months of 1996 primarily because of the decrease in ASMs discussed above. Total operating expense per ASM increased 3.5% to 12.1 cents from 11.7 cents. Excluding the one-time charges for the recognition of the impairment of long-lived assets in 1996 discussed below and the Recapitalization in 1997, operating expense per ASM increased 15.4% to 12.0 cents from 10.5 cents. Certain substantial costs of the Company, such as landing and station related costs, aircraft rentals, aircraft insurance, depreciation expense, and general and administrative costs do not vary with production of ASMs. During the first nine months of 1997, the Company produced fewer ASMs due to the factors cited above. As the result of these factors, cost per ASM increased for the first nine months of 1997.


    During 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). In August 1994, Zell/Chilmark acquired 94% of the equity of Midway for $25 million. The Company subsequently adopted a new business plan and, during 1995, added new routes and expanded its aircraft fleet. Although losses were incurred in 1995, management believed no asset impairment charges were considered necessary. In early 1996, the Company obtained an additional $4 million investment from Zell/ Chilmark, which management believed would provide the Company financial flexibility that would permit the successful implementation of its business plan. However, by mid-1996, management concluded that the Company's existing structure could not produce a viable, long-term operation. In June and July 1996, the Company began to formally seek a recapitalization or reorganization. Certain long-lived assets, primarily intangible assets, were determined by Company management to be impaired. The Company recorded an impairment loss of $16.9 million that increased total cost per ASM by 1.2 cents for the first nine months of 1996.


                                                                        NINE MONTHS ENDED SEPTEMBER 30,
                                                              ---------------------------------------------------
                                                                      1996                          1997
                                                              ---------------------         ---------------------
                                                              PERCENT                       PERCENT
                                                              OF              COST          OF              COST
                                                              OPERATING       PER           OPERATING       PER
                                                              EXPENSES        ASM           EXPENSES        ASM
                                                              ------         ------         ------         ------
Wages, salaries and related costs...........................   11.4%          1.3   CENTS    14.7%          1.8   CENTS
Aircraft fuel...............................................   13.1           1.5            12.8           1.6
Aircraft and engine rentals.................................   16.1           1.9            18.1           2.2
Commissions.................................................    6.4           0.8             8.2           1.0
Maintenance, materials and repairs..........................    8.7           1.0             9.8           1.2
Depreciation and amortization...............................    0.6           0.1             1.1           0.1
Other.......................................................   33.1           3.9            34.3           4.1
                                                              ------         ------         ------         ------
  Operating expenses before impairment of long-lived assets
    and recapitalization expense............................   89.4          10.5            99.0          12.0
                                                              ------         ------         ------         ------
Impairment of long-lived assets.............................   10.6           1.2             0.0           0.0
Recapitalization............................................    0.0           0.0             1.0           0.1
                                                              ------         ------         ------         ------
      Total operating expenses..............................  100.0%         11.7   CENTS   100.0%         12.1   CENTS
                                                              ------         ------         ------         ------
                                                              ------         ------         ------         ------

    Wages, salaries and related costs increased 2.4% to $18.6 million for the first nine months of 1997 from $18.2 million for the first nine months of 1996. Wages, salaries and related costs per ASM increased 33.8% to 1.8 cents from 1.3 cents. This cost per ASM increase is attributable to the reductions in average aircraft during the period, average seats per departure, average stage length and aircraft utilization, the Company's decision not to furlough crews after returning the four A320s in the first four months of 1996, and scheduled wage increases for flight crews and hourly personnel.

    Aircraft fuel expense decreased 22.5% to $16.1 million for the first nine months of 1997 compared to $20.8 million for the first nine months of 1996. Aircraft fuel expense per ASM increased 1.3% to 1.6 cents from 1.5 cents. The increase in cost per ASM is attributable to the additional, relatively more fuel efficient

A320s in the fleet during the first four months of 1996 partially offset by a 9.2% decrease in the average fuel price per gallon to 73.2 cents from 80.6 cents.

    Aircraft and engine rentals expense decreased 11.1% to $22.9 million for the first nine months of 1997 from $25.7 million for the first nine months of 1996. This decrease is attributable to (i) the additional A320 aircraft in the fleet during the first four months of 1996 and (ii) the negotiated reduction of rent on the 12 F-100 aircraft as part of the Recapitalization. Aircraft and engine rentals expense per ASM increased 16.5% to 2.2 cents from 1.9 cents. This increase in cost per ASM is attributable to the decreases in average stage length, average seats per departure and daily aircraft utilization.

    Commissions expense increased 0.9% to $10.3 million for the first nine months of 1997 from $10.2 million for the first nine months of 1996. Commissions expense per ASM increased 32.0% to 1.0 cents from 0.8 cents. The cost per ASM increase is attributable to the 33.8% increase in revenue per available seat mile to 13.3 cents from 9.9 cents, partially offset by the decrease of travel agency revenue as a percent of passenger revenue to 69.9% from 72.5%.

    Maintenance, materials and repairs expense decreased 11.0% to $12.4 million for the first nine months of 1997 from $13.9 million for the first nine months of 1996. This decrease is attributable to the smaller average fleet size, offset in part by certain contractual maintenance rate increases. Maintenance, materials and repairs expense per ASM increased 16.7% to 1.2 cents from 1.0 cents. This increase in cost per ASM is attributable to the decreases in average stage length, average seats per departure and daily aircraft utilization.

    Depreciation and amortization expense increased 44.4% to $1.4 million for the first nine months of 1997 from $1.0 million for the first nine months of 1996. Depreciation and amortization expense per ASM increased 85.7% to 0.13 cents from 0.07 cents, as the result of the addition of fixed assets in 1996 and the first nine months of 1997.

    Other operating expense decreased 18.1% to $43.2 million for the first nine months of 1997 from $52.7 million for the first nine months of 1996. Other operating expenses consist primarily of landing fees and rentals, reservations, ground handling, advertising, general and administrative and insurance. The decrease in expense is attributable to the decrease in departures and passengers, as well as a reduction in insurance rates. Other operating expense per ASM increased 7.0% to 4.1 cents from 3.9 cents. This increase in cost per ASM resulted primarily from the decrease in average stage length.

    In February 1997, the Company was recapitalized. A one-time charge of $1.2 million was recorded for expenses related to the Recapitalization that increased cost per ASM by 0.17 cents for the first nine months of 1997. See "The Company--The Recapitalization." A one-time extraordinary gain of $15.3 million was recorded primarily as the result of forgiveness of debt and related interest. See Note 15 to the Audited Financial Statements--Six months ended June 30, 1997.

    Income tax expense has been recorded for the first nine months of 1997 at an effective tax rate of 41.8% of income before extraordinary gain.

    As of December 31, 1996, the Company had net operating loss carryforwards ("NOLs") of approximately $51.4 million. The NOLs may be limited or eliminated as a result of the Recapitalization.

    YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995


    OPERATING REVENUES. The Company's operating revenues increased 46.8% to $180.0 million for the year ended December 31, 1996 from $122.6 million for the year ended December 31, 1995. The increase is attributable to a 26.7% increase in ASMs, a 13.8% increase in load factor to 56.8% from 49.9% and an 11.2% increase in average fare. ASMs increased 26.7% due to having on average 2.7 more aircraft and a 7.3% increase in average stage length to 571 miles from 532 miles during the year ended December 31, 1996 mitigated slightly by the decrease in average seats per departure to 104 from 108. Load factor increased 13.8% primarily due to the 30.2% increase in onboard passengers partially offset by the increase in ASMs.

    OPERATING EXPENSES. The Company's operating expenses increased 31.4% to $202.6 million for the year ended December 31, 1996 from $154.2 million for the year ended December 31, 1995. Total operating expense per ASM increased 3.6% to
11.6 cents from 11.1 cents. Excluding the one-time charges for the recognition of the impairment of long-lived assets in 1996 in accordance with SFAS No. 121 and the 1995 restructuring, discussed below, operating expense per ASM decreased 1.2% to 10.6 cents from 10.7 cents. This decrease is attributable to (i) a 7.3% increase in stage length to 571 miles from 532 miles and (ii) a 3.8% decrease in average seats per departure to 104 from 108 as a result of having fewer 148-seat A320 aircraft in the fleet.

                                                                               YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------------
                                                                        1995                             1996
                                                              ------------------------         ------------------------
                                                              PERCENT OF                       PERCENT OF
                                                              OPERATING     COST PER           OPERATING     COST PER
                                                               EXPENSES        ASM              EXPENSES        ASM
                                                              ----------   -----------         ----------   -----------
Wages, salaries and related costs...........................     12.9%          1.4 CENTS         12.2%          1.4 CENTS
Aircraft fuel...............................................     10.9           1.2               13.5           1.6
Aircraft and engine rentals.................................     20.0           2.2               16.8           1.9
Commissions.................................................      6.1           0.7                6.8           0.8
Maintenance, materials and repairs..........................      8.8           1.0                8.8           1.0
Depreciation and amortization...............................      1.3           0.2                0.7           0.1
Other.......................................................     36.1           4.0               32.9           3.8
                                                                -----         -----              -----         -----
  Operating expenses before impairment of long-lived assets
    and recapitalization expense............................     96.1          10.7               91.7          10.6
                                                                -----         -----              -----         -----
Impairment of long-lived assets.............................      0.0           0.0                8.3           1.0
Restructuring...............................................      3.9           0.4                0.0           0.0
                                                                -----         -----              -----         -----
      Total operating expenses..............................    100.0%         11.1 CENTS        100.0%         11.6 CENTS
                                                                -----         -----              -----         -----
                                                                -----         -----              -----         -----

    Wages, salaries and related costs increased 23.9% to $24.6 million for the year ended December 31, 1996 from $19.9 million for the year ended December 31, 1995. The expense increase is attributable to increased staffing associated with the addition of new routes, annual increases for line personnel and general hiring to fill specific needs within the Company throughout 1996. Wages, salaries and related costs expense per ASM remained unchanged at 1.4 cents.

    Aircraft fuel expense increased 62.7% to $27.3 million for the year ended December 31, 1996 from $16.8 million for the year ended December 31, 1995. Aircraft fuel expense per ASM increased 28.1% to 1.6 cents from 1.2 cents because of a 16.8% increase in the average fuel price per gallon to 80.6 cents from 69.0 cents and the smaller number of relatively more fuel efficient A320s in the fleet during the year ended December 31, 1995.

    Aircraft and engine rentals expense increased 10.4% to $34.1 million for the year ended December 31, 1996 from $30.9 million for the year ended December 31, 1995. The increase in expense is attributable to the increase of average aircraft for the year ended December 31, 1996 to 13.7 from 11.0 and the lower lease rates associated with the early months of the induction of the F-100s during the year ended December 31, 1995. Aircraft and engine rentals expense per ASM decreased 13.0% to 1.9 cents from 2.2 cents. The decrease in cost per ASM resulted from the increase in average stage length to 571 miles from 532 miles.

    Commissions expense increased 46.3% to $13.7 million for the year ended December 31, 1996 from $9.4 million for the year ended December 31, 1995. Commissions expense per ASM increased 14.7% to 0.8 cents from 0.7 cents. The increase in cost per ASM is attributable to the increase of travel agency revenue as a percent of passenger revenue to 71.4% from 70.4% and the 16.0% increase of revenue per available seat mile to 10.2 cents from 8.8 cents.

    Maintenance, materials and repairs expense increased 32.3% to $17.9 million for the year ended December 31, 1996 from $13.6 million in the year ended December 31, 1995. The expense increase is attributable to the 24.5% increase of average aircraft during the period to 13.7 from 11.0 and certain contractual maintenance rate increases. Maintenance, materials and repairs expense per ASM remained unchanged at 1.0 cents.

    Depreciation and amortization expense decreased 34.5% to $1.3 million for the year ended December 31, 1996 from $2.1 million for the year ended December 31, 1995. Depreciation and amortization expense per ASM decreased 46.7% to 0.1 cents from 0.2 cents in the year ended December 31, 1995. The Company was amortizing goodwill, slot costs and deferred debt costs in 1995 at a rate of $0.7 million per year, all of which were written off during 1996 as impaired assets under SFAS 121. Without the SFAS 121 adjustment, depreciation and amortization expense in 1996 would have remained substantially unchanged at $2.0 million, including $0.7 million of such amortization charges.

    Other operating expense increased 19.7% to $66.6 million for the year ended December 31, 1996 from $55.7 million for the year ended December 31, 1995. Other operating expenses consist primarily of landing fees and rentals, reservations, ground handling, advertising, general and administrative and insurance. The increase in expense is attributable to the increase in departures and passengers, as well as expenses related to unusually bad weather in the winter of 1996 and Hurricane Fran in September 1996. Other operating expense per ASM decreased 5.5% to 3.8 cents from 4.0 cents. The decrease in cost per ASM is the result of the increase in average stage length to 571 miles from 532 miles.

    In accordance with SFAS No. 121, the Company recorded an impairment loss of $16.9 million that increased cost per ASM by 1.0 cents during 1996.

    For the year ended December 31, 1995, the Company incurred a restructuring expense of $6.0 million related to the return of the four A320 aircraft and other one-time costs that increased cost per ASM by 0.4 cents for the year ended December 31, 1995.

SEASONALITY AND QUARTERLY RESULTS OF OPERATIONS

    As is common in its industry, the Company experiences seasonal factors during certain periods of the year that have combined in the past to reduce the Company's traffic, profitability and cash generation as compared to the remainder of the year. The highest levels of traffic and revenue are generally realized in the second quarter and the lowest levels of traffic and revenue are generally realized in the third quarter. Given the Company's high fixed costs, such seasonality affects the Company's profitability from quarter to quarter. Specifically, the Company experiences the lowest demand for its services in September. In addition, many of the Company's areas of operations experience adverse weather during the winter, causing a greater percentage of the Company's flights to be canceled and/or delayed than in other quarters.

                                                                            1996
                                               --------------------------------------------------------------
                                               MARCH 31          JUNE 30          SEPT. 30           DEC. 31
                                               --------         ---------         ---------         ---------
                                                                   (DOLLARS IN THOUSANDS)
Operating revenues...........................  $49,441            $45,933           $39,899           $44,761
Operating income (loss) (1)..................   (6,719 )            1,945            (2,517)            1,646
Income (loss) before extraordinary gain......   (7,226 )          (15,608)           (2,492)            1,062
Net income (loss)............................   (7,226 )          (15,608)           (2,492)            1,062
ASMs (000s)..................................  566,384            405,335           392,951           393,890
RPMs (000s)..................................  316,841            230,950           213,445           237,723
Load factor..................................     55.9%              57.0%             54.3%             60.4%
Break-even load factor (1)...................     64.4%              55.3%             57.8%             58.9%
Yield........................................     15.0  CENTS        19.3 CENTS        18.0 CENTS        18.1CENTS
RASM.........................................      8.7  CENTS        11.3 CENTS        10.2 CENTS        11.4CENTS
CASM (1).....................................     10.0  CENTS        11.0 CENTS        10.8 CENTS        11.1CENTS
Aircraft (average during
  period)....................................     16.0               13.3              13.0              13.0

                                                                         1997
                                                     ---------------------------------------------
                                                     MARCH 31           JUNE 30          SEPT. 30
                                                     ---------         ---------         ---------

Operating revenues...........................         $47,843            $47,237           $43,059
Operating income (loss) (1)..................           3,871              6,540             2,863
Income (loss) before extraordinary gain......           1,342              3,916             1,723
Net income (loss)............................          16,614              3,916             1,723
ASMs (000s)..................................         366,944            343,933           331,190
RPMs (000s)..................................         221,157            219,355           212,443
Load factor..................................            60.3%              63.8%             64.1%
Break-even load factor (1)...................            55.2%              54.8%             59.7%
Yield........................................            20.8  CENTS        20.8 CENTS        19.4 CENTS
RASM.........................................            13.0  CENTS        13.7 CENTS        13.0 CENTS
CASM (1).....................................            12.0  CENTS        11.8 CENTS        12.1 CENTS
Aircraft (average during
  period)....................................            13.0               13.0              13.0

----------------

(1) Excludes impairment of long-lived assets and recapitalization expenses.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY


    As a result of the Recapitalization, the Company's financial position improved significantly from December 31, 1996 to September 30, 1997. See "The Company--The Recapitalization." As of September 30, 1997, the Company had cash, cash equivalents, restricted cash and short term investments of $31.8 million and working capital of $5.4 million, compared to cash, cash equivalents, restricted cash and short term investments of $12.8 million and a working capital deficit of $40.9 million as of December 31, 1996. During the nine months ended September 30, 1997, cash, cash equivalents, restricted cash and short-term investments increased $19.0 million, reflecting net cash provided by operating activities of $5.0 million, net cash used in investing activities of $8.4 million (excluding purchases and sales of short-term investments) and net cash provided by financing activities of $21.4 million. During 1996, cash, cash equivalents, restricted cash and short-term investments increased $8.0 million, reflecting net cash provided by operations of $5.8 million, net cash used by investing activities of $2.6 million and net cash provided by financing activities of $4.8 million.



    CASH FLOWS FROM OPERATIONS. Net cash provided by operating activities increased $7.9 million to $5.0 million for the first nine months of 1997 from negative $2.9 million for the first nine months of 1996. This increase is due primarily to net income in 1997 as compared to a net loss in 1996. The 1997 net income of $22.3 million was offset by a $15.3 million non-cash extraordinary gain, combined with a $13.2 million increase in operating assets and an $8.6 million increase in operating liabilities, which required a net use of cash of $4.6 million. The 1996 net loss of $25.3 million was primarily offset by a non-cash impairment charge of $16.9 million and deferral of expense payments of $6.1 million, combined with a $0.3 million decrease in operating assets and $1.8 million decrease in operating liabilities, which required a net use of cash of $1.5 million.



    Net cash provided by operating activities increased $6.6 million to $5.8 million for the year ended 1996 from negative $.8 million in 1995. This increase was due to a smaller net loss in 1996, offset by non-cash items including a $16.9 million impairment charge and deferral of expense payments of $8.8 million, combined with a $5.6 million decrease in operating assets and $2.6 million decrease in operating liabilities, which provided a net cash source of $3.0 million. The 1995 net loss of $32.3 million was offset by non-cash deferred income of $5.8 million, combined with an $18.8 million increase in operating assets and $42.4 million increase in operating liabilities, which provided a net cash source of $23.6 million.



    CASH FLOWS FROM INVESTING. Net cash used in investing activities increased $19.0 million to $21.4 million for the first nine months of 1997 from $2.4 million for the first nine months of 1996. In the first nine months of 1997, net purchases and sales of investments accounted for $12.9 million compared to no investments in the same period in 1996. Capital expenditures were $7.1 million as compared to $1.4 million. In 1997, the Company began purchasing its own rotable parts in conjunction with certain aircraft exiting a maintenance contract with American. Aircraft purchase deposits were $1.4 million compared to $.9 million.



    Net cash used in investing activities decreased $4.3 million to $2.6 million in 1996 from $6.9 million in 1995. Capital expenditures were $1.7 million in 1996, compared to $6.9 million in 1995. The balance of cash used in investing activities in 1996 was for aircraft purchase deposits.



    CASH FLOWS FROM FINANCING. Net cash provided by financing activities increased $18.1 million to $21.5 million for the first nine months of 1997 from $3.4 million for the first nine months of 1996. In the first nine months of 1997, $22.0 million of cash was received for stock issued in the Recapitalization, compared to no new stock issuances in the same period in 1996. No long-term debt was issued in the 1997 period, compared to cash received from issuing debt in the 1996 period of $5.8 million, comprised of $4.0 million in subordinated debt from the stockholders and $1.8 million from a vendor.



    Net cash provided by financing activities increased $1.2 million in 1996 to $4.8 million from $3.6 million in 1995. The Company received $4.0 million in cash from the issuance of subordinated debt in 1996, as well as receiving $4.8 from vendors. In 1995, $6.0 million of debt was issued to certain stockholders. Repayment of debt in 1996 was $4.0 million compared to $2.4 million in 1995.


    The Company had cash, cash equivalents, restricted cash and short term investments of $2.8 million as of December 31, 1995, compared to $6.9 million as of December 31, 1994. The Company's working capital deficit as of December 31, 1995 was $39.8 million, compared to $2.7 million as of December 31, 1994. During 1995, cash, cash equivalents, restricted cash and short term investments decreased $4.1 million, reflecting net cash used by operating activities of $0.8 million, net cash used in investing activities of $6.9 million and net cash provided by financing activities of $3.6 million.

    The Company has an agreement to purchase four newly manufactured Airbus A320-200 aircraft currently scheduled to begin delivery in December 2005 and ending in December 2006. The Company is not required to make progress payments in amounts to be determined beginning in 2003. As Midway's current strategy does not anticipate the use of this type of aircraft, Midway must either restructure or sell its rights under this purchase agreement or accept delivery of the four A320 aircraft. There can be no assurance that Midway will be able to restructure or sell its rights under this purchase agreement.

    CAPITAL RESOURCES

    Since the February 1997 Recapitalization, the Company has been able to generate sufficient funds from operations to meet its working capital requirements and does not currently have any lines of credit. The Company believes that, taking into account the proceeds of this Offering, the working capital available to the Company is sufficient for its present requirements and will be sufficient to meet its anticipated requirements for capital expenditures and other cash requirements for the foreseeable future.

    CAPITAL EXPENDITURES

    The Company's net cash outflows for capital expenditures in 1995, 1996 and the first nine months of 1997 were $6.9 million, $1.7 million and $7.1 million, respectively.

    The Company recently agreed to acquire a $3.0 million spare engine for its F-100 fleet, which will be purchase-financed over seven years. Midway plans to fund the acquisition of $6 million of F-100 rotable parts through internally-generated funds.

    The Company expects to arrange in the fourth quarter of 1997 or the first quarter of 1998 a combination of third party debt and leveraged lease financing for the ten CRJs that are being delivered from November 1997 through December 1998. For each aircraft that is purchased (as opposed to leased), an initial cash outlay of approximately $4.0 million will be required. Midway also expects to arrange financing for two spare CRJ engines the Company has agreed to acquire. The Company expects to spend less than $1 million on CRJ rotable and expendable parts during 1998.

    Midway has arranged standby lease financing for all ten aircraft on reasonably acceptable terms. The terms of such financing would include a 16 year term, semi-annual payments, a manufacturer-guaranteed residual value at the end of the term and a cash security deposit payment by the Company. The Company intends to use this financing in the event that it cannot arrange more attractive financing from third party sources.

    The Company's fixed costs will increase significantly with the induction of the CRJs. Based on the current interest rate environment, the Company estimates that its fixed charges will increase by approximately $14 million to $17 million per year as a result of its acquisition or leveraged lease financing of the ten CRJs. However, depending upon the financing method ultimately chosen, the Company's balance sheet liabilities may or may not increase. See "Risk Factors--Future Leverage."

OTHER FINANCING

    The Company has significant lease obligations for aircraft that are classified as operating leases and therefore not reflected as liabilities on the Company's balance sheet. The remaining terms of such leases range from approximately one year to sixteen years. The Company's total rent expense in 1996 under all non-cancelable aircraft operating leases was approximately $33.5 million.

    The Company's sublease of gate and operations facilities at RDU extends through 2013 with annual lease and maintenance expense of approximately $2.0 million.

                                    BUSINESS

    Midway is a jet airline operator serving 13 destinations in eight eastern states and Mexico from its hub at RDU, where it currently carries more passengers and operates more flights than any other airline. The Company has focused its operations to attract and retain business travelers by (i) providing frequent non-stop service from RDU to major business destinations, (ii) maintaining a high level of service and (iii) offering American's AAdvantage-Registered Trademark- frequent flyer miles. The Company currently operates the youngest all jet fleet in the United States with 12 98-seat Fokker F-100 and one 148-seat Airbus A320 aircraft. To further serve its market niche, the Company recently reached agreement to acquire ten new CRJs, with deliveries to occur in the 14-month period beginning in November 1997. The Company anticipates that the CRJs will expand the Company's capacity by up to 40%, and will be utilized (i) to serve existing Midway destinations with greater frequency and (ii) to enter new routes, providing Midway's customers with more non-stop jet destinations.

    In March 1995, the Company moved its base of operations from Chicago to RDU following American's reduction in service in the Raleigh-Durham market. A number of factors make RDU an attractive base of operations for Midway, including market growth (21% more local traffic in 1996 than in 1994), Midway's cost structure and its ability to serve routes with regional jets. The Raleigh-Durham area is rapidly expanding, with air travel having grown by an average of 8% per year from 1991 to 1996, compared to 4% for the United States as a whole. The area is home to three major universities, the state capital and Research Triangle Park, a 6,850-acre business center with more than 130 high technology and other research oriented companies. The Company believes that the area's growing business community offers opportunities for expansion at RDU with regional jets and yet does not generate sufficient passenger volume to attract significant competition from low fare, low cost airlines. RDU offers modern facilities with room for the Company to grow. The Company subleases or has options to sublease 18 of the 26 gates at the newer of RDU's two terminals, Terminal C. Of the remaining eight gates in Terminal C, American and Corporate Express Airlines, Midway's code share commuter partner, use six and Midway is currently in negotiations to sublease the remaining two. Substantially all of the gates at RDU's other terminal are currently occupied.

    The Company maintains a significant relationship with American. Part of this relationship includes contractual arrangements with American that allow Midway to offer AAdvantage-Registered Trademark- miles to, and accept AAirpass-Registered Trademark- tickets and American first class upgrades from, its passengers. Midway also contracts with American for important services, including reservations, ground handling, fueling and yield management. Midway believes the relationship benefits American as well, by building customer loyalty through the use of AAdvantage-Registered Trademark- miles by Midway customers, by providing sublease revenues to help offset American's lease payments to RDU and by providing revenue through Midway's use of various American services.

    On February 11, 1997, the Company completed the Recapitalization, resulting in a change in ownership and management. Robert R. Ferguson III, former chief executive officer of Continental Airlines, Inc., was named Chairman of the Board, President and Chief Executive Officer of the Company. The Company believes that the Recapitalization resulted in an approximate $12 million reduction in annual expenses, including (i) a decrease in aircraft rent expense,
(ii) a decrease in facility rentals, (iii) a decrease in the cost of certain services and (iv) a reduction of interest on long-term debt. In addition to the Recapitalization, the Company had previously discontinued certain unprofitable long-haul routes. Since the Recapitalization, the Company has experienced a significant improvement in operating performance and financial condition. The Company believes that its improved results are attributable to the benefits realized from the Recapitalization, route restructuring, improved yield management, increased passenger demand and a generally strong economic environment. See "The Company--The Recapitalization."

OPERATING STRATEGY

    The principal elements of the Company's operating strategy are:

    - ATTRACT HIGH-YIELDING LOCAL BUSINESS TRAVELERS. Based on available 1997 data, the Company's yields are 50% to 100% higher than the yields of most other jet operators. To attract high-yielding passengers, the Company has designed its operations to serve the needs of business travelers flying to and from Raleigh-Durham. The Company has developed strong relationships with major corporations located in the Raleigh-Durham area, and offers these business travelers frequent non-stop jet service, as well as an attractive, high quality in-flight product and AAdvantage-Registered Trademark- frequent flyer miles. The Company believes this focus on the needs of business travelers has produced a loyal customer base and a higher percentage of business travelers than other carriers. See "Selected Financial and Operating Data and Glossary--Glossary" for the definition of "yield."

    - MAINTAIN HIGH QUALITY OPERATIONS. Because the Company's business customers require consistent, dependable performance, Midway is committed to meeting the highest operational standards. The Company's year-to-date completion factor (percent of scheduled flights actually operated) and on-time performance rate (flights arriving within 15 minutes of schedule) of 99.5% and 83.4%, respectively, are substantially higher than those of all of the major carriers. The Company has achieved these performance measures (i) by operating the youngest all jet fleet in the United States, with an average age of 3.3 years, (ii) by maintaining a spare aircraft to ensure a high completion factor and (iii) through its commitment to high quality maintenance, including the use of vendors such as American, affiliates of Rolls-Royce plc ("Rolls-Royce") and a subsidiary of Canadian Airlines Corporation.

    - PROVIDE QUALITY CUSTOMER SERVICE. The Company seeks to generate a high degree of loyalty and customer preference by providing high quality in-flight amenities and customer service. The Company emphasizes customer service from reservation to destination and offers tangible amenities such as greater leg room, leather seating (on all aircraft except the Company's single A320), gourmet coffee, quality snacks and a quiet, modern all jet fleet.

    - CONTINUE TO REDUCE OPERATING COSTS. Because of its focus on business travelers and premium service, its small aircraft and its relatively short stage lengths, the Company operates with yields and a cost per available seat mile that are higher than industry averages. The Company is committed to maintaining a competitive cost structure and has identified a number of cost reduction opportunities. In addition to the cost savings resulting from the Recapitalization, the Company has recently (i) entered into new maintenance contracts, (ii) reduced dependence on third-party vendors for flight reservation call handling and (iii) reduced certain insurance costs. The Company is also implementing an automated voice-response flight information system and engaging a new, lower cost credit card processing vendor. Although the introduction of regional jet aircraft will shorten average stage length, the Company believes it should result in additional cost benefits, including greater economies of scale and more efficient utilization of facilities and personnel.

GROWTH STRATEGY

    The Company believes that RDU is under-served with respect to non-stop flights. To address this need and to better serve its core business customers, the Company has ordered ten 50-seat CRJs. These new aircraft are scheduled for delivery beginning November 1997 and continuing until December 1998. The Company has options to acquire up to 20 additional CRJs over a two-year period with delivery dates beginning in 1999.

    The principal elements of the Company's growth strategy are:

    - INCREASE FREQUENCIES TO CURRENT MARKETS. The Company's market share and route profitability are greatest on routes where it offers the same or better frequency and timing of flights compared to its competitors. The Company's core customers are business travelers who generally pay higher fares and select an airline primarily based on convenience of schedule. Introduction of the new CRJs should enable the Company to increase frequency and offer more convenient scheduling to current markets, without necessarily increasing overall capacity in these markets.

    - INCREASE NUMBER OF MARKETS SERVED. The Company has identified up to 20 new market opportunities that it believes can support service primarily on an "origination and destination" (i.e., local passenger) basis. The Company intends to begin service from RDU to the five to ten most attractive of these markets with the delivery of the CRJs. In addition, the Company believes that existing demand on a number of routes currently served with 19-seat turboprop aircraft by Midway's code share commuter partner, Corporate Express Airlines, can support 50-seat CRJ service. The Company believes that most customers have a strong preference for jet service, and will often pay a premium or choose a connecting flight to avoid flying on turboprop aircraft. The Company anticipates attracting these customers with the introduction of the CRJs.

RALEIGH-DURHAM MARKET

    The Company believes that it is well positioned to benefit from the rapidly expanding Raleigh-Durham area. Raleigh-Durham's metropolitan population is approximately 1.1 million. The area is home to three major universities, the state capital and Research Triangle Park, a 6,850-acre business center with more than 130 high technology and other research oriented companies, employing over 37,000 people. In 1996, the median household effective buying income in the Raleigh-Durham metropolitan area was 8.4% higher than the national average. In the first six months of 1997, the unemployment rate was 2.3%, compared with 5.2% nationwide, the fourth lowest among standard metropolitan statistical areas in the nation.

    The Company currently carries more passengers and operates more flights at RDU than any other airline. Air travel at RDU has grown by an average of 8% per year from 1991 to 1996, compared to 4% for the United States as a whole. Although ten other jet airline carriers currently serve RDU, these carriers (other than US Airways, Inc. to New York's LaGuardia Airport and Washington, D.C.'s National Airport) provide non-stop flights only between RDU and their respective hubs. The Company believes that the area's growing business community offers opportunities for expansion at RDU with regional jets. RDU offers modern facilities with room for the Company to grow. The Company subleases or has options to sublease 18 of the 26 gates at the newer of RDU's two terminals, Terminal C, and is currently in negotiations to sublease two additional gates. Substantially all of the gates at RDU's other terminal are currently occupied.

SERVICES

    ROUTES AND SCHEDULE

    The Company currently provides non-stop service from RDU to the following 13 cities: Atlanta, Georgia; Boston, Massachusetts; Cancun, Mexico; Ft. Lauderdale, Florida; Hartford, Connecticut/Springfield, Massachusetts; Newark, New Jersey; New York, New York; Orlando, Florida; Philadelphia, Pennsylvania; Stewart/Newburgh, New York; Tampa, Florida; Washington, D.C.; and West Palm Beach, Florida. The Company believes that business travelers select an airline primarily based on convenience of schedule, with a strong preference for frequent, non-stop service. Midway believes that three flights per day is the minimum service pattern necessary to successfully serve its core business customers, and therefore currently offers between three and five flights per day in all but two of its markets. The introduction of the CRJs will allow the Company to increase frequency in several markets without necessarily increasing overall capacity in these markets.

    HIGH QUALITY CUSTOMER SERVICE

    The Company has consistently promoted, and been recognized by its customers for, quality customer service that distinguishes Midway from other airlines. Midway believes it has attained its superior level of customer service through the efforts of its professional and personable employees and the provision of amenities such as greater leg room, leather seating (on all aircraft except the Company's single A320), gourmet coffee, quality snacks and a quiet, modern all jet fleet. Although the Company is not required to report on-time statistics and baggage delivery performance, it consistently ranks high relative to the nation's ten largest airlines which do report these statistics to the DOT. For example, for the 12 months ended June 30, 1997, using DOT statistics and statistics compiled from its own reports, Midway's on-time performance and baggage delivery performance exceeded that of all major carriers.

    CORPORATE EXPRESS CODE SHARE AGREEMENT


    Midway has entered into a Memorandum of Understanding (the "MOU") with Corporate Flight Management, Inc., d/b/a Corporate Express Airlines ("Corporate Express"), which contemplates the creation of a code share agreement between Midway and Corporate Express. The MOU sets forth the principal terms and conditions that will be contained in such an agreement, including a 10-year duration, the markets to be served, Midway's control of all pricing, scheduling and yield management of all code share flights and the distribution of profits and losses generated by the services provided under the contemplated agreement. The terms of the MOU provide an incentive for Corporate Express to enter into new markets, including markets that might not be profitable for it under a traditional code share agreement. Through its relationship with Corporate Express, the Company seeks to provide service to communities where there is the opportunity to complement Midway's service by giving passengers on short-haul, low density routes to RDU the ability to conveniently connect to Midway flights without switching carrier systems. Under the MOU, Corporate Express currently provides service to Baltimore, Maryland; Norfolk, Virginia; Charleston and Myrtle Beach, South Carolina; Nashville, Tennessee; Savannah, Georgia; Wilmington, North Carolina; Columbus, Ohio; and Jacksonville, Florida. Service to Columbus, Ohio, and Jacksonville, Florida, however, will be discontinued beginning January 5, 1998. The Company does not believe that the MOU or the contemplated code share agreement will have a material effect on the Company's results of operation.


    FLEET

    Midway operates a fleet of 12 Fokker F-100 and one Airbus A320 aircraft, with an average age of 3.3 years. The F-100 aircraft are configured with eight first class seats and 90 coach seats, while the A320 is configured with ten first class seats and 138 coach seats. All of the aircraft meet Stage 3 noise requirements imposed by federal law. With the delivery of the ten new CRJs, the average age of Midway's fleet is expected to decrease to 2.8 years at December 1998. The Company believes that its young all jet fleet gives it a significant advantage in attracting and retaining business travelers, and improves its reliability statistics. Midway is seeking to terminate the lease of the A320 prior to its scheduled June 1999 expiration, and has begun negotiations in that regard.

    The Company recently executed an aircraft purchase agreement with Bombardier, Inc. for the acquisition of ten newly manufactured CRJ-200ER Canadair Regional Jet aircraft. These new aircraft are scheduled for delivery beginning November 1997 and continuing through December 1998. The purchase agreement also provides Midway with options to acquire up to 20 additional CRJ-200ER aircraft over a two year period with delivery dates beginning in 1999. Pursuant to an agreement with GE Aircraft Engines, a division of General Electric International, Inc., the Company has agreed to purchase two CF34-381 spare engines to support the operation of the ten CRJ-200ER aircraft. This agreement also provides for the purchase of an additional spare engine for each five CRJ-200ER aircraft that Midway acquires.

    Following the delivery of the CRJs, the mix of Midway's fleet between 98-seat F-100s and 50-seat CRJs should allow the Company to meet expected passenger volumes while maintaining a competitive cost structure, and should enhance the Company's ability to more efficiently match its aircraft to its route network requirements. The relative uniformity of the fleet should also minimize training and maintenance costs. The terms of the Company's F-100 leases also provide the Company with significant fleet flexibility.

The Company's 12 F-100 leases expire in groups of four during the following date ranges: October 1998-May 1999, October 2003-January 2004, and January 2013. Each F-100 lessor has the right to terminate its lease on six months' prior notice beginning September 15, 1998, provided that no lease can be terminated if it would result in a fourth termination of any F-100 lease in any 12-month period, including scheduled terminations. This staggered schedule of lease expirations combined with the Company's options to acquire up to 20 additional CRJs will give the Company the ability to continue to evaluate and change the size and composition of its fleet over time as necessary to take advantage of changing market conditions. See "Risk Factors--Limited Number of Aircraft."

    Pursuant to a March 1995 purchase agreement, Midway is obligated to purchase four Airbus A320 aircraft with deliveries in 2005 and 2006. The Airbus purchase agreement also gives Midway an option to purchase up to four additional Airbus A320 or A319 aircraft with delivery dates in 2007. To support the operation of the four A320 aircraft, the Company also agreed to purchase one IAE V2527-A5 spare engine scheduled for delivery in November 2005 from International Aero Engines AG ("IAE"). The IAE engine purchase agreement gives Midway an option to purchase one additional spare engine for delivery in November 2006. The purchase of the A320s and the associated spare engine do not fit with the Company's current strategy. The Company is looking at several alternatives with respect to the A320s, including restructuring its agreement with Airbus or selling its position. See "Risk Factors--Aircraft Purchase Obligation."

MAINTENANCE AND SUPPORT

    The Company is dedicated to providing the highest level of maintenance quality and reliability. The Company's emphasis on high quality maintenance is evidenced by its experienced maintenance management (an average of more than 20 years' experience), extensive and recurrent mechanic training and selection of high quality maintenance providers. The Company performs all low level checks (below "C" Check) and non-routine maintenance at RDU or at its maintenance facility in Orlando, Florida. Major inspections and overhauls of the airframes and engines are conducted by contract vendors whose work and procedures are closely monitored by Midway maintenance management personnel. The contract vendors currently engaged by the Company to perform major inspections of the airframe and to perform engine overhauls include American, Rolls-Royce and a subsidiary of Canadian Airlines Corporation.

    The Company operates 12 aircraft manufactured by Fokker. Fokker entered into insolvency proceedings in March 1996. As a result, the Fokker F-100 aircraft is no longer manufactured. The Company has entered into an agreement with Fokker Services, Inc., a subsidiary of Stork N.V., a major Dutch manufacturing company, to obtain spare parts and engineering support for the operation of its F-100 aircraft. The Company currently contracts with a subsidiary of Canadian Airlines Corporation to perform C-checks on its F-100 aircraft. The Company has also entered into agreements with Rolls-Royce to perform engine maintenance on all of its F-100 aircraft engines through May 1999 for aircraft with lease termination dates between October 1998 and May 1999 and through September 2002 for the remainder of its F-100 fleet. Although there can be no assurance, the Company believes that spare parts, engineering support and maintenance service for the F-100 aircraft will continue to be available throughout the terms of the leases covering the aircraft. See "Risk Factors--Maintenance of Discontinued Aircraft."

SALES AND MARKETING

    PRICING AND YIELD MANAGEMENT

    The Company's strategy is designed to result in premium yields. The Company believes its efforts to identify favorable markets and provide premium non-stop service enables it to generate a high degree of loyalty among its passengers and to attract a large percentage of business travelers on its flights. Pursuant to an agreement with American, the Company began implementing a version of American's yield management system in 1996, and it became fully operational in February 1997. The system is one of the most advanced yield management systems worldwide, and has enabled Midway to significantly enhance its ability to maximize revenues. Midway's license to use the system and to obtain system related services from American personnel currently extends through August 2001, and may be extended thereafter at market terms or may be perpetually licensed by Midway for a fixed price. See "Risk Factors--Agreements with American Airlines."


    DISTRIBUTION

    Midway sells approximately 75% of its tickets through travel agents, a level which the Company believes is comparable to the percentage of travel agency sales made by many other airlines. Travel agents generally receive a commission from airlines based on the price of the tickets they sell. In 1995, many airlines began limiting the amount of commissions they would pay to agents for certain higher priced tickets and since September 1997, several major carriers have lowered the base commission rate from 10% to 8%. To date, due to the importance of the business passenger to Midway and the high utilization of travel agents by business travelers, the Company has determined not to limit or lower travel agent commissions.

    Midway also pays additional commissions, referred to as "overrides", to selected travel agencies in connection with special revenue programs. The Company believes these override programs result in incremental revenue to the Company. Midway also offers these travel agencies significant opportunities to participate in the development of specific corporate strategies and procedures, through their attendance at quarterly forums with the Company's most senior executives, including its President and Chief Executive Officer. Special services developed through these or other programs include Midway's full time staffing of the "Carolina Desk" within its sales department to answer questions or otherwise attend to the needs of these important customers. The Company believes that the combination of higher available commissions, the development of relationships between these travel agents and senior management and the devotion of resources to meet the needs of these agencies has resulted in strong support of Midway by travel agencies.

    CORPORATE RELATIONSHIPS

    The Company believes that it receives a substantial share of travel from the local Raleigh-Durham business community on the routes that it serves. The Company believes that this success is in part a result of its significant efforts to meet the demands of its core business customers, its established relationships with many local, national and international corporations in the Raleigh-Durham area and the support it receives as the "hometown" airline. Discounts are offered to a limited number of corporations in exchange for a premium share of their travel. Employees of some of these corporations may also be offered discounts for leisure weekend travel on flights that would otherwise operate with empty seats. This program, called "Midway Weekend Madness", has helped build loyalty in the Raleigh-Durham market and is an important incentive for corporations to do more business with Midway. Midway sales agents visit customers on a regular basis to solicit their input and to answer questions. Each sales manager is supported by a help desk staffed full time by employees trained to meet these customers' needs. The Company's President and Chief Executive Officer calls upon these important customers to ensure that Midway understands and responds to their travel requirements.

    AMERICAN RELATIONSHIP

    The Company maintains a significant relationship with American. Part of this relationship includes contractual arrangements with American that allow Midway to offer AAdvantage-Registered Trademark- miles to, and accept AAirpass-Registered Trademark- tickets and American first class upgrades from, its passengers. Midway also contracts with American for important services, including reservations, ground handling, fueling and yield management. Midway believes the relationship benefits American as well, by building customer loyalty through the use of AAdvantage-Registered Trademark- miles by Midway customers, by providing sublease revenues to help offset American's lease payments to RDU and by providing revenue through Midway's use of various American services. See

"Risk Factors--Agreements with American Airlines," "--Pricing and Yield Management," "--Frequent Flyer Program" and "--Facilities."


    FREQUENT FLYER PROGRAM

    Midway has been a partner in American's AAdvantage-Registered Trademark-frequent flyer program since March 1995. Upon its arrival at RDU, Midway's participation in this program quickly facilitated its access to a large and loyal group of AAdvantage-Registered Trademark- members in the Raleigh-Durham area and along the East Coast. For payment of a per-mile fee, the Company is able to offer its passengers the ability to obtain award mileage on every current flight, and AAdvantage-Registered Trademark- award certificates can be redeemed for travel on Midway. Midway's contract with American, which extends through April 30, 2001, gives the Company the ability to offer AAdvantage-Registered Trademark- miles on several additional routes, though the Company may add new routes in the near future without having the ability to offer AAdvantage-Registered Trademark- miles. The ability to offer AAdvantage-Registered Trademark- miles on additional routes and the extension of the term of the agreement are the subjects of ongoing discussions between the Company and American. The Company believes its participation the AAdvantage-Registered Trademark- program gives it access to a flexible and extremely powerful marketing tool. However, due to the potential limitations of the agreement (including the number of additional markets and the term of the agreement), the Company may in the future choose to develop its own frequent flyer program.


    American may terminate this agreement under several circumstances, including
(i) commencement by the Company of a new frequent flyer program or its participation in another frequent flyer program, (ii) any person or group becoming the owner of 20% or more of the outstanding voting securities of the Company or any "Disqualified Investor" becoming the owner of 10% or more of the outstanding voting securities of the Company, (iii) the Company making a significant acquisition or (iv) the Company entering into any marketing-oriented collaborative agreement with another airline which American reasonably believes would likely materially adversely affect American's interests or objectives under any of its or its affiliates' agreements with the Company. "Disqualified Investor" is defined as (i) any other airline or airline-related services company, (ii) any person or entity offering a frequent traveler program or (iii) any person or entity that American believes would likely, by virtue of its affiliation with the Company, materially adversely affect American's interests or objectives under any of its or its affiliates' agreements with the Company. In addition, American may terminate its sublease to the Company of the RDU facility, Midway's license of the yield management system and one other service agreement that Midway has with American if any person or group acquires 30% or more of the voting securities of Midway. Finally, if the Company pays any dividends or makes any other cash or asset distribution to its stockholders without American's consent at any time prior to the Company's payment in full of a certain promissory note to American, then American may terminate the RDU facility sublease, the AAdvantage-Registered Trademark- Participating Carrier Agreement, Midway's license of the yield management system and one other service agreement that Midway has with American. See "Risk Factors--Agreements with American Airlines."


    MARKETING

    The Company markets its services through listings in computer reservations systems and the Official Airline Guide; through advertising and promotions in newspapers, magazines, billboards, radio and television; and through direct contact with travel agencies, corporate travel departments, wholesalers and consolidators. The Company maintains a nationwide toll-free telephone number for use by passengers to make reservations and purchase tickets and has sales representatives assigned to all regions where Midway operates. The service mark "Feel Like Flying Again" was adopted in 1995 when the Company began RDU operations to communicate a level of service that is reminiscent of flying when airlines generally provided higher quality service than is perceived today.

EMPLOYEES

    As of September 30, 1997, the Company had 723 full-time equivalent employees in the following departments:

Passenger Services....................................................        195
Flight Operations.....................................................        170
In-flight.............................................................        129
Sales, Marketing and Reservations.....................................        105
Maintenance and Quality Assurance.....................................         60
Administrative........................................................         46
Accounting and Finance................................................         18
                                                                              ---
      Total...........................................................        723

    LABOR RELATIONS

    The Railway Labor Act ("RLA") governs the labor relations of employers and employees engaged in the airline industry. Comprehensive provisions are set forth in the RLA establishing the right of airline employees to organize and bargain collectively along craft or class lines and imposing a duty upon air carriers and their employees to exert every reasonable effort to make and maintain collective bargaining agreements. The RLA contains detailed procedures which must be exhausted before a lawful work stoppage can occur.


    None of the Company's employees are represented by a labor union. In the spring of 1996, a vote was held by the Company's dispatchers on the application of the Transport Workers Union of America. The election resulted in the dismissal of the application. In the fall of 1996, a vote was held among the Company's fleet services (ramp) employees on the application of the International Association of Machinists. The election resulted in the dismissal of the application. In October 1997, the National Mediation Board authorized an election to be held on the application of the Air Line Pilots Association to represent Midway's pilots. The ballots for such election were distributed on November 4, 1997, and will be counted on December 8, 1997. In November 1997, the Company received notice from the Association of Flight Attendants, AFL-CIO (the "AFA") that a campaign has been initiated to select the AFA as the exclusive bargaining representative for the Company's flight attendants. The Company is unable to predict whether an election will be held on any application the AFA might make to represent the Company's flight attendants. See "Risk Factors--Labor Relations."


    The Company believes its management and employees have a good relationship. Management, including the Company's President and Chief Executive Officer, meet with pilots, flight attendants, customer service agents and other employees on a routine basis to discuss Company objectives as well as more specific labor related issues such as scheduling, compensation and work rules. Management believes it has addressed pilot and other employee concerns in a timely and responsive manner.

GOVERNMENT REGULATION

    GENERAL

    The Company is subject to the jurisdiction of and regulation by the DOT, the FAA and certain other governmental agencies. The DOT principally regulates economic issues affecting air service such as air carrier certification and fitness, insurance, authorization of proposed scheduled and charter operations, consumer protection and competitive practices. In 1993, the Company was granted a Certificate of Public Convenience and Necessity pursuant to Section 401 of the Federal Aviation Act authorizing it to engage in air transportation. The DOT has authority to investigate and institute proceedings to enforce its economic regulations and may in certain circumstances assess civil penalties, revoke operating authority and seek criminal sanctions.

    The FAA primarily regulates flight operations, in particular matters affecting air safety, such as airworthiness requirements for aircraft and pilot and flight attendant certification. The FAA requires each carrier to obtain an operating certificate and operations specifications authorizing the carrier to operate to specific airports using specified equipment. All of the Company's aircraft must have and maintain certificates of airworthiness issued by the FAA. The Company holds an FAA air carrier operating certificate under Part 121 of the Federal Aviation Regulations. The FAA has the authority to modify, suspend temporarily or revoke permanently the authority of the Company or its licensed personnel, after notice and a hearing, for failure to comply with regulations promulgated by the FAA and to assess civil penalties for such failures. In September 1997, the Civil Aviation Security Division of the FAA conducted an investigation of the Company's compliance with certain regulations requiring the Company to verify the accuracy of background information provided by its employees who have access to secure airport areas. This investigation will likely result in the finding of violations of these regulations. The Company revised its background check procedures during the course of the FAA's investigation and then obtained and verified the necessary background information of those employees who had been identified by the FAA as having insufficient background check documentation. While the Company is unable to determine whether the FAA will pursue an assessment as a result of the findings of this investigation, the Company believes that such an assessment would not have a material effect on the Company. See "Risk Factors--Government Regulation."

    The Company believes it is in compliance with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the Company's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company.

    The FAA also has authority to issue maintenance directives and other mandatory orders relating to, among other things, inspection of aircraft and engines, fire retardant and smoke detection devices, increased security precautions, collision and windshear avoidance systems, noise abatement and the mandatory removal and replacement of aircraft parts that have failed or may fail in the future.

    The Company is regulated by the Environmental Protection Agency and state and local agencies with respect to the protection of the environment and to the discharge of materials into the environment. At its aircraft line maintenance facilities, the Company uses materials that are regulated as hazardous under federal and state law. The Company maintains programs to protect the safety of its employees who use these materials and to manage and dispose of any waste generated by the use of these materials, and believes that it is in substantial compliance with all applicable laws and regulations. In addition, the Immigration and Naturalization Service, the U.S. Customs Service, and the Animal and Plant Health Inspection Service of the Department of Agriculture have jurisdiction over inspection of the Company's aircraft, passengers and cargo to ensure the Company's compliance with U.S. immigration, customs and import laws.

    The Company is also subject to other federal and state laws and regulations relating to protection of the environment, radio communications, labor relations, equal employment opportunity and other matters.

    SAFETY

    The Company has never had an accident, and is dedicated to ensuring its customers' safety. The FAA monitors the Company's compliance with maintenance, flight operations and safety regulations, maintains representatives on-site and performs frequent spot inspections, and the Company believes it has a strong and open relationship with its regional FAA office. The Company believes it is in compliance with all requirements necessary to maintain in good standing its operating authority granted by the DOT and its air carrier operating certificate issued by the FAA. A modification, suspension or revocation of any of the

Company's DOT or FAA authorizations or certificates could have a material adverse effect upon the Company.

    SLOTS

    The FAA's regulations currently limit the availability of, and permit the buying, selling, trading and leasing of, certain airline slots at Chicago's O'Hare, New York's LaGuardia and Kennedy International and Washington, D.C.'s National airports. A slot is an authorization to take off or land at the designated airport within a specified time window. Midway utilizes ten slots at New York's LaGuardia Airport, three of which are owned and seven of which are leased from a third party airline. Midway utilizes eight slots at Washington, D.C.'s National Airport, two of which are owned and six of which are leased from a different third party airline. Although the Company's slot leases are currently scheduled to expire in April 1998, the Company believes it will be able to renew those leases on terms that will be acceptable to the Company.

    The FAA's slot regulations require the use of each slot at least 80% of the time, measured on a bi-monthly basis. Failure to meet this utilization threshold without a waiver from the FAA, which is granted only under exceptional circumstances, subjects the slot to recall by the FAA. In addition, the slot regulations provide that slots may be withdrawn by the FAA at any time without compensation to the carrier holding or operating the slot to meet the DOT's operational needs, such as providing slots for international or essential air transportation.

    FOREIGN OWNERSHIP

    Pursuant to law and the regulation of the DOT, the Company must be effectively controlled by United States citizens. In this regard, the Company's President and at least two-thirds of the Company's Board of Directors must be United States citizens and not more than 25% of the Company's voting stock may be owned by foreign nationals (although subject to DOT approval the percent of foreign economic ownership may be as high as 49%).

FUEL

    The cost of fuel is a significant operating expense, constituting 13.5% of operating costs in 1996 and 12.8% during the nine months ended September 30, 1997. Jet fuel costs may be subject to wide fluctuations as a result of sudden disruptions in supply. Because of the effect of such events on price and availability of oil, the cost and future availability of jet fuel cannot be predicted with any degree of certainty. A one cent change in the cost per gallon of fuel, based on the Company's fuel consumption levels for the nine months ended September 30, 1997, increases or decreases operating expenses by approximately $300,000 per year.

    The Company's fuel requirements are met by approximately 11 different suppliers. The Company contracts with these suppliers as fuel is needed, and the terms vary as to price and quantity. The Company has not entered into any agreement that fixes the price of fuel over any period of time.

FACILITIES

    Of the 26 gates at the newer of RDU's two terminals, Terminal C, the Company currently subleases 12 gates through February 2013 and has options expiring August 1999 to sublease through February 2013 six additional gates. In addition, the Company is currently in negotiations to sublease two additional gates. The Company also subleases certain hangar facilities in Orlando, Florida where light maintenance and aircraft cleaning are performed. This sublease expires at the end of April 1998. The Company believes it will either extend this lease or find suitable hangar facilities either at RDU or elsewhere. The Company's corporate headquarters and reservations facility are located in Durham, where it subleases approximately 30,000 square feet of space. The Durham facility sublease expires on July 31, 1998. The Company has two, one-year extension options available on this space. The Company believes it can find suitable replacement headquarters and reservation center space if needed.

    In one of the cities Midway serves, the Company leases a gate at the airport directly from the airport. For the remaining cities, Midway obtains the use of gates as part of its third party ground handling contracts.

COMPETITION

    The Company competes with other air carriers on many of its routes. Many of the Company's competitors have elaborate route structures that transport passengers to hub airports for transfer to many destinations, including those served by Midway. Although ten other jet airline carriers currently serve RDU, these carriers (other than US Airways, Inc. to New York's LaGuardia Airport and Washington, D.C.'s National Airport) provide non-stop flights only between RDU and their respective hubs. In some markets, Midway also competes against ground transportation providers. See "Risk Factors--Industry Conditions and Competition."

INSURANCE

    In the opinion of management, the Company maintains insurance policies of types customary in the industry and in amounts management believes are adequate to meet DOT requirements and to protect the Company and its property against material loss. The policies principally provide coverage for public liability, passenger liability, baggage and cargo liability, property damage, including coverage for loss or damage to its flight equipment, and worker's compensation insurance. There can be no assurance, however, that the amount of insurance carried by the Company will be sufficient to protect it from material loss.

LEGAL PROCEEDINGS

    The Company is a party to routine litigation incidental to its business. Management believes that none of this litigation is likely to have a material adverse effect on the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table contains the name, age and position with the Company of each executive officer and director as of September 30, 1997.

NAME                                       AGE                                    POSITION
-------------------------------------      ---      ---------------------------------------------------------------------
Robert R. Ferguson III...............          48   Chairman of the Board, President and Chief Executive Officer
Joanne Smith.........................          39   Senior Vice President--Sales & Marketing
Jonathan S. Waller...................          37   Senior Vice President, General Counsel and Secretary
Steven Westberg......................          42   Senior Vice President and Chief Financial Officer
Martin F. Brueckner..................          53   Vice President--Customer Service
Thomas Duffy, Jr.....................          41   Vice President--Maintenance
David Vance..........................          63   Vice President--Operations
W. Greyson Quarles...................          56   Director
Gregory J. Robitaille................          34   Director
Howard Wolf..........................          62   Director

INDIVIDUAL BACKGROUND INFORMATION

    ROBERT R. FERGUSON III has served as Chairman of the Board, President and Chief Executive Officer of the Company since February 1997. From October 1994 to February 1997, Mr. Ferguson served as President of Belmont Aviation, L.L.C., an aviation consulting firm. Prior to that, he held various executive positions at Continental Airlines, Inc., last serving as Chief Executive Officer, President and Director from August 1991 to October 1994. Mr. Ferguson also serves on the Board of Directors of Capital Cargo International Airlines, Inc., an air freight corporation ("Capital Cargo").

    JOANNE SMITH has served as Senior Vice President--Sales and Marketing of the Company since September 1994. Prior to that time, she served as Vice President of Marketing and Field Services for Wings West Airlines from June 1987 to September 1994.

    JONATHAN S. WALLER has served as Senior Vice President, General Counsel and Secretary of the Company since July 1995. From April 1989 to July 1995, Mr. Waller was an attorney in private practice with the Chicago, Illinois law firm of Rosenberg & Liebentritt, becoming a partner of the firm in January 1994.

    STEVEN WESTBERG has served as Senior Vice President and Chief Financial Officer of the Company since December 1995. Mr. Westberg held various positions at Continental Airlines, Inc. from 1991 to February 1995, last serving as Vice President of Corporate Planning. From February 1995, to December 1995, Mr. Westberg served as Vice President of Belmont Aviation, L.L.C., an aviation consulting firm. Mr. Westberg also serves on the Board of Directors of Capital Cargo.

    MARTIN F. BRUECKNER has served as Vice President--Customer Service of the Company since August 1996. From April 1993 to August 1996, Mr. Brueckner served as Area President for International Total Services, a company that provides out-sourcing services to airlines.

    THOMAS DUFFY, JR. has served as Vice President--Maintenance of the Company since August 1995. Prior to that time, Mr. Duffy was Director of Maintenance from August 1993. From May 1992 until August 1993, Mr. Duffy served as Manager of Maintenance Sales with Triad International Maintenance Co.

    DAVID VANCE has served as Vice President--Operations of the Company since October 1994. Prior to that time, Mr. Vance served as Director of Operations from August 1993 to October 1994. Mr. Vance was a captain with Reno Air from April 1992 to August 1993.

    W. GREYSON QUARLES has served as Chief Financial Officer of SAS Institute, Inc., a computer software corporation, since 1982 and has been a director of the Company since February 1997.

    GREGORY J. ROBITAILLE has been employed by Equity Group Investments, Inc., which is an affiliate of Zell/Chilmark since October 1995. From September 1991 to September 1995, he served as a Vice President of the Corporate Finance Department of Rauscher Pierce Refsnes, Inc., an investment banking firm. Mr. Robitaille has served as a Director of the Company since February 1997.

    HOWARD WOLF has been a Senior Partner of the law firm of Fulbright & Jaworski L.L.P. for more than the last five years and has served as a director of the Company since February 1997. Mr. Wolf also serves on the Board of Directors for Offshore Logistics, Inc., a company that operates helicopters world-wide; Tuskar Resources plc, an oil and gas company; and International Tool & Supply plc, an oil and gas service and supply company. Mr. Wolf serves as an Advisory Director of Frost National Bank and as Chairman of the Board of Trustees of The Institute for Rehabilitation and Research, a not-for-profit hospital.

    Prior to the Offering, the Company's Board of Directors will establish an Audit Committee and a Compensation Committee.

    The duties of the Audit Committee will be to recommend to the Board of Directors the selection of independent public accountants to audit annually the books and records of the Company, discuss with the independent auditors and internal auditors the scope and results of audits, and approve and review any nonaudit services performed by the Company's independent auditing firm.

    The duties of the Compensation Committee will be to provide a general review of the Company's compensation and benefit plans to ensure that they meet the Company's objectives. In addition, the Compensation Committee will approve the Chief Executive Officer's compensation and review the Chief Executive Officer's recommendations on (i) the compensation of all other officers of the Company,
(ii) the grant of awards under the Company's then existing compensation and benefit plans and (iii) the adoption of major Company compensation policies and practices. The Compensation Committee will report its recommendations to the Board of Directors for approval and authorization.

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

    The Company has agreements with four of the named executive officers (Messrs. Ferguson, Waller and Westberg and Ms. Smith) that provide that each such officer is entitled to benefits if such officer's employment is ended by the Company other than for reason of death or disability or for cause (as defined in the agreements). In general, the benefits provided are: (a) a cash termination payment equal to one year's annual compensation at the rate then in effect or continuing salary payments of up to one year following the date of termination; (b) payments allowing for the officer to obtain medical benefits comparable to those received by the officer in the preceding fiscal year for up to one year following termination; (c) outplacement services; (d) airline travel privileges on Midway for the executive and his/her spouse for their lifetime and their dependent children; and (e) household relocation assistance. Ms. Smith's agreement terminates on December 31, 1997. Messrs. Ferguson, Waller and Westberg's agreements have no certain termination date. Mr. Ferguson's agreement does not provide him with the benefits described in clauses (b), (c), (d) and
(e) above.

EXECUTIVE COMPENSATION

    Set forth in the following table is certain compensation information concerning the current and former Chief Executive Officers and each of the Company's most highly compensated executive officers as to whom the total annual salary, bonus and other compensation for the fiscal year ended December 31, 1996 exceeded $100,000, or for the six months ended June 30, 1997 exceeded $50,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG TERM
                                                                                                  COMPENSATION
                                                                                                  ------------
                                                                                  ANNUAL          COMMON STOCK
                                                                               COMPENSATION        UNDERLYING
                                                                            ------------------      OPTIONS       ALL OTHER
                                                                             SALARY    BONUS         (# OF       COMPENSATION
NAME AND PRINCIPAL POSITION                                         YEAR      ($)       ($)         SHARES)          ($)
------------------------------------------------------------------  ----    --------  --------    ------------   ------------
Robert R. Ferguson III(1).........................................  1996       --        --          --              --
  Chairman of the Board, President and Chief Executive Officer      1997(2) $ 69,365     --         781,250          --
John N. Selvaggio(3)..............................................  1996     246,642     --          --              --
  President and Chief Executive Officer                             1997(2)   28,192  $480,000(4)    --            $282,923(5)
Steven Westberg...................................................  1996     170,103     --          --              --
  Senior Vice President and Chief Financial Officer                 1997(2)   79,288   247,500(4)   111,997          --
Jonathan S. Waller................................................  1996     165,384     --          --              --
  Senior Vice President, General Counsel and Secretary              1997(2)   76,288   247,500(4)    27,999          --
Joanne Smith......................................................  1996     154,834     --          --              --
  Senior Vice President, Sales and Marketing                        1997(2)   78,388   247,500(4)    27,999          --
Brian J. Olds(6)..................................................  1996       --        --          --             284,137(7)
  Executive Vice President and Chief Operating Officer              1997(2)    --        --          --              --

------------------------

(1) Mr. Ferguson became an executive officer of the Company in February 1997, and is paid a base annual salary of $200,000.

(2) 1997 amounts reflect six months ended June 30, 1997.

(3) Mr. Selvaggio's employment with the Company ended in February 1997.

(4) Amount reflects bonus paid by Zell/Chilmark on behalf of the Company as a result of negotiations in connection with the Recapitalization.

(5) Amount reflects severance payment to Mr. Selvaggio.

(6) Mr. Olds resigned from employment with the Company in February 1996.

(7) Amount reflects severance paid in connection with resignation of employment.

BOARD COMPENSATION

    Non-employee directors of the Company are paid a fee of $1,500 for each board meeting attended in person.

EMPLOYEE PLANS

    Although the terms of the Stock Option Plan have not yet been determined, the Company anticipates that not more than 557,255 shares of Common Stock will be reserved for issuance to employees of the Company under the Stock Option Plan. The Company expects that options to purchase substantially all of these shares will be granted concurrently with the Offering to employees at an exercise price per share equal to the offering price to the public. Such options will vest in equal amounts over five years and will have a ten year term.

    In addition to the Stock Option Plan, the Company has granted options to purchase an aggregate of 223,994 shares of Common Stock to certain members of senior management at an exercise price per share equal to the valuation of the Common Stock at the time of the Recapitalization. Such options vest in equal amounts over five years and have a ten-year term.

    The Company intends to adopt a Profit Sharing Plan (the "Profit Sharing Plan") which will become effective for 1998 and will apply to all of its employees who have completed six months of service with the Company and who are not represented by a collective bargaining organization, unless inclusion in the Profit Sharing Plan for such employees is achieved through the collective bargaining process. Profit Sharing Plan payments, if any, will be based upon the relative wages of the eligible employees during the relevant annual period. Half of each payment will be made to each eligible employee in cash and half will be made to an investment account maintained by a third party on behalf of the eligible employee. The Company expects that the payments to the investment accounts and associated earnings will vest in equal amounts over five years.

                              CERTAIN TRANSACTIONS

    In March 1995, the Company entered into a services agreement with Teletech Teleservices, Inc., a Colorado corporation ("Teletech"), for the performance of reservation call handling services by Teletech on behalf of Midway. At that time, Teletech was an affiliate of Zell/Chilmark. Midway Airlines terminated this agreement, effective May 15, 1997. The Company currently sublicenses a reservation software program from Teletech. The Company believes the terms of this software sublicense are no less favorable to Midway than could be obtained from an unaffiliated party. The software sublicense terminates in August 1998.

    In May 1995, the Company obtained an aggregate of $6,000,000 in subordinated debt financing from a group of 18 shareholders. Of this amount, $5,217,000 was provided by Zell/Chilmark at a rate of 12% per annum and with an April 1, 2002 maturity date. Warrants were issued to each of the debt holders at a rate which gave each debt holder the right to purchase 750 shares of the Company's previously existing Class C Common Stock at $.01 per share for each $1,000 of financing provided. In January, February and August 1996, Zell/Chilmark provided additional subordinated debt financing totalling $4,000,000 on substantially the same terms as in May 1995. The Company believes all of the subordinated debt financing that it received from these parties in 1995 and 1996 was received on terms no less favorable to Midway than could have been obtained from an unaffiliated party. All of this subordinated debt was redeemed or canceled in February 1997 in connection with the Recapitalization and is no longer outstanding, and the warrants were canceled.

    In January 1997, the Company entered into an Agreement and Plan of Merger with GoodAero, Inc., James H. Goodnight, Ph.D., John P. Sall and Zell/Chilmark. The Agreement and Plan of Merger sets forth the terms and conditions under which GoodAero, Inc. would be merged into the Company, which occurred on February 11, 1997. See "The Company--The Recapitalization."

    Simultaneously with the closing of the Recapitalization and pursuant to the Agreement and Plan of Merger, GoodAero, Inc. caused Wachovia Bank of North Carolina to issue a $7,000,000 letter of credit for the benefit of the Company's current credit card processing vendor as security for the Company's performance of its obligations under its credit card processing agreement. This letter of credit expires in February 1998. The current provider is not obligated to renew the letter of credit. If it is not renewed, the Company may have to provide a replacement letter of credit or cash collateralize or otherwise fund the credit card holdback.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 31, 1997, and as adjusted to reflect the sale of Common Stock in the Offering, by (i) each director of the Company,
(ii) each person known or believed by the Company to own beneficially 5% or more of the Common Stock and (iii) all directors and executive officers as a group. See note (1) below. Unless otherwise indicated, each person has sole voting and dispositive power with respect to such shares. Except for Mr. Ferguson, none of the named executive officers is a beneficial owner of any shares of Common Stock as of October 31, 1997.

                                                                                                               SHARES
                                                                   SHARES BENEFICIALLY                      BENEFICIALLY
                                                                         OWNED(1)                             OWNED(1)
                                                                    PRIOR TO OFFERING      NUMBER OF     AFTER THE OFFERING
                        NAME AND ADDRESS                           --------------------   SHARES BEING   ------------------
                       OF BENEFICIAL OWNER                          NUMBER      PERCENT     OFFERED       NUMBER    PERCENT
-----------------------------------------------------------------  ---------    -------   ------------   ---------  -------
James H. Goodnight, Ph.D.(2).....................................  2,509,697(3)  42.8%        --         2,509,697   31.9%
Zell/Chilmark Fund L.P.(4).......................................  1,740,056     29.7      1,459,376       280,680    3.6
John P. Sall(5)..................................................  1,218,995(3)  20.8         --         1,218,995   15.5
Robert R. Ferguson III(6)........................................    390,625(7)   6.3         --           390,625    4.7
AMR Corporation(8)...............................................    390,625(9)   6.3         --           390,625    4.7
debis AirFinance B.V.(10)........................................    260,189      4.4        260,189        --       --
Wings Aircraft Finance, Inc.(11).................................    130,435      2.2        130,435        --       --
All Executive Officers and Directors as a group
  (10 persons)...................................................    390,625(7)   6.3         --           390,625    4.7

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares of Common Stock beneficially owned by a person, and the percentage of ownership by that person, shares of Common Stock issuable pursuant to options and warrants held by that person that are currently exercisable or exercisable within 60 days of November 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) This stockholder's address is SAS Campus Drive, Cary, North Carolina 25712.

(3) Reflects the number of shares of Common Stock issuable upon conversion of the Senior Convertible Preferred Stock.

(4) This stockholder's address is T wo North Riverside Plaza, Nineteenth Floor, Chicago, Illinois 60606. Zell/ Chilmark Fund L.P. is controlled by a general partner, who is ultimately controlled by Samuel Zell, subject to removal of such general partner by vote of the limited partners upon the occurrence of certain events.

(5) This stockholder's address is SAS Campus Drive, Cary, North Carolina 25712.

(6) Mr. Ferguson is the Chairman of the Board, President and Chief Executive Officer of the Company and his address is 300 West Morgan Street, Suite 1200, Durham, North Carolina 27701.

(7) Includes 390,625 shares of Common Stock issuable pursuant to currently exercisable options.

(8) AMR Corporation is the parent company of American and its address is 4333 Amon Carter Boulevard, Fort Worth, Texas 76155.

(9) Includes 390,625 shares of Common Stock issuable upon exercise of a warrant.

(10) This stockholder is ultimately controlled by Daimler-Benz, A.G., and its address is Evert van de Beekstraat 22, NL-1118 CL Luchthaven Schiphol, Amsterdam Airport Schiphol, The Netherlands.

(11) This stockholder is ultimately controlled by Daimler-Benz, A.G., and its address is 1199 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 12,000,000 shares of Preferred Stock of the Company, par value $.01 per share ("Preferred Stock"). As of October 31, 1997, the outstanding shares of Preferred Stock were owned of record by two stockholders, the outstanding shares of Common Stock were owned of record by five stockholders and options and a warrant to purchase an aggregate of 1,359,870 shares of Common Stock were outstanding. The following summary is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Charter") and Bylaws (the "Bylaws"), copies of which are included as exhibits to the Registration Statement of which this Prospectus is a part. All outstanding shares of Common Stock are fully paid and non-assessable.

    COMMON STOCK. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. Holders of the Common Stock are entitled to one vote per share for the election of directors and other corporate matters. Such holders are not entitled to vote cumulatively for the election of directors and are not able to act by written consent. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in all assets of the Company available for distribution to the holders of Common Stock. The Common Stock carries no preemptive rights. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in the Offering when issued will be, duly authorized, validly issued, fully paid and non-assessable. See "Dividend Policy."

    PREFERRED STOCK. The Board of Directors is authorized to issue from time to time, without stockholder authorization, in one or more designated series, shares of preferred stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company. The Board of Directors has no present plans to issue any Preferred Stock.

    CERTAIN LIMITATIONS. Each lessor of the Company's F-100 aircraft has the right to terminate its lease if, prior to the Company's satisfaction of its obligations under certain promissory notes issued to debis AirFrance B.V. or DASA Aircraft Finance XVI B.V., the Company makes any redemption of, or any dividend or distribution with respect to, any shares of the Company owned by any holder of equity in the Company representing the right to vote 20% or more of the voting stock of the Company on any matter presented for vote to the stockholders of the Company. The lessor of the Company's one Airbus A320 aircraft has the right to terminate its lease if any single person or group of persons acquire control of the Company without the prior written consent of such lessor, such consent not to be unreasonably withheld. See "Risk Factors--Limited Number of Aircraft."

    American may terminate its AAdvantage-Registered Trademark- Participating Carrier Agreement with the Company if, among other occurrences, any person or group becomes the owner of 20% or more of the outstanding voting securities of the Company or certain disqualified investors become the owner of 10% or more of the outstanding voting securities of the Company. American may also terminate its sublease to the Company of the RDU facility and two other service agreements that Midway has with American if any person or group acquires 30% or more of the voting securities of Midway. In addition, if the Company pays any dividends or makes any other cash or asset distribution to its stockholders without American's consent at any time prior to the Company's payment in full of a certain promissory note to American, then American may terminate the RDU facility sublease, the AAdvantage-Registered Trademark- Participating Carrier Agreement and two other service agreements that Midway has with American. See "Risk Factors--Agreements with American Airlines."

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECT

    CLASSIFIED BOARD OF DIRECTORS. The Amended and Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, the members of which will serve staggered three-year terms. The Company believes that a classified board of directors could help to assure the continuity and stability of the Board's and the Company's business strategies and policies as determined by the Board of Directors. The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and, therefore, discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors would retain their positions. In addition, the Amended and Restated Certificate of Incorporation provides that directors may be removed from office only "for cause" (as defined therein). Subject to rights of any holders of preferred stock, newly created directors and vacancies on the Board of Directors will be filled solely by the remaining directors then in office.

    ADVANCE NOTICE PROVISIONS FOR CERTAIN STOCKHOLDER ACTIONS. The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders of the Company (the "Business Procedure").

    Under the Business Procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the Chairman or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at the meeting.

    The Nomination Procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the Board to the Secretary of the Company. The requirements as to the form and timing of that notice are specified in the Bylaws. If the election inspectors determine that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.

    Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

    DELAWARE SECTION 203. Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "Delaware Act") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 generally prohibits a publicly held Delaware corporation from engaging in the following transactions with an Interested Stockholder for a period of three years from the date the stockholder becomes an Interested Stockholder (unless certain conditions, described below, are met): (a) all mergers or consolidations, (b) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (c) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (d) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (e) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

    The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders, by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party which is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (a) certain mergers or consolidations involving the corporation, (b) a sale or other transfer of over 50% of the aggregate assets of the corporation or (c) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

    Prior to the effective date of Section 203, a corporation by action of its board of directors, had the option of electing to exclude itself from the coverage of Section 203. Since the effective date of such section, a corporation may, at its option, exclude itself from the coverage of Section 203 by amending its Certificate of Incorporation or Bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such a charter or bylaw amendment.

    The foregoing provisions of Section 203 could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of Common Stock even if such removal or assumption would be beneficial, in the short term, to stockholders of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

    The Delaware Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the Delaware Act does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of the Company's directors to the Company or its stockholders to the fullest extent permitted by the Delaware Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach by directors of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Act, or (iv) for any transaction from which the director derived an improper personal benefit.

    The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

TRANSFER AGENT

    The Transfer Agent for the Common Stock is       .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to completion of the Offering, there has been no public market for the Common Stock. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have an adverse effect on the price of the Common Stock.

    Upon completion of the Offering, there will be 7,859,375 shares of Common Stock outstanding. All of the 3,850,000 shares purchased in this offering (and any shares sold upon exercise of the Underwriters' overallotment option) will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company. All of the remaining 4,009,375 shares of Common Stock outstanding are "restricted securities" as that term is defined in Rule 144 and are also subject to certain restrictions on disposition pursuant to contractual lock-up agreements between the holders of such shares and the Underwriters.

    In general, under Rule 144 as in effect as of October 31, 1997, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least one year, including a person who may be deemed an "affiliate," is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

    The holders of 280,680 shares of Common Stock, which are subject to the Underwriters' overallotment option, and the holders of options and a warrant to purchase an aggregate of 1,395,870 shares of Common Stock have certain rights to require the Company to register sales of such shares, or shares acquired pursuant to such options or warrant, under the Securities Act, subject to certain restrictions. If, subsequent to the consummation of this offering, the Company proposes to register any of its securities under the Securities Act, such holders are entitled to notice of such registration and to include their shares in such registration with their expenses borne by the Company, subject to the right of an underwriter participating in the offering to limit the number of shares included in such registration. In addition, the holders of 280,680 shares of Common Stock, which are subject to the Underwriters' overallotment option, and the holder of a warrant to purchase 390,625 shares of Common Stock have the right to demand, on two occasions, that the Company file a registration statement covering sales of their respective shares, and the Company is obligated to pay the expenses of such registrations.

    The effect, if any, that future market sales of shares or the availability of shares for sale will have on the prevailing market prices for the Common Stock cannot be predicted. Nevertheless, sales of a substantial number of shares in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

    In addition, the Company, the Selling Stockholders and the directors, executive officers and all other stockholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, other than (x) the sale to the Underwriters of the shares of Common Stock offered hereby, (y) the issuance by the Company of shares of Common Stock upon the exercise of any options granted or shares of Common Stock issued pursuant to existing benefit plans of the Company or (z) transactions of any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

                                  UNDERWRITERS

    Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Company and the Selling Stockholders have agreed to sell 2,000,000 and 1,850,000 shares, respectively, of the Company's Common Stock, and the Underwriters named below, for whom Morgan Stanley & Co. Incorporated and The Robinson-Humphrey Company, LLC are serving as Representatives, have severally agreed to purchase the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                        NAME                                           NUMBER OF SHARES
-------------------------------------------------------------------------------------  -----------------
Morgan Stanley & Co. Incorporated....................................................
The Robinson-Humphrey Company, LLC...................................................

                                                                                       -----------------
      Total..........................................................................       3,850,000
                                                                                       -----------------
                                                                                       -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' overallotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the Price to Public set forth on the cover page hereof and part to certain dealers at a price which represents a concession not
in excess of $         per share under the public offering price. Any
Underwriter may allow, and such dealers may re-allow, a concession not in excess
of $         per share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "MDWY."


    At the request of the Company, the Underwriters have reserved up to 115,500 shares of Common Stock for sale at the initial public offering price to the Company's employees, officers and directors and to other individuals having relationships with the Company. The number of shares available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Reserved shares purchased by such individuals will, except as restricted by applicable securities laws, be available for resale following this offering.


    Pursuant to the Underwriting Agreement, the Company and one of the Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 296,820 additional shares and 280,680 additional shares, respectively, of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering overallotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

    The Company, the Selling Stockholders and the directors, executive officers and all other stockholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, other than (x) the sale to the Underwriters of the shares of Common Stock offered hereby, (y) the issuance by the Company of shares of Common Stock upon the exercise of any options granted or shares of Common Stock issued pursuant to existing benefit plans of the Company or (z) transactions of any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

    Pursuant to the Underwriting Agreement, each Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Each of the Underwriters has represented and, during the period of six months after the date hereof, agreed that (a) it has not offered or sold and will not offer or sell any shares of Common Stock in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations (1995) (the "Regulations"); (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial

Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF OFFERING

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, other ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby and certain legal matters will be passed upon for the Company by Jonathan S. Waller, Senior Vice President and General Counsel of the Company and Fulbright & Jaworski L.L.P., Houston, Texas. Howard Wolf, a member of the board of directors of the Company, is a partner in the firm of Fulbright & Jaworski L.L.P. Certain legal matters will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The financial statements of the Company at December 31, 1996 and June 30, 1997, and for the year ended December 31, 1996 and the six months ended June 30, 1997, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The financial statements of the Company at December 31, 1994 and 1995, and for the five-month period ended December 31, 1994, and for the year ended December 31, 1995, included in this Prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said report. Reference is made to said report dated June 16, 1996, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern discussed in Note 1 to the Financial Statements.

    Prior to the Recapitalization, Arthur Andersen LLP served as the Company's independent auditing firm. At the time of the Recapitalization, the Company's new management dismissed Arthur Andersen LLP and appointed Ernst & Young LLP to serve as the Company's independent auditor. Arthur Andersen

LLP's reports on the financial statements of the Company for the periods ended December 31, 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion, nor were said reports qualified or modified as to uncertainty, audit scope or accounting principles, except that their report dated June 16, 1996 on the financial statements as of and for the year ended December 31, 1995 includes an explanatory paragraph relating to the Company's ability to continue as a going concern discussed in Note 1 to the Financial Statements. During 1995, 1996 and the portion of 1997 prior to the Recapitalization, the Company had no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which if not resolved to their satisfaction would have been referred to in their audit report.

                             AVAILABLE INFORMATION

    The Company has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including exhibits and schedules thereto, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates, or on the Internet at http:// www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference. Copies of materials filed with the Commission may also be inspected at the offices of National Association of Securities Dealers, Inc., 1801 K Street, N.W., 8th Floor, Washington, D.C. 20006.

                     INDEX TO AUDITED FINANCIAL STATEMENTS

SIX MONTHS ENDED JUNE 30, 1997 AND YEAR ENDED DECEMBER 31, 1996

Report of Independent Auditors.......................................................  F-2

Balance Sheets.......................................................................  F-3

Statements of Operations.............................................................  F-4

Statements of Stockholders' Equity (Deficit).........................................  F-5

Statements of Cash Flows.............................................................  F-6

Notes to Financial Statements........................................................  F-7


YEAR ENDED DECEMBER 31, 1995 AND FIVE MONTHS ENDED DECEMBER 31, 1994

Report of Independent Public Accountants.............................................  F-20

Balance Sheets.......................................................................  F-21

Statements of Operations.............................................................  F-22

Statements of Stockholders' Equity (Deficit).........................................  F-23

Statements of Cash Flows.............................................................  F-24

Notes to Financial Statements........................................................  F-25

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
  Midway Airlines Corporation

    We have audited the accompanying balance sheets of Midway Airlines Corporation as of June 30, 1997 and December 31, 1996 and the related statements of operations, stockholders' equity (deficit) and cash flows for the six months and year then ended, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midway Airlines Corporation as of June 30, 1997 and December 31, 1996, and the results of its operations and its cash flows for the six months and year then ended, respectively, in conformity with generally accepted accounting principles.

    As discussed in Note 2 to the financial statements, in fiscal year 1996 the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF".

                                               ERNST & YOUNG LLP

Raleigh, North Carolina
July 22, 1997

                          MIDWAY AIRLINES CORPORATION

                                 BALANCE SHEETS

                                                                                         DECEMBER 31,    JUNE 30,
                                                                                             1996          1997
                                                                                         -------------  -----------  SEPTEMBER 30,
                                                                                                                          1997
                                                                                                                     --------------
                                                                                                                      (UNAUDITED)
                                                                                                       (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents............................................................    $  10,805     $  10,528     $   15,823
  Restricted cash......................................................................        2,000         3,582          3,037
  Short-term investments...............................................................           --        22,091         12,933
  Accounts receivable:
    Credit cards.......................................................................        1,920         1,555          2,716
    Travel agencies....................................................................        3,535         9,822         10,287
    Other..............................................................................          780           857          2,671
  Inventories..........................................................................          395           429            732
  Prepaids and other...................................................................        6,230         7,061          8,665
                                                                                         -------------  -----------       -------
Total current assets...................................................................       25,665        55,925         56,864

Equipment and property:
  Flight...............................................................................        4,223         6,505         10,803
  Other................................................................................        5,150         5,523          5,666
  Less accumulated depreciation........................................................       (2,704)       (3,453)        (4,010)
                                                                                         -------------  -----------       -------
Total equipment and property, net......................................................        6,669         8,575         12,459

Other noncurrent assets:
  Equipment purchase deposits..........................................................        1,846            --          1,350
  Aircraft lease deposits and other....................................................        6,506         3,195          3,279
                                                                                         -------------  -----------       -------
Total other noncurrent assets..........................................................        8,352         3,195          4,629
                                                                                         -------------  -----------       -------
Total assets...........................................................................    $  40,686     $  67,695     $   73,952
                                                                                         -------------  -----------       -------
                                                                                         -------------  -----------       -------

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.....................................................................    $   6,501     $   7,614     $    9,778
  Accrued expenses.....................................................................        6,267         3,331          3,506
  Accrued excise taxes.................................................................        6,624         3,139          3,237
  Accrued income taxes.................................................................           --         3,458          3,507
  Advance ticket sales.................................................................       19,151        24,425         26,615
  Other current liabilities............................................................        9,005         3,548          3,614
  Current maturities of long-term debt and capital lease obligations...................       18,988           848          1,171
                                                                                         -------------  -----------       -------
Total current liabilities..............................................................       66,536        46,363         51,428

Noncurrent liabilities:
  Long-term debt and capital lease obligations.........................................       11,704        13,061         12,563
  Other................................................................................        1,688           526            493
                                                                                         -------------  -----------       -------
Total noncurrent liabilities...........................................................       13,392        13,587         13,056
                                                                                         -------------  -----------       -------
Total liabilities......................................................................       79,928        59,950         64,484
Stockholders' equity (deficit):
  Preferred stock......................................................................           11            37             37
  Common stock.........................................................................          100            21             21
  Additional paid-in-capital...........................................................       30,989         7,687          7,687
  Accumulated earnings ($49.8 million of accumulated deficit eliminated in the quasi-
    reorganization as of June 30, 1997)................................................      (70,342)           --          1,723
                                                                                         -------------  -----------       -------
Total stockholders' equity (deficit)...................................................      (39,242)        7,745          9,468
                                                                                         -------------  -----------       -------
Total liabilities and stockholders' equity (deficit)...................................    $  40,686     $  67,695     $   73,952
                                                                                         -------------  -----------       -------
                                                                                         -------------  -----------       -------

                            See accompanying notes.

                          MIDWAY AIRLINES CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                  SIX MONTHS ENDED         NINE MONTHS ENDED
                                                  YEAR ENDED          JUNE 30,               SEPTEMBER 30,
                                                 DECEMBER 31,  -----------------------  ------------------------
                                                     1996         1996         1997        1996         1997
                                                 ------------  -----------  ----------  ----------  ------------
                                                              (UNAUDITED)                     (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues:
  Passenger....................................   $  173,541      $92,098      $91,689  $  130,444      $132,900
  Cargo........................................        2,214          973        1,000       1,485         1,493
  Contract and other...........................        4,279        2,303        2,391       3,344         3,746
                                                 ------------  -----------  ----------  ----------  ------------
Total revenues.................................      180,034       95,374       95,080     135,273       138,139
Operating expenses:
  Wages, salaries and related costs............       24,619       12,167       12,389      18,156        18,597
  Aircraft fuel................................       27,300       14,494       11,238      20,836        16,145
  Aircraft and engine rentals..................       34,113       17,749       15,515      25,710        22,850
  Commissions..................................       13,728        7,329        7,121      10,232        10,321
  Maintenance, materials and repairs...........       17,930       10,042        8,569      13,937        12,401
  Other rentals and landing fees...............       12,711        6,573        5,013       9,633         7,406
  Depreciation and amortization................        1,346          618          767         955         1,379
  Other........................................       53,932       31,176       24,057      43,105        35,766
  Impairment of long-lived assets..............       16,941       16,941           --      16,941            --
  Special recapitalization charges.............           --           --        1,225          --         1,225
                                                 ------------  -----------  ----------  ----------  ------------
Total operating expenses.......................      202,620      117,089       85,894     159,505       126,090
                                                 ------------  -----------  ----------  ----------  ------------
Operating (loss) income........................      (22,586 )    (21,715 )      9,186     (24,232)       12,049
Other (expense) income:
  Interest income..............................          630          362          802         474         1,314
  Interest expense.............................       (2,471 )       (977 )       (777)     (1,695)       (1,225)
  Miscellaneous................................          163         (504 )        (87)        127          (143)
                                                 ------------  -----------  ----------  ----------  ------------
Total other (expense) income...................       (1,678 )     (1,119 )        (62)     (1,094)          (54)
                                                 ------------  -----------  ----------  ----------  ------------
  Income (loss) before income taxes and
  extraordinary gain...........................      (24,264 )    (22,834 )      9,124     (25,326)       11,995
  Income tax expense...........................           --           --        3,866          --         5,015
                                                 ------------  -----------  ----------  ----------  ------------
  Income (loss) before extraordinary gain......      (24,264 )    (22,834 )      5,258     (25,236)        6,980
  Extraordinary gain...........................           --           --       15,272          --        15,272
                                                 ------------  -----------  ----------  ----------  ------------
  Net (loss) income............................  $   (24,264 ) $  (22,834 )    $20,530  $  (25,326)     $ 22,252
                                                 ------------  -----------  ----------  ----------  ------------
                                                 ------------  -----------  ----------  ----------  ------------
Per share:
Income before extraordinary gain...............                                  $ .75                     $1.00
                                                                            ----------              ------------
Extraordinary gain.............................                                   2.19                      2.19
                                                                            ----------              ------------
Net income.....................................                                  $2.94                     $3.19
                                                                            ----------              ------------
                                                                            ----------              ------------
Shares used in computing net income per
share..........................................                              6,985,610                 6,985,610
                                                                            ----------              ------------
                                                                            ----------              ------------

                            See accompanying notes.

                          MIDWAY AIRLINES CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                              PREFERRED STOCK        COMMON STOCK       ADDITIONAL  ACCUMULATED
                                             ------------------   -------------------    PAID-IN     (DEFICIT)
                                               SHARES    AMOUNT     SHARES     AMOUNT    CAPITAL     EARNINGS      TOTAL
                                             ----------  ------   -----------  ------   ---------   -----------   --------
Balance at December 31, 1995...............   1,080,000    $11     10,000,000   $100    $ 30,949     $(48,118)    $(17,058)
Issuance of common stock warrants..........          --     --             --     --          40           --           40
Reversal of preferred stock dividends......          --     --             --     --          --        2,040        2,040
Net loss...................................          --     --             --     --          --      (24,264)     (24,264)
                                             ----------  ------   -----------  ------   ---------   -----------   --------
Balance at December 31, 1996...............   1,080,000     11     10,000,000    100      30,989      (70,342)     (39,242)
Cancellation of prior stock in connection
  with recapitalization....................  (1,080,000)   (11)   (10,000,000)  (100)        111           --           --
Issuance of preferred stock................   3,728,693     37             --     --      14,963           --       15,000
Issuance of common stock...................          --     --      2,130,682     21       8,551           --        8,572
Issuance of common stock warrants in
  connection with debt restructuring.......          --     --             --     --       1,571           --        1,571
Contributed capital........................          --     --             --     --       1,314           --        1,314
Net income.................................          --     --             --     --          --       20,530       20,530
Reclassification of accumulated deficit
  pursuant to quasi-reorganization.........          --     --             --     --     (49,812)      49,812           --
                                             ----------  ------   -----------  ------   ---------   -----------   --------
Balance at June 30, 1997...................   3,728,693     37      2,130,682     21       7,687           --        7,745
Net income (Unaudited).....................          --     --             --     --          --        1,723        1,723
                                             ----------  ------   -----------  ------   ---------   -----------   --------
Balance at September 30, 1997
  (Unaudited)..............................   3,728,693    $37      2,130,682    $21    $  7,687       $1,723       $9,468
                                             ----------  ------   -----------  ------   ---------   -----------   --------
                                             ----------  ------   -----------  ------   ---------   -----------   --------

                            See accompanying notes.

                          MIDWAY AIRLINES CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                           SIX MONTHS ENDED      NINE MONTHS ENDED
                                                          YEAR ENDED           JUNE 30,            SEPTEMBER 30,
                                                         DECEMBER 31,   ----------------------  --------------------
                                                             1996          1996        1997       1996       1997
                                                         -------------  -----------  ---------  ---------  ---------
                                                                        (UNAUDITED)                 (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)......................................    $ (24,264)    $ (22,834)    $20,530  $ (25,326)   $22,252
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
    Impairment of long-lived assets....................       16,941        16,941          --     16,941         --
    Depreciation and amortization......................        1,346           618         767        955      1,379
    Deferral of expense payments.......................        8,762         6,060          --      6,060         --
    Special recapitalization charges...................           --            --       1,225         --      1,225
    Extraordinary gain.................................           --            --     (15,272)        --    (15,272)
    Changes in operating assets and liabilities:
      Restricted cash..................................           --            94      (1,582)       139     (1,037)
      Accounts receivable..............................        9,172          (655 )    (5,940)     2,717     (9,380)
      Inventories......................................          (99  )         48         (34)      (162)      (337)
      Prepaids and other...............................       (2,331  )        (58 )      (531)    (1,476)    (2,137)
      Aircraft lease deposits and other................       (1,126  )       (498 )      (209)      (919)      (294)
      Accounts payable.................................       (4,455  )     (2,342 )      (601)    (3,187)     3,277
      Accrued expenses.................................        3,366           208         135      1,561        309
      Accrued excise taxes.............................        2,437        (2,446 )    (3,485)    (2,662)    (3,387)
      Accrued income taxes.............................           --            --       3,458         --      3,507
      Advance ticket sales.............................        1,131         3,329       5,274      5,542      7,464
      Other current liabilities........................       (6,795  )     (6,572 )    (2,567)    (7,124)    (2,514)
      Other long-term liabilities......................        1,699         3,915         (61)     4,072        (94)
                                                         -------------  -----------  ---------  ---------  ---------
Net cash provided by (used in) operating activities....        5,784        (4,192 )     1,107     (2,869)     4,961

INVESTING ACTIVITIES
Purchase of short-term investments.....................           --            --     (63,325)        --    (73,758)
Sales of short-term investments........................           --            --      41,234         --     60,826
Purchase of property and equipment.....................       (1,692  )     (1,100 )      (942)    (1,433)    (7,096)
Aircraft purchase deposits.............................         (922  )       (922 )        --       (922)    (1,350)
                                                         -------------  -----------  ---------  ---------  ---------
Net cash used in investing activities..................       (2,614  )     (2,022 )   (23,033)    (2,355)   (21,378)

FINANCING ACTIVITIES
Issuance of common stock...............................           --            --       7,000         --      7,000
Issuance of preferred stock............................           --            --      15,000         --     15,000
Proceeds from issuance of long-term debt...............        8,795         5,755          --      5,755         --
Repayment of long-term debt............................       (3,959  )     (1,106 )      (962)    (2,402)    (1,570)
Capitalized interest on long-term debt.................           --            --         681         --      1,114
Principal payments on capital lease....................           --            --         (70)        --       (109)
                                                         -------------  -----------  ---------  ---------  ---------
Net cash provided by financing activities..............        4,836         4,649      21,649      3,353     21,435
Increase (decrease) in cash and cash equivalents.......        8,006        (1,565 )      (277)    (1,871)     5,018
Cash and cash equivalents, beginning of period.........        2,799         2,799      10,805      2,799     10,805
                                                         -------------  -----------  ---------  ---------  ---------
Cash and cash equivalents, end of period...............  $    10,805    $    1,234   $  10,528  $     928  $  15,823
                                                         -------------  -----------  ---------  ---------  ---------
                                                         -------------  -----------  ---------  ---------  ---------

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid........................................        $ 210         $  82        $ 96      $ 163      $ 117

SCHEDULE OF NON-CASH ACTIVITIES
  Issuance of debt in settlement of expenses...........       14,934        13,440          --     13,446         --
  Receivable offset against related liabilities........           --            --         (59)        --        (59)
  Issuance of long-term debt for assets................          904           143         300        518        300

                            See accompanying notes.

                          MIDWAY AIRLINES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    Midway Airlines Corporation ("Midway" or the "Company"), a Delaware corporation, is an air carrier providing primarily passenger service and to a lesser extent, cargo and mail services. The Company began operations in November 1993 and flies primarily to East Coast locations from its hub at the Raleigh-Durham International Airport ("Raleigh-Durham"), with additional service daily to Cancun, Mexico, currently utilizing twelve Fokker F-100 and one Airbus A320 aircraft.

    On July 22, 1994, Zell/Chilmark Fund LP ("Zell/Chilmark") acquired preferred stock and approximately 90% of the Common Stock of the Company for approximately $25 million (the "acquisition"). The acquisition was accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired was approximately $11.7 million at December 31, 1995.

    On February 11, 1997, the Company was recapitalized. Through the recapitalization, debt was either extinguished or restructured; all of the existing stock was canceled and new stock was issued; new terms for aircraft leases and rent reductions for facilities were negotiated; and agreements reflecting revised maintenance arrangements were implemented (NOTE 15).

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

    QUASI-REORGANIZATION

    As a result of the February 11, 1997 recapitalization, debt restructurings and installation of a new chief executive officer, the Company's Board of Directors approved a corporate readjustment of the Company's accounts in the form of a quasi-reorganization which was effected on June 30, 1997.

    A quasi-reorganization is an accounting procedure which results in eliminating the accumulated deficit in retained earnings. This accounting procedure is limited to a reclassification of accumulated deficit as a reduction of paid-in capital. The Company believes the quasi-reorganization was appropriate because on completion of the recapitalization, the debt restructurings, and the installation of a new chief executive officer, the Company had substantially reduced its outstanding indebtedness, had formulated revised operating plans and as a result thereof was able to devote its resources to its continuing operations. Because assets were stated at approximate fair values, the quasi-reorganization had no effect on recorded assets.

    STOCK SPLIT

    On November 11, 1997, the Company's Board of Directors approved a 682.9108392-for-1 stock split of the Company's common stock. All common share, convertible preferred share, option and warrant data after the February 11, 1997 recapitalization have been restated to reflect the split.

    USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during that reporting period. Actual results could differ from those estimates.

    JUNE 30, 1996 AND SEPTEMBER 30, 1996 AND 1997 INTERIM FINANCIAL INFORMATION
     (UNAUDITED)

    The statements of operations and cash flows for the six-month period ended June 30, 1996 and for the nine-month periods ended September 30, 1996 and 1997 are unaudited and reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair

                          MIDWAY AIRLINES CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED) presentation of results of operations and cash flows. All information related to the six-month period ended June 30, 1996 and nine-month periods ended September 30, 1996 and 1997 is unaudited.

    IMPAIRMENT OF LONG-LIVED ASSETS

    During 1996, as a result of ongoing operating losses, the Company evaluated the carrying value of its long-lived assets in accordance with SFAS No. 121. SFAS No. 121 requires the evaluation of recoverability based on the relationship of undiscounted cash flows to the carrying value of the long-lived assets. As a result of this analysis, the Company determined that certain long-lived assets were impaired. During 1996, the Company recorded an impairment loss of $11.1 million to write down the goodwill from the 1994 Zell/ Chilmark acquisition (NOTE 1) and $5.8 million related to rotable aircraft parts and certain purchase deposits. The impairment loss was determined by comparing the carrying value of the Company's long-lived assets to the Company's estimates of fair values of the assets.

    CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

    Cash and cash equivalents include investments with an original maturity of three months or less. These investments are stated at cost, which approximates market value. As of December 31, 1996, June 30, 1997 and September 30, 1997, approximately $2 million, $3.6 million and $3 million, respectively, of cash and cash equivalents are restricted as to withdrawal; serve as collateral to support letters of credit; and are classified as restricted cash on the balance sheets.

    SHORT-TERM INVESTMENTS

    Short-term investments consist of highly liquid commercial paper, corporate bonds, bankers' acceptances, certificates of deposits and eurodollar deposits, all issued by banks. All mature within one year or less, or can be redeemed without penalty within one year or less. These investments are carried at cost, which approximates market value.

    CONCENTRATIONS

    Midway's accounts receivable are primarily receivables from major credit card companies, travel agencies, and other air carriers related to ticket sales for passenger transportation. The Company does not believe it is subject to any significant concentration of credit risk. The Company establishes an allowance for doubtful accounts based upon factors surrounding credit risk. At December 31, 1996, June 30, 1997 and September 30, 1997, the allowance for doubtful accounts was approximately $58,000, $58,000 and $74,000, respectively.

    Amounts charged by a related party vendor accounted for approximately 15%, 18%, 15%, and 15% of operating expenses for the year ended December 31, 1996, for the six months ended June 30, 1997, and for the nine months ended September 30, 1996 and 1997, respectively. This vendor provided services related primarily to maintenance, provision of passenger services and subleasing of airport facilities rentals. The Company does not believe, however, there is a significant risk associated with this vendor for the services provided, as alternative sources are generally available at commercially reasonable prices. Facilities are subleased from this vendor pursuant to lease agreements covering various time periods (see Note 5).

    INVENTORIES

    Consumable spare parts, materials and supplies relating to flight equipment are carried at the lower of cost or market and are expensed as used.

                          MIDWAY AIRLINES CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)
    EQUIPMENT AND PROPERTY

    Equipment and property consist primarily of rotable spare parts for aircraft, leasehold improvements, and miscellaneous equipment used in aircraft operations. Equipment and property are depreciated to estimated residual values using the straight-line method over estimated useful lives ranging from 5 to 25 years for flight equipment and 3 to 5 years for other equipment. Depreciation expense charged to operations was approximately $1.1 million, $700,000, $803,000 and $1.3 million, for the year ended December 31, 1996, for the six months ended June 30, 1997, and for the nine months ended September 30, 1996 and 1997, respectively.

    FAIR VALUE OF FINANCIAL INSTRUMENTS


    The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximate fair values at June 30, 1997. At December 31, 1996, the debt, other liabilities and warrants were reflected at historical value. At the end of 1996, the Company was involved in negotiations regarding restructuring its debt with vendors and investors. Therefore it was impractical to estimate fair values of its debt instruments at that time. In connection with the February 11, 1997 recapitalization (Note 15), debt, other liabilities and warrants with December 31, 1996 carrying values of $16.5 million were settled for approximately $1.5 million.


    AIRCRAFT AND ENGINE MAINTENANCE AND REPAIRS

    Routine maintenance and repair costs for aircraft are charged to expense when incurred, except for major airframe and engine maintenance. Depending on the particular maintenance contract, these latter costs are either (i) expensed on the basis of the number of hours flown or cycles incurred at contractual rates or (ii) capitalized when incurred and amortized on a straight-line basis over the period of time between overhauls. All other maintenance is charged to operating expense as incurred.

    MEDICAL SELF-INSURANCE

    The Company provides certain health and medical benefits to eligible employees, their spouses and dependents pursuant to a benefit plan funded by the Company. Each participating employee contributes to the Company's costs associated with such benefit plan. The Company's obligation to fund this benefit plan and pay for these benefits itself is capped through its purchase of an insurance policy from a third party insurer. The amount established as a reserve is intended to recognize the Company's estimated obligations with respect to its payment of claims and claims incurred but not yet reported under the benefit plan. Management believes that the recorded liability for medical self-insurance at December 31, 1996, June 30, 1997 and September 30, 1997 is adequate to cover the losses and claims incurred, but these reserves are necessarily based on estimates and the amount ultimately paid may be more or less than such estimates. These estimates are based upon historical information along with certain assumptions about future events, including increases in projected medical costs.

    REVENUE RECOGNITION AND ADVANCE TICKET SALES

    Passenger revenues are recognized when transportation services are provided, rather than when a ticket is sold. The amount of ticket sales not yet recognized as revenue is reflected as a liability in the accompanying balance sheets as "advance ticket sales". Commissions are recognized as expense when transportation is provided and the related revenue is recognized. The amount of commissions paid but not yet recognized as expense is included in "Prepaids and other" in the accompanying balance sheets.

                          MIDWAY AIRLINES CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS (CONTINUED)
    FREQUENT FLYER PROGRAM

    Effective March 1995, the Company began participation in the American Airlines AAdvantage-Registered Trademark- frequent flyer program. Under this program, members can earn mileage credits and redeem awards at participating AAdvantage companies. Midway is billed monthly for AAdvantage miles earned by its passengers participating in the program who fly on Midway. The Company does not accrue any liability for award travel it may be required to provide because the incremental cost of redemptions have not been, and are not expected to be, material.

    ADVERTISING EXPENSE

    The Company expenses advertising costs as incurred. The Company recognized advertising expense of $5.7 million, $2.3 million, $4.2 million and $3.4 million for the year ended December 31, 1996, for the six months ended June 30, 1997, and for the nine months ended September 30, 1996 and 1997, respectively.

    INCOME TAXES

    The Company accounts for income taxes using the liability method. Under the liability method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

    STOCK-BASED COMPENSATION

    The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the provisions of APB 25, no compensation expense is recognized for stock or stock options issued at fair value.

    In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements using APB 25, SFAS 123 requires disclosure of the proforma effect on net income (loss) and earnings (loss) per share as if the fair value based method provided by SFAS 123 had been applied. The Company accounts for stock-based compensation arrangements using APB 25 and has adopted the proforma disclosure requirements of SFAS 123 (Note 8).

    IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In February 1997, the FASB issued Statement No. 128, "Earnings Per Share," ("SFAS 128") which requires public companies to report basic and diluted earnings (loss) per share using the calculation methodologies set forth in the statement. SFAS 128 is effective for years ended after December 15, 1997; thus this pronouncement will be adopted by the Company for its fiscal year ended December 31, 1997. Application of this pronouncement, and continuing the application of SEC requirements as discussed in Note 9 is not expected to materially change the per share amount for the periods presented.

    In 1997, the FASB issued Statements No. 130, "Reporting Comprehensive Income" ("SFAS 130") and No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 addresses reporting amounts of other comprehensive income and SFAS 131 addresses reporting segment information. The Company does not believe that the adoption of these new standards will have a material impact on the its financial statements.

                          MIDWAY AIRLINES CORPORATION

3. OTHER CURRENT LIABILITIES

    Other current liabilities consist of the following (in thousands):

                                                                  DECEMBER 31,    JUNE 30,    SEPTEMBER 30,
                                                                      1996          1997          1997
                                                                  -------------  -----------  -------------
Maintenance.....................................................    $     289     $     560     $     659
Restructuring...................................................        3,855            --            --
Landing fees....................................................          321           296           510
Other...........................................................        4,540         2,692         2,445
                                                                       ------    -----------       ------
                                                                    $   9,005     $   3,548     $   3,614
                                                                       ------    -----------       ------
                                                                       ------    -----------       ------

4. LONG-TERM DEBT

    The Company's long-term debt consists of the following (in thousands):

                                                                 DECEMBER 31,  JUNE 30,   SEPTEMBER 30,
                                                                     1996        1997         1997
                                                                 ------------  ---------  -------------
8% secured notes payable, principal payments commencing
  February, 1998, due January, 2004 (net of debt discount of
  $1,483 and $1,427 as of June 30 and September 30, 1997,
  respectively) (a)............................................   $       --   $   8,286    $   8,539
8% unsecured notes payable, principal payments commencing
  February, 1998, due January, 2004 (net of debt discount of
  $1,483 and $1,427 as of June 30 and September 30, 1997,
  respectively) (b)............................................           --       4,602        4,781
Miscellaneous notes payable due by December 2001 with interest
  rates varying from 5 to 15%..................................        1,120         583            6
7.5% secured note payable, principal payments commencing
  November, 1995, due October, 2003 (c)........................        1,173          --           --
12% unsecured subordinated notes payable, due April 2002 (net
  of debt discount of $100) (d)................................        9,900          --           --
Unsecured note payable, noninterest bearing, due upon
  conversion or redemption of junior preferred stock, as
  defined (e)..................................................          245          --           --
10% secured note payable, due December 31, 1996 (f)............        9,000          --           --
Other notes payable at various interest rates, due December 31,
  1996 (g).....................................................        8,746          --           --
                                                                 ------------  ---------  -------------
                                                                      30,184      13,471       13,326
Less--amounts due within one year..............................       18,860         719        1,035
                                                                 ------------  ---------  -------------
                                                                  $   11,324   $  12,752    $  12,291
                                                                 ------------  ---------  -------------
                                                                 ------------  ---------  -------------

------------------------
a) As a part of the recapitalization on February 11, 1997, the note payable of $9 million, plus accrued interest of $450,000 was converted into a note payable, collateralized by first and second security interests in most of the Company's assets. The note accrues interest until February, 1998, when principal plus interest payments begin.

b) As a part of the recapitalization on February 11, 1997, the notes payable were restructured into long-term notes payable, accruing interest until February, 1998 when principal plus interest payments

                          MIDWAY AIRLINES CORPORATION

4. LONG-TERM DEBT (CONTINUED)
    begin. Certain lease deposits were applied against the prior balances due to reduce the principal amount from that shown at December 31, 1996.

    AS A RESULT OF THE FEBRUARY 11, 1997 RECAPITALIZATION (NOTE 15), THE FOLLOWING ITEMS WERE EITHER EXTINGUISHED OR RESTRUCTURED:

c) Pursuant to Midway's agreement to lease certain aircraft, the aircraft manufacturer agreed to provide financing for certain support equipment. The note payable was settled in connection with the recapitalization.

d) In May 1995, in return for $6 million cash, the Company issued subordinated notes with a face value of $6 million due in April 2002. In January and February 1996, in return for $4 million cash, the Company issued additional subordinated notes with a face value of $4 million due in March, 2003. The subordinated debt was forgiven in connection with the recapitalization.

e) The Company issued a noninterest-bearing note payable to a vendor with a face amount of $500,000, which had been discounted using a rate of 11%. The note payable was settled in connection with the recapitalization.

f) Throughout 1996, a vendor advanced working capital to the Company and accepted delayed payments on certain trade payables. Those obligations were converted into short-term debt which was due on December 31, 1996. The outstanding debt was restructured in connection with the recapitalization.

g) Throughout 1996, certain aircraft lessors allowed the Company to delay payment on certain aircraft leases. These obligations were converted into short-term debt which was due on December 31, 1996. As part of the recapitalization, aircraft lease deposits of $3.4 million were offset against the outstanding debt and the remaining debt was restructured.

    The aggregate principal maturities, less interest to be accreted through February, 1998, are as follows (in thousands):

YEAR ENDED:
-----------------------------------------------------------------------------------
June 30, 1998......................................................................  $     719
1999...............................................................................      2,012
2000...............................................................................      2,134
2001...............................................................................      2,353
2002...............................................................................      2,545
Thereafter.........................................................................      4,463
                                                                                     ---------
                                                                                        14,226
Less: interest to be accreted through February 28, 1998............................        755
                                                                                     ---------
Principal balance outstanding at June 30, 1997.....................................  $  13,471
                                                                                     ---------
                                                                                     ---------

    Interest charged to expense was $2.5 million, $777,000, $1.7 million and $1.2 million for the year ended December 31, 1996, for the six months ended June 30, 1997 and for the nine months ended September 30, 1996 and 1997, respectively. Included in interest expense during the respective periods, interest of $19,000, $681,000, $15,000 and $1.1 million was accreted as principal of long-term debt.

5. LEASES

    As of June 30 and September 30, 1997, the Company operated twelve Fokker F-100 aircraft and one Airbus Industries ("Airbus") A320 aircraft under operating leases with original terms ranging from 4 to 18 years. The Company returned four Airbus A320 aircraft in early 1996 to the lessor.

                          MIDWAY AIRLINES CORPORATION

5. LEASES (CONTINUED)
    The Company leases or subleases gates at various airports including subleases for 12 gates at Raleigh-Durham Airport which expire at various times throughout 2013. The Company also leases 70% of its slots at New York's LaGuardia Airport and 75% of its slots at Washington, D.C.'s National Airport from third party airlines. The slot leases are currently scheduled to expire in April 1998. Although the Company has leased slots for six-month intervals, consistent with industry practice, at LaGuardia Airport continuously since November 1993, and at National Airport continuously since March 1995, there can be no assurance that the Company will be able to renew or replace these leases. The Company's routes between RDU and LaGuardia Airport and National Airport are among its most important, and, as a result, an inability to renew or replace these leases could have a material adverse effect on the Company's financial condition and results of operations.

    The Company leases certain furniture, machinery and equipment under capitalized lease agreements that expire through 2001.

    Amortization expense of $109,000, $71,000, $87,000 and $110,000 is included in depreciation and amortization expense in the statements of operations for the year ended December 31, 1996, for the six-months ended June 30, 1997, and for the nine-months ended September 30, 1996 and 1997, respectively.

    Property and equipment includes the following amounts for capital leases (in thousands):

                                                                   DECEMBER 31,     JUNE 30,     SEPTEMBER 30,
                                                                       1996           1997           1997
                                                                  ---------------  -----------  ---------------
Office equipment................................................     $     669      $     669            669
Less accumulated amortization...................................          (161)          (232)          (271)
                                                                         -----          -----          -----
                                                                     $     508      $     437      $     398
                                                                         -----          -----          -----
                                                                         -----          -----          -----

    At June 30, 1997, the future minimum lease payments required under capital leases and operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows (in thousands):

                                                                                          OPERATING
                                                                                    ---------------------
                                                                         CAPITAL     AIRCRAFT     OTHER      TOTAL
                                                                       -----------  ----------  ---------  ----------
YEAR ENDED:
---------------------------------------------------------------------
June 30, 1998........................................................   $     174   $   28,560  $   2,172  $   30,906
1999.................................................................         165       23,975      1,250      25,390
2000.................................................................         165       16,800      1,241      18,206
2001.................................................................          22       16,800      1,265      18,087
2002.................................................................          --       16,800      1,291      18,091
Thereafter...........................................................          --      104,650     16,832     121,482
                                                                            -----   ----------  ---------  ----------
Total minimum lease payments.........................................         526   $  207,585  $  24,051  $  232,162
                                                                                    ----------  ---------  ----------
                                                                                    ----------  ---------  ----------
Amounts representing interest........................................         (89)
                                                                            -----
                                                                        $     437
                                                                            -----
                                                                            -----

                          MIDWAY AIRLINES CORPORATION

5. LEASES (CONTINUED)
    Rent expense is recorded on a straight-line basis over the term of the lease. Lease and rent expense charged to operations was approximately $41.4 million, $16.7 million, $29.9 million, and $24.9 million for the year ended December 31, 1996, for the six months ended June 30, 1997, and for the nine months ended September 30, 1996 and 1997, respectively.

    Under the terms of the aircraft leases, the Company also made a deposit on each aircraft, generally equal to approximately three months' rent. Security deposits related to leased aircraft totaled approximately $6.3 million, $3.1 million and $4.5 million at December 31, 1996, June 30, 1997 and September 30, 1997, respectively. At February 11, 1997, as a result of the restructuring of debt, certain of the aircraft lease deposits were applied against principal due to aircraft lessors. The aircraft leases also require the Company to make deposits for maintenance based on block hours and cycles. The Company incurred expenses of $3.3 million, $1.6 million, $2.6 million and $2.5 million related to these payments for the year ended December 31, 1996, for the six months ended June 30, 1997, and for the nine months ended September 30, 1996 and 1997, respectively.

    The Company currently leases 12 Fokker F-100 aircraft. Pursuant to the terms of the leases, the lessor has the right to terminate its lease on six months prior notice beginning September 15, 1998 provided that no lease can be terminated if it would result in a fourth lease termination in any 12 month period, including scheduled terminations.

6. OTHER NON-CURRENT LIABILITIES

    Other non-current liabilities consist of the following (in thousands):

                                                                  DECEMBER 31,    JUNE 30,     SEPTEMBER 30,
                                                                      1996          1997           1997
                                                                  -------------  -----------  ---------------
Deferred aircraft rent..........................................    $   1,441     $     352      $     330
Miscellaneous...................................................          247           174            163
                                                                       ------         -----          -----
                                                                    $   1,688     $     526      $     493
                                                                       ------         -----          -----
                                                                       ------         -----          -----

7. STOCKHOLDERS' EQUITY (DEFICIT)

    Effective with the recapitalization on February 11, 1997, the following equity structure was established:

    Up to 12 million shares of $.01 par value senior convertible preferred stock with a $4.02 stated liquidation value per share were authorized, of which 3,728,693 shares are issued and outstanding (aggregate liquidation preference of $15,000,000). Senior convertible preferred stockholders ("preferred stockholders") are entitled to dividends if any dividends are declared or paid on the common stock. Preferred stockholders are entitled to 70% of all votes in the aggregate. Senior convertible preferred stock may be converted at any time at the election of the stockholder, on a basis of one share of senior convertible preferred stock for one share of common stock.

    Up to 25 million shares of $.01 par value common stock were authorized, of which 2,130,682 shares are issued and outstanding. Common stockholders are entitled to one vote per share of stock held. Common stockholders' rights are subordinate to those of preferred stockholders.

                          MIDWAY AIRLINES CORPORATION

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    Warrants were issued for the purchase of 390,625 shares of $.01 par value common stock for $.0015 per share. The warrants were valued at $4.02 per share, or $1.57 million, and expire on February 11, 2002. The warrants may be exercised in the whole or in part at any time prior to expiration.

    In connection with the February 11, 1997 recapitalization, all of the following series of stockholders' equity instruments were canceled and replaced with the new equity structure (NOTE 15):

    In connection with the 1994 acquisition by Zell/Chilmark, the previous shareholders were granted junior preferred stock and approximately 10% of the Company's outstanding common stock in return for their prior ownership interests. Zell/Chilmark received 480,000 shares of $.01 par value prior preferred stock, with $50 per share stated liquidation value and 1 million shares authorized, and approximately 90% of the Company's outstanding common stock for an investment of $25 million. At December 31, 1996, there were 1 million shares of prior preferred stock, $.01 par value, authorized and 480,000 shares issued and outstanding. The Company's common stock consisted of Class A, Class B, and Class C series, $.01 par value, common stock with 9 million, 2 million, and 25 million shares authorized, respectively. At December 31, 1996, there were 8,872,200, 0, and 1,127,800 shares of Class A, Class B, and Class C issued and outstanding, respectively.

    Prior preferred stockholders were entitled to cumulative dividends, which accrued at $3 per share per year. At December 31, 1995, the Company had accrued $2,040,000 of cumulative dividends. At December 31, 1996, the Company reduced this accrual to $0 because the dividends were forgiven in connection with the February 11, 1997 recapitalization.

    Junior preferred stockholders were entitled to cumulative dividends, only after the redemption of significantly all of the prior preferred stock, at a rate of $.60 per share per year. At December 31, 1996, 600,000 shares of junior preferred stock were authorized, issued and outstanding with $.01 par value and $10 stated liquidation value. The junior preferred stock was canceled in connection with the recapitalization.

    Common stockholders rights were subordinate to those of preferred stockholders. The Class A, Class B and Class C common stock was canceled in connection with the recapitalization.

    In conjunction with the subordinated debt offerings (NOTE 4), the Company issued warrants to purchase 7.5 million shares of the Company's Class C common stock at an initial exercise price of $.01 per share. These warrants were canceled in connection with the recapitalization.

    The following table presents each class of the Company's issued and outstanding capital stock for the period prior to the February 1997 Recapitalization:

                                                                                                DECEMBER 31,
                                                                                                    1996
                                                                                            ---------------------
                                                                                              SHARES     AMOUNT
                                                                                            ----------  ---------
Prior preferred stock, $.01 par value, $50 stated liquidation value, 1,000,000 shares
  authorized..............................................................................     480,000  $   4,800
Junior preferred stock, $.01 par value, $10 stated liquidation value, 600,000 shares
  authorized..............................................................................     600,000      6,000
Class A common stock, $.01 par value, 9,000,000 shares authorized.........................   8,872,200     88,722
Class C common stock, $.01 par value, 25,000,000 shares authorized........................   1,127,800     11,278

                          MIDWAY AIRLINES CORPORATION

7. STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The following table presents each class of the Company's issued and outstanding capital stock for the period subsequent to the February 1997 Recapitalization, including the pro forma effect of the conversion of the preferred stock upon the Company's planned initial public offering (dollars in thousands):

                                                                                                         PRO FORMA
                                                       JUNE 30,               SEPTEMBER 30,            SEPTEMBER 30,
                                                         1997                     1997                     1997
                                                -----------------------  -----------------------  -----------------------
                                                  SHARES      AMOUNT       SHARES      AMOUNT       SHARES      AMOUNT
                                                ----------  -----------  ----------  -----------  ----------  -----------
Senior convertible preferred stock, $.01 par
  value, $4.02 stated liquidation value,
  12,000,000 shares authorized................   3,728,693         $37    3,728,693         $37       --             $--
Common stock, $.01 par value, 25,000,000
  shares authorized...........................   2,130,682          21    2,130,682          21    5,859,375          59

8. STOCK OPTIONS

    In connection with the February, 1997 recapitalization, the Company granted incentive stock options to acquire shares of common stock to key employees of the Company at prices not less than the fair value at the date of grant. In connection with the option grants, the Company reserved up to 557,255 shares of common stock for a future stock option plan. The options granted have seven to ten year terms with some options vesting fifty percent immediately and twenty-five percent per year over the two years subsequent to the grant date and others vesting twenty percent per year over five years.

    The following table summarizes common stock options granted at $4.02 per share in connection with the Company's 1997 option plan:

                                                                                                       WEIGHTED-
                                                                                                        AVERAGE
                                                                 SHARES                                EXERCISE
                                                                AVAILABLE     OPTIONS                  PRICE PER
                                                                FOR GRANT   OUTSTANDING  EXERCISABLE     SHARE
                                                               -----------  -----------  -----------  -----------
Shares reserved for grant....................................    1,562,500          --           --    $      --
  Granted....................................................   (1,005,245)  1,005,245           --         4.02
  Became exercisable.........................................           --          --      390,625         4.02
  Exercised..................................................           --          --           --           --
                                                               -----------  -----------  -----------       -----
Balance at June 30, 1997.....................................      557,255   1,005,245      390,625         4.02
Granted......................................................           --          --           --           --
Became exercisable...........................................           --          --           --           --
Exercised....................................................           --          --           --           --
                                                               -----------  -----------  -----------       -----
Balance at September 30, 1997................................      557,255   1,005,245      390,625    $    4.02
                                                               -----------  -----------  -----------       -----
                                                               -----------  -----------  -----------       -----

    Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options using the fair value method provided by that Statement. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997: risk-free interest rate of 6%; dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 50%; and an average expected life of the options of six years. The weighted average contractual lives of the options is seven years.

                          MIDWAY AIRLINES CORPORATION

8. STOCK OPTIONS (CONTINUED)
    For purposes of proforma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

    The Company's pro forma information follows (in thousands except per share amounts):

                                                             SIX MONTHS        NINE MONTHS
                                                           ENDED JUNE 30,  ENDED SEPTEMBER 30,
                                                                1997              1997
                                                           --------------  -------------------
Net income:
  As reported............................................    $   20,530         $  22,252
  Pro forma..............................................        19,021            20,332
Net income per common share and common share equivalent:
  As reported............................................         $2.94             $3.19
  Pro forma..............................................          2.72               2.91

    The effects on net income for 1997 are not likely to be representative of the effects on reported net income for future years since the June 30 and September 30, 1997 information reflects expense only for the five and eight month periods from February through June and February through September, respectively.

9. NET INCOME PER SHARE OF COMMON STOCK

    Net income per share of common stock presented in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share" ("APB 15") is computed using the weighted average number of shares of common stock and the dilutive effect of common stock equivalents outstanding.


    In accordance with Securities and Exchange Commission requirements, all issuances of the Company's convertible preferred stock, common stock options, warrants and other potentially dilutive securities, at prices below the expected initial public offering price during the twelve month period preceding the planned offering, have been included in the calculations as common stock equivalents as if they had been issued at the Company's inception (using the treasury stock method and the estimated initial public offering price). Since the Company was recapitalized in February 1997 and all prior capital stock was cancelled at that time, per share amounts prior to 1997 are not meaningful and thus are not presented.


10. INCOME TAXES

    Differences between tax expense computed by applying the statutory federal income tax rate to (loss) income before income taxes and reported tax expense are as follows (dollars in thousands):

                                       DECEMBER 31,            JUNE 30,           SEPTEMBER 30,
                                           1996                  1997                  1997
                                   --------------------  --------------------  --------------------
                                       $          %          $          %          $          %
                                   ---------  ---------  ---------  ---------  ---------  ---------
Computed tax expense.............  $  (7,899)     (34.0) $   3,198       34.0  $   4,079       34.0
State taxes, net of federal
  benefit........................     --         --            668        7.1        936        7.1
Valuation allowance for deferred
  tax assets.....................      7,899       34.0     --         --         --         --
                                   ---------  ---------  ---------        ---  ---------        ---
Reported tax expense.............  $  --         --      $   3,866       41.1  $   5,015       41.1
                                   ---------  ---------  ---------        ---  ---------        ---
                                   ---------  ---------  ---------        ---  ---------        ---

                          MIDWAY AIRLINES CORPORATION

10. INCOME TAXES (CONTINUED)
    The components of the Company's deferred tax assets are as follows (in thousands):

                                                       DECEMBER 31,    JUNE 30,    SEPTEMBER 30,
                                                           1996          1997          1997
                                                       -------------  -----------  -------------
Deferred tax assets--noncurrent
Restructuring reserve................................    $   5,701     $  --         $  --
Other miscellaneous..................................          903         2,145         2,145
Valuation allowance..................................       (6,604)       (2,145)       (2,145)
                                                            ------    -----------       ------
Net deferred tax asset...............................    $  --         $  --         $  --
                                                            ------    -----------       ------
                                                            ------    -----------       ------

    As of December 31, 1996, the Company had net operating loss carryforwards ("NOL's") of approximately $51.4 million. The NOL's may be limited or eliminated as a result of the February 11, 1997 recapitalization.

11. COMMITMENTS AND CONTINGENCIES

    The Company has been named as a defendant in certain pending litigation. The outcome of these matters cannot be predicted, but it is management's belief that whatever the outcome, the results will not, either individually or in the aggregate have a material adverse effect on the Company's financial position, results of operations or cash flows.

    As a part of the recapitalization on February 11, 1997, management elected to effectuate the early termination of an unfavorable contract. A liability of $500,000 has been recorded to cover costs associated with exiting the contract.

    In March 1995, Midway reached an agreement with Airbus for the acquisition of four firm Airbus A320 and four option A319 or A320 aircraft with deliveries beginning in 1998.

    Pursuant to the recapitalization, the delivery dates of these aircraft have been moved to 2005 and later. The Company is required to make deposits on the four firm aircraft in amounts to be determined beginning in 2003. The Company is looking at several alternatives with respect to the A320s, including restructuring its agreement with Airbus or selling its position.

12. SAVINGS PLAN

    Effective August 1995, the Company established a savings plan (the "Plan") pursuant to Section 401(k) of the Internal Revenue Code. All employees are eligible for enrollment in the Plan after six months of employment. The Company, at its discretion, may match up to 50% of employee contributions up to a maximum of $1,000 in any given calendar year. The Company made no contributions to the Plan for the year ended December 31, 1996, for the six months ended June 30, 1997, or the nine months ended September 30, 1997.

13. RESTRUCTURING CHARGES

    In December 1994, the Company reached a decision to relocate its main base of operations from Chicago to Raleigh-Durham. The Company began operations at Raleigh-Durham in March 1995. In conjunction with the decision to move, the Company recorded a restructuring charge of $4.9 million for estimated exit costs related to its Chicago Midway Airport headquarters. The remaining liability of $3.9

                          MIDWAY AIRLINES CORPORATION

13. RESTRUCTURING CHARGES (CONTINUED)
million at December 31, 1996 is included in other current liabilities in the accompanying balance sheet. This liability was settled for $1.2 million in the February 11, 1997 recapitalization, which resulted in an extraordinary gain of $2.7 million.

14. TRANSACTIONS WITH RELATED PARTIES

    In August of 1996, Zell/Chilmark executed a guaranty and pledge agreement in favor of a credit card intermediary (the "Intermediary"). The execution of this guaranty and pledge agreement, and Zell/ Chilmark's deposit of $7 million with the Intermediary, allowed the Intermediary to release $7 million of cash to Midway out of the credit card holdback account maintained by the Intermediary in connection with its processing of Midway's credit card sales. Midway executed a Subordinated Demand Note to Zell/ Chilmark in the event the Intermediary exercised its rights under the guaranty and pledge agreement with respect to Zell/Chilmark's $7.0 million cash collateral. Zell/Chilmark's guaranty and pledge agreement was terminated, and Midway's note to Zell/Chilmark was canceled in connection with the recapitalization on February 11, 1997 (Note 15). The Zell/Chilmark guaranty was replaced by a letter of credit from the Company's new majority shareholder.

    Until the contract was canceled effective May 15, 1997, the Company purchased certain reservation services from a related party. The expenses incurred were approximately $2.1 million, $800,000, $1.6 million and $800,000 for the year ended December 31, 1996, for the six months ended June 30, 1997, and for the nine months ended September 30, 1996 and 1997, respectively.

15. RECAPITALIZATION

    On February 11, 1997, the Company was recapitalized. Through the recapitalization, debt was either extinguished or restructured; all of the existing stock was canceled and new stock was issued; new terms for aircraft leases and rent reductions for facilities were negotiated; and agreements reflecting revised maintenance arrangements were implemented. The recapitalization resulted in an extraordinary gain of $15.3 million and recapitalization charges of $1.2 million, which the Company recognized in the first quarter of 1997.

    The following transactions were recorded as a result of the recapitalization:

        (a) All existing shares of capital stock were canceled. New shares of capital stock were issued (a) to James H. Goodnight, Ph.D, for consideration of $10.1 million in cash, (b) to John P. Sall for consideration of $4.9 million in cash and (c) to Zell/Chilmark for consideration of $7.0 million in cash. Additional shares of common stock and a warrant to purchase common stock with an aggregate value of $3.1 million were issued to certain key vendors. Additionally, current assets were reduced to settle various liabilities for amounts substantially less than the carrying value at February 11, 1997.

        (b) Agreements were negotiated to allow for approximately $3.4 million in aircraft lease deposits to be offset against amounts owed to the holders of those deposits. Equipment purchase deposits of $1.8 million were offset against related current liabilities.

        (c) Current debt, accrued lease expense, accrued prior restructuring costs (NOTE 13) and related accrued interest totaling approximately $6.7 million were settled for amounts substantially less than the carrying value at December 31, 1996. Additionally $1.2 million was accrued for expenses associated with the recapitalization.

                          MIDWAY AIRLINES CORPORATION

15. RECAPITALIZATION (CONTINUED)
        (d) Long-term debt and related interest expense of approximately $10.9 million were forgiven and current maturities of approximately $14.9 million were restructured to long-term debt.

16. SUBSEQUENT EVENTS (UNAUDITED)

    AIRCRAFT PURCHASE AGREEMENT

    In September 1997, the Company executed an aircraft purchase agreement with Bombardier, Inc. for the purchase of ten newly manufactured CRJ-200ER Canadair Regional jet aircraft. These aircraft are scheduled for delivery beginning November 1997, and continuing until December 1998. The purchase agreement also gives Midway the option to purchase up to 20 additional CRJ-200ER aircraft with delivery dates throughout 1999 and 2000. In order to finance these aircraft, the Company expects to arrange a combination of debt and leveraged lease financing.

    COMPLIANCE WITH FAA REGULATIONS

    In September 1997, the Civil Aviation Security Division of the FAA conducted an investigation of the Company's compliance with certain regulations requiring the Company to verify the accuracy of background information provided by its employees who have access to secure airport areas. The Company revised its background check procedures during the course of the FAA's investigation and then obtained and verified the necessary background information of those employees who had been identified by the FAA as having insufficient background check documentation. This investigation will likely result in the finding of violations of these regulations. While the Company is unable to determine whether the FAA will pursue an assessment as a result of the findings of this investigation, or what the amount of any such assessment might be, an assessment could have a material adverse effect on the Company's results of operations.

    CODE SHARE AGREEMENT WITH COMMUTER AIRLINE

    In July 1997, the Company entered into a Memorandum of Understanding (MOU) with a commuter airline partner which contemplates the creation of a definitive contractual code share agreement between the Company and the commuter airline. The MOU sets forth the principal terms expected to be incorporated into the definitive agreement including the distribution of profits and/or losses in the markets served and including an equity ownership position to be taken by the Company in the commuter airline. Since the signing of the MOU in July, the Company and the commuter airline have been operating under the terms of the MOU for the routes currently being flown by the commuter partner.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Midway Airlines Corporation:

    We have audited the accompanying balance sheets of Midway Airlines Corporation (a Delaware corporation) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from August 1, 1994 to December 31, 1994 and for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midway Airlines Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from August 1, 1994 to December 31, 1994 and for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

    The accompanying financial statements as of December 31, 1995 and for the year then ended have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net working capital and total stockholders' equity deficit. In addition, the Company has significant obligations which mature primarily in September and October 1996. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                         Arthur Andersen LLP

Raleigh, North Carolina
June 16, 1996

                          MIDWAY AIRLINES CORPORATION

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                              DECEMBER 31,
                                                                          --------------------
                                 ASSETS                                     1994       1995
                                                                          ---------  ---------
CURRENT ASSETS:
  Cash and cash equivalents.............................................  $   6,909  $   2,799
  Accounts receivable, net..............................................      4,689     14,878
  Other receivables.....................................................      1,148        529
  Prepayments and other.................................................      1,484      3,897
                                                                          ---------  ---------
        Total current assets............................................     14,230     22,103
                                                                          ---------  ---------
EQUIPMENT AND PROPERTY:
  Flight................................................................      1,830      7,140
  Other.................................................................         95      3,518
  Less--Accumulated depreciation........................................         64      1,400
                                                                          ---------  ---------
                                                                              1,861      9,258
                                                                          ---------  ---------
AIRCRAFT DEPOSITS.......................................................      1,721      7,749
                                                                          ---------  ---------
INTANGIBLE AND OTHER ASSETS, net........................................     18,170     19,202
                                                                          ---------  ---------
                                                                          $  35,982  $  58,312
                                                                          ---------  ---------
                                                                          ---------  ---------

             LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt..................................  $     949  $   1,062
  Accounts payable......................................................        778     10,956
  Accrued liabilities (Note 4)..........................................     10,025     31,855
  Advance ticket sales..................................................      5,223     18,020
                                                                          ---------  ---------
        Total current liabilities.......................................     16,975     61,893
                                                                          ---------  ---------
LONG-TERM DEBT..........................................................      2,018      7,307
                                                                          ---------  ---------
OTHER NONCURRENT LIABILITIES (Note 7)...................................        403        387
                                                                          ---------  ---------
DEFERRED INCOME (Note 8)................................................          0      5,783
                                                                          ---------  ---------
COMMITMENTS AND CONTINGENCIES (Notes 1, 6, 9, 11 and 15)

STOCKHOLDERS' EQUITY (DEFICIT):
  Prior preferred stock, $.01 par value, $50 stated liquidation value,
    1,000,000 shares authorized, 480,000 shares issued and
    outstanding.........................................................          5          5
  Junior preferred stock, $.01 par value, $10 stated liquidation value,
    600,000 shares authorized, issued and outstanding...................          6          6
  Class A common stock, $.01 par value, 9,000,000 shares authorized,
    8,872,200 shares issued and outstanding.............................         89         89
  Class C common stock, $.01 par value, 25,000,000 shares authorized,
    1,127,800 shares issued and outstanding.............................         11         11
  Additional paid-in capital............................................     30,889     30,949
  Accumulated deficit...................................................    (14,414)   (48,118)
                                                                          ---------  ---------
        Total stockholders' equity (deficit)............................     16,586    (17,058)
                                                                          ---------  ---------
                                                                          $  35,982  $  58,312
                                                                          ---------  ---------
                                                                          ---------  ---------

  The accompanying notes to financial statements are an integral part of these balance sheets.

                          MIDWAY AIRLINES CORPORATION

                            STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                                                       FIVE MONTHS
                                                                                          ENDED       YEAR ENDED
                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1994          1995
                                                                                       ------------  ------------
OPERATING REVENUES:
  Passenger..........................................................................   $   14,662    $  118,568
  Cargo..............................................................................           33         1,168
  Contract and other.................................................................        1,180         2,866
                                                                                       ------------  ------------
    Total revenues...................................................................       15,875       122,602
                                                                                       ------------  ------------

OPERATING EXPENSES:
  Wages, salaries and related costs..................................................        3,659        19,874
  Aircraft fuel......................................................................        3,514        16,782
  Aircraft and engine rentals........................................................        5,328        30,889
  Commissions........................................................................        1,205         9,382
  Maintenance, materials and repairs.................................................        1,383        13,551
  Other rentals and landing fees.....................................................        1,760        11,924
  Depreciation and amortization......................................................          334         2,056
  Other..............................................................................        7,548        43,769
  Restructuring......................................................................        4,900         6,004
                                                                                       ------------  ------------
    Total operating expenses.........................................................       29,631       154,231
                                                                                       ------------  ------------
OPERATING LOSS.......................................................................      (13,756)      (31,629)
Interest income......................................................................          101           348
INTEREST EXPENSE.....................................................................         (130)         (761)
OTHER................................................................................          (29)         (222)
                                                                                       ------------  ------------
NET LOSS.............................................................................      (13,814)      (32,264)
PREFERRED STOCK DIVIDENDS............................................................         (600)       (1,440)
                                                                                       ------------  ------------
NET LOSS AVAILABLE FOR COMMON STOCKHOLDERS...........................................   $  (14,414)   $  (33,704)
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Net loss per share...................................................................   $    (1.44)   $    (3.37)
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Shares used in computing net loss per share..........................................   10 million    10 million
                                                                                       ------------  ------------
                                                                                       ------------  ------------

  The accompanying notes to financial statements are an integral part of these statements.

                          MIDWAY AIRLINES CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                             (DOLLARS IN THOUSANDS)

                                PRIOR PREFERRED           JUNIOR PREFERRED          CLASS A COMMON          CLASS C COMMON
                                     STOCK                     STOCK                    STOCK                   STOCK
                            ------------------------  ------------------------  ----------------------  ----------------------
                             SHARES       AMOUNT       SHARES       AMOUNT       SHARES      AMOUNT      SHARES      AMOUNT
                            ---------  -------------  ---------  -------------  ---------  -----------  ---------  -----------
BALANCE,
  August 1, 1994..........    480,000    $       5      600,000    $       6    8,872,200   $      89   1,127,800   $      11
  Net loss available for
    common stockholders...         --           --           --           --           --          --          --          --
                                                --                        --
                            ---------                 ---------                 ---------         ---   ---------         ---
BALANCE,
  December 31, 1994.......    480,000    $       5      600,000    $       6    8,872,200   $      89   1,127,800   $      11
  Common stock warrants...         --           --           --           --           --          --          --          --
  Net loss available for
    common stockholders...         --           --           --           --           --          --          --          --
                                                --                        --
                            ---------                 ---------                 ---------         ---   ---------         ---
BALANCE,
  December 31, 1995.......    480,000    $       5      600,000    $       6    8,872,200   $      89   1,127,800   $      11
                                                --                        --
                                                --                        --
                            ---------                 ---------                 ---------         ---   ---------         ---
                            ---------                 ---------                 ---------         ---   ---------         ---


                            ADDITIONAL
                              PAID-IN    ACCUMULATED
                              CAPITAL      DEFICIT       TOTAL
                            -----------  ------------  ---------
BALANCE,
  August 1, 1994..........   $  30,889    $       --   $  31,000
  Net loss available for
    common stockholders...          --       (14,414)    (14,414)

                            -----------  ------------  ---------
BALANCE,
  December 31, 1994.......   $  30,889    $  (14,414)  $  16,586
  Common stock warrants...          60            --          60
  Net loss available for
    common stockholders...          --       (33,704)    (33,704)

                            -----------  ------------  ---------
BALANCE,
  December 31, 1995.......   $  30,949    $  (48,118)  $ (17,058)

                            -----------  ------------  ---------
                            -----------  ------------  ---------

  The accompanying notes to financial statements are an integral part of these statements.

                          MIDWAY AIRLINES CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                             FIVE MONTHS ENDED     YEAR ENDED
                                                                             DECEMBER 31, 1994  DECEMBER 31, 1995
                                                                             -----------------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...................................................................     $   (13,814)       $   (32,264)
Adjustments to reconcile net loss to net cash used in
  operating activities-
    Depreciation and amortization..........................................             334              2,056
    Restructuring charge...................................................           4,900            --
    Deferred income........................................................         --                   6,000
    Amortization of deferred income........................................         --                    (217)
    Deferred rent expense..................................................             349            --
    Accretion of debt discount.............................................         --                      42
    Change in other operating assets and liabilities:
      Increase in receivables..............................................            (974)            (9,569)
      Increase in prepayments and other....................................            (543)            (2,413)
      Increase in aircraft deposits........................................          (1,321)            (5,105)
      Increase in other assets.............................................            (700)            (1,752)
      Increase (decrease) in accounts payable..............................          (1,362)            10,178
      Increase (decrease) in accrued liabilities...........................          (1,476)            19,658
      Increase in advance ticket sales.....................................             660             12,796
      Other, net...........................................................            (376)              (215)
                                                                                   --------           --------
        Net cash used in operating activities..............................         (14,323)              (805)
                                                                                   --------           --------
CASH FLOWS FROM INVESTING ACTIVITIES--Purchase of equipment and property...            (354)            (6,876)
                                                                                   --------           --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Collection of subscription receivable....................................          12,500            --
  Proceeds from issuance of debt...........................................         --                   6,012
  Repayment of debt........................................................             (73)            (2,441)
                                                                                   --------           --------
        Net cash provided by financing activities..........................          12,427              3,571
                                                                                   --------           --------
DECREASE IN CASH AND CASH EQUIVALENTS......................................          (2,250)            (4,110)
CASH AND CASH EQUIVALENTS, beginning of period.............................           9,159              6,909
                                                                                   --------           --------
CASH AND CASH EQUIVALENTS, end of period...................................     $     6,909        $     2,799
                                                                                   --------           --------
                                                                                   --------           --------

  The accompanying notes to financial statements are an integral part of these statements.

                          MIDWAY AIRLINES CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Midway Airlines Corporation (Midway or the Company), a Delaware corporation, is an air carrier providing passenger, cargo and mail services. The Company began jet operations in November 1993. The Company services primarily East Coast locations from its hub at Raleigh-Durham International Airport (Raleigh-Durham), with additional service to Cancun, Mexico, and Las Vegas, Nevada, utilizing Fokker F-100 and Airbus A320 aircraft.

    On July 22, 1994 Zell/Chilmark Fund LP (Zell/Chilmark) acquired prior preferred stock and approximately 90% of the common stock of the Company for approximately $25 million (the Acquisition). The Acquisition was accounted for using the purchase method of accounting. This method requires that all of the assets acquired and liabilities assumed be adjusted from their historical cost basis to their fair market value as of the effective date of the acquisition, August 1, 1994. The historical cost basis of the assets acquired and liabilities assumed approximated their fair value at August 1, 1994. In connection with the acquisition, Fokker Aircraft, B.V. (Fokker) agreed to restructure the Company's outstanding debt balances in return for a cash payment of approximately $800,000 and the issuance of new debt (see Note 5). The excess of the purchase price over the fair values of the net assets acquired was approximately $11,740,000.

    The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying financial statements, the Company incurred a net loss before preferred stock dividends for the year ended December 31, 1995 and for the five months ended December 31, 1994, of $32,264,000 and $13,814,000, respectively, and as of December 31, 1995 and 1994, had an accumulated deficit of $48,118,000 and $14,414,000, respectively. In addition, the Company has deferred certain vendor payables from 1995 and incurred additional short-term financing in 1996, totaling approximately $8 million. The Company's cash and cash equivalents at December 31, 1995, and its projected 1996 operating cash flows will not be sufficient to allow the Company to satisfy these obligations which mature primarily in September and October 1996.

    Management recognizes that the Company must obtain additional funds to enable it to meet its obligations. Management's plans include the sale of additional equity securities under appropriate market conditions or other business transactions or vendor concessions which would generate sufficient funds to enable the Company to repay its obligations.

    The Company has retained investment banking counsel to advise it on the possible sale of equity securities. Management expects that this effort will result in obtaining additional capital. However, no assurance can be given that the Company will be successful in these efforts.

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS:

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during that reporting period. Actual results could differ from those estimates.

                          MIDWAY AIRLINES CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS: (CONTINUED)
    NEW ACCOUNTING PRONOUNCEMENT

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement establishes accounting standards for the impairment of long-lived assets and intangible assets to be held and used and for long-lived assets and intangible assets to be disposed of. The Company will adopt the provisions of this statement in fiscal 1996. Management has not yet determined the impact of SFAS No. 121.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less. At December 31, 1995 and 1994, approximately $2 million and $700,000, respectively, of cash and cash equivalents is restricted as to withdrawal for operating purposes to support letters of credit and claims remaining from the Jet Express, Inc. bankruptcy (Note 7) and is included in intangibles and other assets in the accompanying balance sheets.

    ACCOUNTS RECEIVABLE AND CREDIT RISK

    Midway's accounts receivable are primarily receivables from major credit card companies and other airline carriers generated primarily from ticket sales for passenger transportation. The Company does not believe it is subject to any significant concentration of credit risk. The Company establishes an allowance for doubtful accounts based upon factors surrounding credit risk. At December 31, 1995 and 1994, the allowance for doubtful accounts was approximately $75,000.

    One vendor accounted for approximately 12% and 10% of operating expenses for the year ended December 31, 1995 and five months ended December 31, 1994, respectively, primarily related to maintenance, passenger services and airport facilities rentals. However, the Company does not believe there is a significant risk associated with this vendor or these services, as alternative sources are available.

    INVENTORIES

    Consumable spare parts, materials and supplies relating to flight equipment are carried at the lower of cost or market and are expensed as used. Inventories are included in prepayments and other in the accompanying balance sheets.

    EQUIPMENT AND PROPERTY

    Equipment and property consist primarily of rotable spare parts for aircraft, leasehold improvements and miscellaneous equipment used in aircraft operations. Equipment and property are depreciated to estimated residual values using the straight-line method over estimated useful lives ranging from 5 to 25 years for flight equipment and 3 to 5 years for other equipment. Depreciation expense charged to operations was approximately $1.3 million and $64,000 for the year ended December 31, 1995 and five months ended December 31, 1994, respectively.

                          MIDWAY AIRLINES CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS: (CONTINUED)
    AIRCRAFT AND ENGINE MAINTENANCE AND REPAIRS

    The cost of routine maintenance of aircraft and engines is charged to operating expense on a per hour or per landing basis as incurred.

    INTANGIBLE AND OTHER ASSETS

    Intangible and other assets consist primarily of cost in excess of net assets acquired related to the Zell/ Chilmark acquisition (Note 1), landing slot rights and restricted cash. The cost in excess of net assets acquired and the landing slot rights are amortized over 25 years. Amortization expense recognized for the year ended December 31, 1995 and the five months ended December 31, 1994, was approximately $709,000 and $270,000, respectively. The Company periodically reviews the values assigned to its intangible assets to determine whether current events and circumstances warrant adjustment to the carrying values or amortization periods.

    Intangible and other assets consist of the following at December 31 (in thousands):

                                                                            1994       1995
                                                                          ---------  ---------
Cost in excess of net assets acquired, net..............................  $  11,570  $  11,101
Landing slot rights, net................................................      5,900      5,660
Restricted cash.........................................................        700      2,000
Other...................................................................          0        441
                                                                          ---------  ---------
                                                                          $  18,170  $  19,202
                                                                          ---------  ---------
                                                                          ---------  ---------

    INSURANCE

    The Company is self-insured for losses arising from medical claims arising from certain of its group medical plans. Such losses, however, are limited to a maximum amount through insurance coverage in excess of the self-insured retention. Reserves are established to recognize the estimated liability for reported claims and claims incurred but not yet reported. Management believes that the reserve for losses at December 31, 1995 and 1994, is adequate to cover the ultimate cost of losses and claims to date, but the reserve is necessarily based on estimates and the amount ultimately paid may be more or less than such estimates. These estimates are based upon historical information along with certain assumptions about future events, including increases in projected medical costs.

    REVENUE RECOGNITION AND ADVANCE TICKET SALES

    Passenger revenues are recognized when transportation services are provided, rather than when a ticket is sold. The amount of passenger sales not yet recognized as revenue is reflected in the accompanying balance sheets as advance ticket sales. Commissions are recognized as expense when transportation is provided and the related revenue is recognized. The amount of commissions paid but not yet recognized as expense is reflected in prepayments and other in the accompanying balance sheets.

    FREQUENT FLYER PROGRAM

    Effective March 1995, the Company began participation in the American Airlines (American) AAdvantage frequent flyer program. Under this program, members can earn mileage credits and redeem

                          MIDWAY AIRLINES CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS: (CONTINUED) awards at participating AAdvantage companies. Midway is billed monthly for AAdvantage miles earned by its passengers participating in the program that fly on Midway and bills American for award travel flown on Midway.

    In connection with the decision to participate in the AAdvantage program, the Company decided to discontinue awarding mileage credits under its company-sponsored program. All travel under the company-sponsored program must be completed by September 1996. The Company's liability related to its program, which is included in accrued liabilities in the accompanying balance sheets, was not significant at December 31, 1995 and 1994.

    RESTRUCTURING CHARGES

    Restructuring charges are established based upon management's estimate of the incremental costs required to exit activities which will provide no future economic benefit to the Company. These estimates are based upon current information available to management and the amount ultimately paid may be more or less than such estimates. See Note 13.

    CASH FLOW INFORMATION

    Cash paid for interest for the year ended December 31, 1995, was approximately $550,000 and $129,000 for the five months ended December 31, 1994. In 1995, the Company acquired equipment and property of approximately $1,858,000 in exchange for notes payable.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        Cash and cash equivalents--The carrying amount reported approximates fair value.

        Debt--The fair value of the Company's fixed rate debt was estimated using discounted cash flow analyses based on current rates for similar types of borrowing arrangements. The fair value of the Company's variable rate debt approximates its carrying value.

        Warrants--The fair value of the warrants was estimated by the value assigned to similar warrants issued in January 1996 (Note 15).

    The carrying amounts and fair values of the Company's financial instruments at December 31, were as follows (in thousands):

                                                                1994                    1995
                                                       ----------------------  ----------------------
                                                        CARRYING      FAIR      CARRYING      FAIR
                                                         AMOUNT       VALUE      AMOUNT       VALUE
                                                       -----------  ---------  -----------  ---------
Cash and cash equivalents............................   $   6,909   $   6,909   $   2,799   $   2,799
Debt.................................................       2,967       2,967       8,369       8,263
Warrants.............................................           0           0          60          60
                                                       -----------  ---------  -----------  ---------
                                                       -----------  ---------  -----------  ---------

                          MIDWAY AIRLINES CORPORATION

2. SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS: (CONTINUED)
EARNINGS (LOSS) PER SHARE OF COMMON STOCK

    Earnings (loss) per share of common stock are computed based on the weighted average number of shares of common stock outstanding of 10,000,000 for the year ended December 31, 1995 and for the five months ended December 31, 1994. Common stock equivalents were antidilutive for each period.

3. OTHER RECEIVABLES:

    At December 31, 1995, other receivables consist primarily of amounts due for cargo and mail services, expenses incurred by the Company to be reimbursed by Midway Connection and other miscellaneous receivables.

    In July 1995, the Company entered into a code-sharing agreement with an unrelated commuter airline operating under the name Midway Connection. Under the provisions of this agreement, Midway provides certain services, including reservation, scheduling and revenue accounting services to Midway Connection. Passenger fares are settled in accordance with the operating agreement.

    At December 31, 1994, the Company had recorded a receivable of approximately $702,000 due from an airport authority related to a service agreement for scheduled air transportation provided in 1994 and federal excise taxes refunded in 1995 of approximately $391,000. These amounts were collected in 1995. Revenues of $820,000 related to the airport authority service agreement have been included in contract and other revenues in the accompanying statement of operations for the five months ended December 31, 1994.

    At August 1, 1994, the Company had recorded a subscription receivable from Zell/Chilmark of $12,500,000 related to the purchase of prior preferred stock and Class A common stock. This amount was collected in October and November 1994.

4. ACCRUED LIABILITIES:

    Accrued liabilities at December 31, consist of the following (in thousands):

                                                                            1994       1995
                                                                          ---------  ---------
Compensation and benefits...............................................  $   1,000  $   1,734
Taxes...................................................................        793      6,494
Airport and passenger services..........................................        333      3,397
Maintenance.............................................................        268      3,748
Prior preferred dividends...............................................        600      2,040
Aircraft and facilities rentals.........................................        435      1,621
Restructuring (Note 13).................................................      4,900      7,412
Other...................................................................      1,696      5,409
                                                                          ---------  ---------
                                                                          $  10,025  $  31,855
                                                                          ---------  ---------
                                                                          ---------  ---------

                          MIDWAY AIRLINES CORPORATION

5. LONG-TERM DEBT:

    The Company's long-term debt as of December 31, consists of the following (in thousands):

                                                                                         1994       1995
                                                                                       ---------  ---------
7.5% secured note payable, principal payments commencing                               $   1,284  $   1,264
  November 1995, due October 2003(a).................................................
12% unsecured subordinated notes payable to stockholders,                                      0      5,940
  due April 2002(b)..................................................................
Secured note payable to aircraft parts vendor, noninterest bearing, payable in                 0        510
  monthly installments of approximately $47,000, due December 1996...................
10% secured note payable to aircraft parts vendor, due February 1996.................          0        417
Unsecured note payable, noninterest bearing, due upon conversion or redemption of            184        226
  junior preferred stock, as defined, or 2003(c).....................................
Variable rate secured notes payable to bank repaid in 1995(d)........................      1,499          0
Other................................................................................          0         12
                                                                                       ---------  ---------
                                                                                           2,967      8,369
Less--Amounts due within one year....................................................        949      1,062
                                                                                       ---------  ---------
Amount due after one year............................................................  $   2,018  $   7,307
                                                                                       ---------  ---------
                                                                                       ---------  ---------

------------------------

(a) Pursuant to Midway's agreement to acquire Fokker aircraft, Fokker agreed to provide financing for certain new support equipment for the aircraft. Such equipment serves as collateral for this financing. Principal and interest payments began in November 1995 and are scheduled to continue in equal monthly installments of approximately $17,800 through October 2003.

(b) In May 1995, the Company issued subordinated debt to certain of its stockholders with a face value of $6 million due in April 2002. The debt may be prepaid at any time without penalty. Each holder of $1,000 of subordinated debt received warrants for the purchase of 750 shares of Class C common stock at a defined exercise price (Note 9). In connection with the issuance of these warrants, the Company recorded a debt discount of $60,000 and a corresponding increase to additional paid-in capital.

(c) The Company issued a noninterest-bearing note payable to Fokker with a face amount of $500,000, which has been discounted using a rate of 11%. Interest accrued related to this discounting was approximately $42,000 and $8,000 for the year ended December 31, 1995 and the five months ended December 31, 1994, respectively. This note is redeemable upon the conversion of the junior preferred stock to Class C common stock, the redemption of the junior preferred stock or 2003, whichever is earliest. Interest is payable semiannually at 6% per year on the face amount of the note payable commencing on the date on which the Company accrues dividends with respect to the junior preferred stock. As of December 31, 1995 and 1994, no dividends were paid or accrued related to the junior preferred stock.

(d) In June 1995, the notes payable to bank were repaid from proceeds of a long-term license agreement (Note 8).

                          MIDWAY AIRLINES CORPORATION

5. LONG-TERM DEBT: (CONTINUED)
    The aggregate principal maturities of debt at December 31, 1995, are as follows (in thousands):

Year ending December 31--
    1996............................................  $   1,062
    1997............................................        133
    1998............................................        143
    1999............................................        154
    2000............................................        166
    Thereafter......................................      6,711
                                                      ---------
                                                      $   8,369
                                                      ---------
                                                      ---------

6. LEASES:

    As of December 31, 1995, the Company operated 12 Fokker F-100 aircraft and 5 Airbus A320 aircraft under operating leases with original terms ranging from 4 to 18 years. As of December 31, 1995, management determined that it would return 4 of the Airbus A320 aircraft in early 1996 and evaluate the future utilization of A320 aircraft in its operations (Note 13).

    At December 31, 1995, the future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1995, are (in thousands):

Year ending December 31--
    1996..........................................  $  30,900
    1997..........................................     35,100
    1998..........................................     33,800
    1999..........................................     24,100
    2000..........................................     20,500
    Thereafter....................................    164,200
                                                    ---------
                                                    $ 308,600
                                                    ---------
                                                    ---------

    The amounts above include aircraft, airport, office and other rentals, but exclude amounts due for the Company's previous headquarters facilities at Midway Airport which have been included in the restructuring liability (Note 13), lease payments related to the Airbus A320 aircraft to be returned (Note 13) and landing fees. Rent expense is recorded on a straight-line basis over the term of the lease. Lease and rent expense charged to operations for the year ended December 31, 1995 and five months ended December 31, 1994, was approximately $38,488,000 and $6,402,000, respectively.

    The Company is also required to make a lease deposit on each aircraft, generally equal to approximately three months' rent. Deposits related to leased aircraft totaled approximately $5,058,000 and $1,721,000 at December 31, 1995 and 1994, respectively.

    In December 1995, the Company entered into negotiations with the lessors of its Fokker F-100 aircraft and received deferrals on certain aircraft lease payments over a four-month period. These deferrals will be repaid over the shorter of 48 months or the remaining lease term beginning in April and May 1996.

                          MIDWAY AIRLINES CORPORATION

7. OTHER NONCURRENT LIABILITIES:

    Other noncurrent liabilities consist of bankruptcy obligations of Jet Express, Inc. (Jet Express) which operated as a commuter airline under Chapter 11 of the Federal Bankruptcy Code.

    Upon emergence from bankruptcy in November 1993, Jet Express merged with Midway Air Transportation Company to form Midway. As a result, Midway assumed certain liabilities and acquired certain operating assets of Jet Express. The bankruptcy obligations are being repaid over five years as defined by the reorganization plan. In July 1995, the bankruptcy court issued a final decree and closed the case.

8. DEFERRED INCOME:

    Deferred income consists of income from a long-term license of certain intangible assets. The licensing agreement, for which the Company received a one-time payment of $6 million in 1995, is for a fifteen-year period. Revenue is recognized ratably over the term of the license on a straight-line basis. For the year ended December 31, 1995, the Company recognized approximately $217,000 of income. A portion of the proceeds were used to repay notes payable to a bank (Note 5).

9. STOCKHOLDERS' EQUITY:

    In connection with the acquisition by Zell/Chilmark, the previous ownership was granted junior preferred stock and approximately 10% of the Company's outstanding common stock in return for their previous ownership interests. Zell/Chilmark received prior preferred stock and approximately 90% of the Company's outstanding common stock for approximately $25 million.

    Prior preferred stockholders are entitled to cumulative dividends, which accrue at $3 per share per year. At December 31, 1995 and 1994, the Company had accrued $2,040,000 and $600,000, respectively, of cumulative dividends. No dividends may be paid on any class of stock if any dividends are in arrears on the prior preferred stock. These shares of stock do not have any voting rights and are redeemable at any time by the Company. The liquidation rights of the prior preferred stockholders are senior to any other stockholder. The liquidation value of the prior preferred stock is approximately $24 million plus any unpaid cumulative dividends.

    Junior preferred stockholders are entitled to cumulative dividends, only after the redemption of significantly all of the prior preferred stock, at a rate of $.60 per share per year. No dividends may be paid on shares of common stock if any dividends are in arrears, as defined. At December 31, 1995 and 1994, no dividends were required to be accrued. These shares of stock do not have any voting rights. The junior preferred shares may only be redeemed if the prior preferred shares have been redeemed. The junior preferred stock is mandatorily redeemable three years after the first date upon which dividends begin to accumulate. The liquidation rights of the junior preferred stockholders are second to the prior preferred stockholders. The liquidation value of the junior preferred stock is approximately $6 million plus accrued and unpaid dividends. The Company has the option to convert the junior preferred shares to Class C common shares based upon certain factors, as defined.

    Class A common stockholders are entitled to 10 votes per share of stock held. Each share of Class A common stock may be converted, at the option of the holder, to a share of Class C common stock. Holders of the Class C common stock are entitled to one vote per share of stock held. Common stockholders rights are subordinate to those of preferred stockholders.

                          MIDWAY AIRLINES CORPORATION

9. STOCKHOLDERS' EQUITY: (CONTINUED)
    One million shares of $.01 par value preference stock other than the prior preferred and junior preferred have been authorized. No shares have been issued. The Company may establish voting rights, participation rights and other rights, as defined, to these shares. Additionally, 2,000,000 shares of $.01 par value Class B common stock have been authorized. No shares have been issued.

    In conjunction with the subordinated debt offering (Note 5), the Company issued warrants to purchase 4.5 million shares of the Company's Class C common stock at an initial exercise price of $.01 per share. These warrants expire April 2002. As of December 31, 1995, no warrants had been exercised.

10. INCOME TAXES:

    Income taxes are calculated in accordance with SFAS No. 109, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income taxes arise from temporary differences between the income tax basis and financial reporting basis of assets and liabilities.

    The components of the Company's deferred tax assets at December 31, are as follows (in thousands):

                                                                            1994        1995
                                                                          ---------  ----------
Deferred tax assets--
  Current:
    Operating loss carryforwards........................................  $   6,871  $   12,020
    Restructuring reserve...............................................      1,698       3,192
    Liabilities not currently deductible for tax purposes...............        296       1,542
  Noncurrent:
    Deferred income.....................................................          0       1,966
    Other...............................................................          0         243
  Valuation allowance...................................................     (8,865)    (18,963)
                                                                          ---------  ----------
  Net deferred tax asset................................................  $       0  $        0
                                                                          ---------  ----------
                                                                          ---------  ----------

    The valuation allowance of $18,963,000 and $8,865,000 at December 31, 1995 and 1994, respectively, was provided because, in the Company's assessment, it is uncertain whether the net deferred tax assets will be realized due to the limited operating history of the Company.

    As of December 31, 1995, the Company had approximately $35.4 million of available net operating loss carryforwards (NOLs) to offset future taxable income of the Company. The NOLs expire by 2011 if not used. Under Section 382 of the Internal Revenue Code, as amended, the Company's ability to utilize certain loss carryforwards in any one year, which were generated prior to a change in ownership, is limited. To the extent that the Company is unable to utilize any of the net operating loss, that year's annual limitation may be carried forward to increase the subsequent year's limitation. As discussed in Note 1, the Company had an ownership change during 1994. The available NOLs have been adjusted to reflect restrictions resulting from the change in ownership.

11. COMMITMENTS:

    At December 31, 1994, Midway had commitments for the delivery of two Fokker F100s during 1995. These aircraft were delivered in April and June 1995.

                          MIDWAY AIRLINES CORPORATION

11. COMMITMENTS: (CONTINUED)
    In February 1995, Midway reached an agreement with Airbus Industries (Airbus), for the acquisition of four firm and four option Airbus A320 aircraft with deliveries beginning in late 1998. The total cost of the firm aircraft order is approximately $200 million. Financing will be through either a lease, bank financing or internally generated funds. The final financing decision will be made closer to the delivery date of the aircraft, based upon the Company's financial position. The option aircraft may be converted to firm orders no later than 24 months prior to delivery and may be converted to Airbus 319 aircraft at the time of conversion to firm orders.

    As of December 31, 1995, the Company had made deposits of $2,691,000 and is required to make additional deposits on the firm aircraft as follows (in thousands):

Year ending December 31--
    1996...........................................  $     737
    1997...........................................     19,196
    1998...........................................     17,265
    1999...........................................      1,117
                                                     ---------
                                                     $  38,315
                                                     ---------
                                                     ---------

    In March 1996, the Company converted a past due deposit from December 1995 of approximately $848,000 to a short-term note payable due October 1996.

    The Company is involved in legal proceedings arising in the normal course of business. It is the opinion of management that these matters will have no significant impact on the financial position or results of operations of the Company.

12. RETIREMENT PLAN:

    Effective August 1995, the Company established a retirement plan (the Plan) organized under Section 401(k) of the Internal Revenue Code. All employees are eligible for enrollment in the Plan after six months of employment. The Company, at its discretion, may match up to 50% of employee contributions up to a maximum of $1,000. The Company made no contributions to the Plan for the year ended December 31, 1995.

13. RESTRUCTURING CHARGES:

    In December 1995, the Company recorded a restructuring charge of $5.6 million, primarily related to the Company's decision to exit certain leisure markets, resulting in the termination of four of its Airbus A320 aircraft operating leases. In connection with this decision, management is evaluating whether to continue its Airbus A320 program. This $5.6 million charge is comprised of $2 million related to lease commitment fees, $1.7 million related to additional major overhaul costs due to the early return of aircraft and $1.9 million related to the write-off of certain related fixed asset and capitalized preoperating costs. The remaining liability of $3,537,000 is included in accrued liabilities in the accompanying balance sheet at December 31, 1995 (Note 4).

    In December 1994, the Company reached a decision to relocate its main base of operations from Chicago's Midway Airport to Raleigh-Durham. The Company began operations at Raleigh-Durham in March 1995. In conjunction with the decision, the Company recorded a restructuring charge of $4.9 million

                          MIDWAY AIRLINES CORPORATION

13. RESTRUCTURING CHARGES: (CONTINUED)
for estimated exit costs related to its Chicago Midway Airport headquarters. As of December 31, 1995, the Company has charged approximately $1,025,000 against the restructuring accrual. The remaining liability of $3,875,000 is included in accrued liabilities in the accompanying balance sheet at December 31, 1995 (Note
4).

14. TRANSACTIONS WITH RELATED PARTIES:

    The Company purchases certain reservation services at market rates from a related party. Expense charged for the year ended December 31, 1995, was approximately $1.2 million and is included in other operating expenses in the accompanying statement of operations. Subsequent to year-end, the Company was granted extended terms on certain amounts due at December 31, 1995.

15. SUBSEQUENT EVENTS:

    In January and February 1996, the majority stockholder made a $4 million loan to the Company in the form of subordinated debt due March 2003, with interest payable semi-annually at 12%. Interest payments are subordinate to the deferrals on the Fokker aircraft lease payments (Note 6). Warrants to purchase 3 million shares of the Company's Class C common stock were issued in connection with this subordinated debt issuance. These warrants have similar features as described in Note 9.

    In March 1996, Fokker Aircraft B.V. (Fokker) entered into the Netherlands equivalent of bankruptcy proceedings. Midway has received a proposal from Fokker Services Inc., an entity that ultimately may or may not be related to Fokker, to provide parts and engineering for a fee for Fokker aircraft operated by Midway. The Company's operating leases are not with any of the bankrupt entities as lessor. Management does not believe that Fokker's bankruptcy proceedings will adversely affect its operations or that any impairment has occurred related to its aircraft deposits related to its Fokker operating leases (Note 6).

    In April 1996, the Company converted approximately $3 million of outstanding payables due for certain maintenance and other services as of December 31, 1995, to a short-term note payable due September 1996 and received an additional line of credit for up to $3 million, maturing in September 1996. These notes are collateralized by substantially all of the Company's assets. Interest accrues at 10% on the note payable and the line of credit.

    In April 1996, the Company entered into short-term sublease agreements with another air carrier to provide certain flight personnel and flight management for two aircraft. The Company will receive payment based upon block hours flown.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the Offering, all of which shall be borne by the Company, are:

Securities and Exchange Commission Registration Fee...............  $  21,467
NASD Filing Fee...................................................      6,500
Nasdaq National Market Listing Fee................................      1,000
Legal Fees and Expenses...........................................    200,000
Accounting Fees and Expenses......................................    350,000
Blue Sky Fees and Expenses (including legal fees).................     25,000
Printing Expenses.................................................    200,000
Transfer Agent and Registrar Fees.................................     15,000
Miscellaneous.....................................................     31,033
                                                                    ---------
    TOTAL.........................................................  $ 850,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to Section 145 of the GCL, the Company generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had not reasonable cause to believe their conduct was lawful. With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if such person is adjudged to be liable to the Company unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for such persons.

    The above discussion of Section 145 of the GCL is not intended to be exhaustive and is qualified in its entirety by such statute.

    Reference is made to the form of the Underwriting Agreement, filed as
Exhibit 1.1 hereto, which contains provisions for indemnification of the Company, its directors, officers and any controlling persons by the Underwriters against certain liabilities for information furnished by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since September 30, 1994, the Company has sold unregistered securities in the amounts, at the time and for the aggregate amounts of consideration listed below. With respect to sales of preferred stock, all shares and amounts and per share prices described below have been adjusted to reflect the conversion of such shares into Common Stock immediately prior to the closing of the Offering and a 682.9108392-to-1 stock split effected prior to the Offering. The securities were sold to purchasers directly by the Company, and such sales did not involve any underwriter. The Company considers these securities to have been offered and sold in transactions not involving a public offering and therefore, to be exempted from registration under Section 4(2) of the Securities Act of 1933, as amended.

                                                                                    AGGREGATE
                                                                                    AMOUNT OF
                                                                                    SECURITIES    AGGREGATE
PURCHASER                                     TYPE                     DATE           ISSUED    CONSIDERATION
--------------------------------  ----------------------------  ------------------  ----------  -------------
Zell/Chilmark Fund L.P..........  Common Stock Warrant          May 1995             3,912,750  $   5,217,000(1)
Debt Group(2)...................  Common Stock Warrants         May 1995               587,250  $     783,000(3)
Zell/Chilmark Fund L.P..........  Common Stock Warrant          February 1996        1,500,000  $   2,000,000(4)
Zell/Chilmark Fund L.P..........  Common Stock Warrant          September 1996         750,000  $   1,000,000(5)
Zell/Chilmark Fund L.P..........  Common Stock Warrant          October 1996           750,000  $   1,000,000(6)
AMR Corporation.................  Common Stock Warrant          February 1997          390,625               (7)
James H. Goodnight, Ph.D........  Senior Convertible Preferred
                                  Stock                         February 1997        2,509,697  $  10,096,143
John P. Sall....................  Senior Convertible Preferred
                                  Stock                         February 1997        1,218,995  $   4,903,841
Zell/Chilmark Fund L.P..........  Common Stock                  February 1997        1,740,056  $   7,000,000
debis AirFinance B.V............  Common Stock                  February 1997          260,189               (7)
Wings Aircraft Finance, Inc.....  Common Stock                  February 1997          130,435               (7)

------------------------

(1) Consideration represents subordinated debt financing provided by Zell/Chilmark to the Company. For each $1,000 of financing provided, the Company issued to Zell/Chilmark a warrant to purchase 750 shares of Class C Common Stock of the Company. This warrant was canceled on February 11, 1997.

(2) The Debt Group includes 17 different individuals or trusts and one partnership.

(3) Consideration represents subordinated debt financing provided by the Debt Group to the Company in the aggregate amount of $783,000. For each $1,000 of financing provided, the Company issued to the members of the Debt Group a warrant to purchase of 750 shares of Class C Common Stock of the Company. These warrants were canceled on February 11, 1997.

(4) Consideration represents subordinated debt financing provided by Zell/Chilmark to the Company. For each $1,000 of financing provided, the Company issued to Zell/Chilmark a warrant to purchase 750 shares of Class C Common Stock of the Company. This warrant was canceled on February 11, 1997.

(5) See note 4 above.

(6) See note 4 above.

(7) Consideration received included the conversion of certain short term liabilities into long term debt and the reduction of certain recurring expenses of the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


 NO.                                                     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

   1.1     --Form of Underwriting Agreement.

   3.1**   --Amended and Restated Certificate of Incorporation.

   3.2**   --Amended and Restated By-laws.

   4.1**   --Form of Common Stock Certificate.

 NO.                                                     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   4.2**   --See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of Incorporation and Amended and
             Restated By-laws of Midway defining the rights of the holders of Common Stock.

   5.1**   --Opinion of Fulbright & Jaworski L.L.P.

  10.1**   --Stock Option Plan.

  10.2**   --Profit Sharing Plan.

  10.3*+   --Aircraft Operating Lease Agreement No. AOLAF-111 dated as of November 11, 1993 between First Security
             Bank of Utah, N.A. ("FSBU") and Midway as amended.

  10.4*+   --Aircraft Operating Lease Agreement No. AOLAF-112 dated as of November 11, 1993 between FSBU and
             Midway as amended.

  10.5*+   --Aircraft Operating Lease Agreement No. AOLAF-113 dated as of November 11, 1993 between FSBU and
             Midway as amended.

  10.6*+   --Aircraft Operating Lease Agreement No. AOLAF-114 dated as of November 11, 1993 between FSBU and
             Midway as amended.

  10.7*+   --Aircraft Operating Lease Agreement No. AOLAF-115-A dated as of July 10, 1995 between Wings Aircraft
             Finance, Inc. ("Wings") and Midway, as amended.

  10.8*+   --Aircraft Operating Lease Agreement No. AOLAF-116-A dated as of July 10, 1995 between Wings and
             Midway, as amended.

  10.9*+   --Aircraft Operating Lease Agreement No. AOLAF-117-A dated as of July 10, 1995 between Wings and
             Midway, as amended.

  10.10*+  --Aircraft Operating Lease Agreement No. AOLAF-118-A dated as of July 10, 1995 between Wings and
             Midway, as amended.

  10.11*+  --Aircraft Operating Lease Agreement No. AOLAF-135 dated as of July 20, 1995 between FSBU and Midway, as amended.

  10.12*+  -- Aircraft Operating Lease Agreement No. AOLAF-524 dated as of August 1, 1995 between FSBU and Midway, as amended.

  10.13*+  --Aircraft Operating Lease Agreement No. AOLAF-525 dated as of October 15, 1995 between FSBU and
             Midway, as amended.

  10.14*+  --Aircraft Operating Lease Agreement No. AOLAF-136 dated as of December 15, 1995 between FSBU and
             Midway, as amended.

  10.15*+  --Aircraft Lease Agreement dated as of May 24, 1995 between Wilmington Trust Company and Midway.

  10.16*+  --Airbus A-320-200 Purchase Agreement dated as of March 17, 1995 between AVSA. S.A.R.L. ("AVSA") and
             Midway with Amendment Nos. 1 through 6 thereto.

           Letter Agreement No. 2 Re: Purchase Incentives and Miscellaneous Matters, as amended

           Letter Agreement No. 3 Re: Option Aircraft, as amended

           Letter Agreement Re: Financial Matters with Amendment No. 4 thereto.

  10.17*+  --Agreement of Sublease dated as of January 18, 1995 between American Airlines, Inc. ("AA") and Midway, as amended.

 NO.                                                     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.18*+  --AAdvantage-Registered Trademark- Participating Carrier Agreement dated as of January 18, 1995 between
             AA and Midway, as amended.

  10.19*+  --Secured Promissory Note dated February 7, 1997 from Midway to AA.

  10.20*+  --February 10, 1997 Letter Agreement between American Airlines, Inc. and Midway with Exhibits A and C through I thereto.

  10.21*+  --Agreement Relating to Repair and Overhaul of Rolls Royce Engines dated as of May 10, 1996 between
             Rolls Royce Aero Engine Services Limited and Midway.

  10.22*+  --Purchase Agreement between Bombardier Inc. and Midway dated September 17, 1997 with Letter Agreements
             001 through 011.

  10.23*+  --Services and Licenses Agreement between Midway and Airline Management Services, Inc. dated as of
             December 7, 1995 with Annex A thereto.

  10.24*+  --Letter Agreement dated as of July 1, 1996 between Fokker Services, Inc. and Midway.

  10.25*+  --Aircraft Maintenance Services Agreement dated August 27, 1997 between Time Air Inc. doing business as
             Canadian Regional Airlines and Midway.

  10.26*+  --Warrant to Purchase Shares of Common Stock of Midway Airlines Corporation dated February 11, 1997 issued by Midway in favor of AMR Corporation.

  10.27    --Stockholders Agreement dated as of February 11, 1997.

  10.28*+  --General Terms of Sale between IAE International Aero Engines AG and Midway dated May 17, 1995 with
             Side Letter Number 1 and Side Letter Number 2 thereto.

  10.29*+  --Promissory Note dated February 11, 1997 made by Midway to debis AirFinance B.V.

  10.30*+  --Promissory Note dated February 11, 1997 made by Midway to Daimler Benz Aerospace A.G.

  10.31    --Severance Agreement and Other Matters made as of February 11, 1997 between Robert R. Ferguson III and
             Midway.

  10.32    --Employment Agreement dated as of July 15, 1996 between Steven Westberg and Midway, as amended.

  10.33    --Employment Agreement dated as of July 15, 1996 between Jonathan S. Waller and Midway, as amended.

  10.34    --Employment Agreement dated as of July 15, 1996 between Joanne Smith and Midway, as amended.

  10.35    [Intentionally Omitted.]

  10.36    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Robert R. Ferguson III.

  10.37    --Agreement and Plan of Merger dated as of January 17, 1997 by and among Midway, GoodAero, Inc., James
             H. Goodnight, Ph.D, John P. Sall and the Zell/Chilmark Fund L.P., as amended.

  10.38*+  --Letter Agreement dated September 12, 1997 between GE Aircraft Engines and Midway.

  10.39*+  --Sublease dated June 30, 1995 between Peoples Security Life Insurance Company and Midway.

 NO.                                                     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.40*+  --Sublease Agreement dated May 1, 1995 between Page Avjet Corporation and Midway.

  10.41*+  --AAirpass Agreement dated as of March 2, 1995 between American Airlines Inc. and Midway.

  10.42*+  --Engine Lease Agreement dated September 11, 1997 between RRPF Engine Leasing Limited and Midway.

  10.43    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Steven Westberg.

  10.44    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Jonathan S. Waller.

  10.45    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Joanne Smith.

  10.46**  --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Thomas Duffy, Jr.

  10.47    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of David Vance.

  10.48*+  --Agreement, executed September and November 1997, between Rolls-Royce Canada Limitee and Midway.

  11.1     --Statement of Computation of per share earnings.

  16.1+    --Letter from Arthur Andersen LLP regarding change in independent public accountants.

  23.1     --Consent of Ernst & Young LLP.

  23.2     --Consent of Arthur Andersen LLP.

  23.3+    --Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

  24.1+    --Powers of Attorney from certain members of the Board of Directors of the Company.


------------------------


*   Portions have been omitted pursuant to a request for confidential treatment.



**  To be filed by amendment.



+   Previously filed.



    As permitted by Item 601(b)(4) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company, if any, because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.


    (b) Financial Statement Schedules:

    [Not applicable]

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, Midway Airlines Corporation has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on November 25, 1997.


                                MIDWAY AIRLINES CORPORATION

                                By:  /s/ JONATHAN S. WALLER
                                     -----------------------------------------
                                     Jonathan S. Waller
                                     SENIOR VICE PRESIDENT

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              *
------------------------------
    Robert R. Ferguson III      Chairman             November 25, 1997
                                  of the
                                  Board,
                                  President
                                  and
                                  Chief
                                  Executive
                                  Officer
                                 (Principal
                                  Executive
                                  Officer)

              *
------------------------------
       Steven Westberg          Senior             November 25, 1997
                                  Vice
                                  President
                                and
                                Chief
                                Financial
                                  Officer
                                  (Principal
                                  Financial
                                  and
                                  Accounting
                                  Officer)

              *
------------------------------
   W. Greyson Quarles, Jr.      Director             November 25, 1997

              *
------------------------------
         Howard Wolf            Director             November 25, 1997

              *
------------------------------
    Gregory J. Robitaille       Director             November 25, 1997

   */s/  JONATHAN S. WALLER
------------------------------
        Jonathan S. Waller
         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 NO.                                                     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------

   1.1     --Form of Underwriting Agreement.

   3.1**   --Amended and Restated Certificate of Incorporation.

   3.2**   --Amended and Restated By-laws.

   4.1**   --Form of Common Stock Certificate.

   4.2**   --See Exhibits 3.1 and 3.2 for provisions of the Restated Certificate of Incorporation and Amended and
             Restated By-laws of Midway defining the rights of the holders of Common Stock.

   5.1**   --Opinion of Fulbright & Jaworski L.L.P.

  10.1**   --Stock Option Plan.

  10.2**   --Profit Sharing Plan.

  10.3*+   --Aircraft Operating Lease Agreement No. AOLAF-111 dated as of November 11, 1993 between First Security
             Bank of Utah, N.A. ("FSBU") and Midway as amended.

  10.4*+   --Aircraft Operating Lease Agreement No. AOLAF-112 dated as of November 11, 1993 between FSBU and
             Midway as amended.

  10.5*+   --Aircraft Operating Lease Agreement No. AOLAF-113 dated as of November 11, 1993 between FSBU and
             Midway as amended.

  10.6*+   --Aircraft Operating Lease Agreement No. AOLAF-114 dated as of November 11, 1993 between FSBU and
             Midway as amended.

  10.7*+   --Aircraft Operating Lease Agreement No. AOLAF-115-A dated as of July 10, 1995 between Wings Aircraft
             Finance, Inc. ("Wings") and Midway, as amended.

  10.8*+   --Aircraft Operating Lease Agreement No. AOLAF-116-A dated as of July 10, 1995 between Wings and
             Midway, as amended.

  10.9*+   --Aircraft Operating Lease Agreement No. AOLAF-117-A dated as of July 10, 1995 between Wings and
             Midway, as amended.

  10.10*+  --Aircraft Operating Lease Agreement No. AOLAF-118-A dated as of July 10, 1995 between Wings and
             Midway, as amended.

  10.11*+  --Aircraft Operating Lease Agreement No. AOLAF-135 dated as of July 20, 1995 between FSBU and Midway, as amended.

  10.12*+  -- Aircraft Operating Lease Agreement No. AOLAF-524 dated as of August 1, 1995 between FSBU and Midway, as amended.

  10.13*+  --Aircraft Operating Lease Agreement No. AOLAF-525 dated as of October 15, 1995 between FSBU and
             Midway, as amended.

  10.14*+  --Aircraft Operating Lease Agreement No. AOLAF-136 dated as of December 15, 1995 between FSBU and
             Midway, as amended.

  10.15*+  --Aircraft Lease Agreement dated as of May 24, 1995 between Wilmington Trust Company and Midway.

  10.16*+  --Airbus A-320-200 Purchase Agreement dated as of March 17, 1995 between AVSA. S.A.R.L. ("AVSA") and
             Midway with Amendment Nos. 1 through 6 thereto.

 NO.                                                     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
           Letter Agreement No. 2 Re: Purchase Incentives and Miscellaneous Matters, as amended

           Letter Agreement No. 3 Re: Option Aircraft, as amended

           Letter Agreement Re: Financial Matters with Amendment No. 4 thereto.

  10.17*+  --Agreement of Sublease dated as of January 18, 1995 between American Airlines, Inc. ("AA") and Midway, as amended.

  10.18*+  --AAdvantage-Registered Trademark- Participating Carrier Agreement dated as of January 18, 1995 between
             AA and Midway, as amended.

  10.19*+  --Secured Promissory Note dated February 7, 1997 from Midway to AA.

  10.20*+  --February 10, 1997 Letter Agreement between American Airlines, Inc. and Midway with Exhibits A and C through I thereto.

  10.21*+  --Agreement Relating to Repair and Overhaul of Rolls Royce Engines dated as of May 10, 1996 between
             Rolls Royce Aero Engine Services Limited and Midway.

  10.22*+  --Purchase Agreement between Bombardier Inc. and Midway dated September 17, 1997 with Letter Agreements
             001 through 011.

  10.23*+  --Services and Licenses Agreement between Midway and Airline Management Services, Inc. dated as of
             December 7, 1995 with Annex A thereto.

  10.24*+  --Letter Agreement dated as of July 1, 1996 between Fokker Services, Inc. and Midway.

  10.25*+  --Aircraft Maintenance Services Agreement dated August 27, 1997 between Time Air Inc. doing business as
             Canadian Regional Airlines and Midway.

  10.26*+  --Warrant to Purchase Shares of Common Stock of Midway Airlines Corporation dated February 11, 1997 issued by Midway in favor of AMR Corporation.

  10.27    --Stockholders Agreement dated as of February 11, 1997.

  10.28*+  --General Terms of Sale between IAE International Aero Engines AG and Midway dated May 17, 1995 with
             Side Letter Number 1 and Side Letter Number 2 thereto.

  10.29*+  --Promissory Note dated February 11, 1997 made by Midway to debis AirFinance B.V.

  10.30*+  --Promissory Note dated February 11, 1997 made by Midway to Daimler Benz Aerospace A.G.

  10.31    --Severance Agreement and Other Matters made as of February 11, 1997 between Robert R. Ferguson III and
             Midway.

  10.32    --Employment Agreement dated as of July 15, 1996 between Steven Westberg and Midway, as amended.

  10.33    --Employment Agreement dated as of July 15, 1996 between Jonathan S. Waller and Midway, as amended.

  10.34    --Employment Agreement dated as of July 15, 1996 between Joanne Smith and Midway, as amended.

  10.35    [Intentionally Omitted.]

  10.36    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Robert R. Ferguson III.

  10.37    --Agreement and Plan of Merger dated as of January 17, 1997 by and among Midway, GoodAero, Inc., James
             H. Goodnight, Ph.D, John P. Sall and the Zell/Chilmark Fund L.P., as amended.

 NO.                                                     DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
  10.38*+  --Letter Agreement dated September 12, 1997 between GE Aircraft Engines and Midway.

  10.39*+  --Sublease dated June 30, 1995 between Peoples Security Life Insurance Company and Midway.

  10.40*+  --Sublease Agreement dated May 1, 1995 between Page Avjet Corporation and Midway.

  10.41*+  --AAirpass Agreement dated as of March 2, 1995 between American Airlines Inc. and Midway.

  10.42*+  --Engine Lease Agreement dated September 11, 1997 between RRPF Engine Leasing Limited and Midway.

  10.43    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Steven Westberg.

  10.44    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Jonathan S. Waller.

  10.45    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Joanne Smith.

  10.46**  --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of Thomas Duffy, Jr.

  10.47    --Option to Purchase Shares of Common Stock of Midway Airlines Corporation dated as of February 11,
             1997 issued by Midway in favor of David Vance.

  10.48*+  --Agreement, executed September and November 1997, between Rolls-Royce Canada Limitee and Midway.

  11.1     --Statement of Computation of per share earnings.

  16.1+    --Letter from Arthur Andersen LLP regarding change in independent public accountants.

  23.1     --Consent of Ernst & Young LLP.

  23.2     --Consent of Arthur Andersen LLP.

  23.3**   --Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

  24.1+    --Powers of Attorney from certain members of the Board of Directors of the Company.


------------------------

*   Portions have been omitted pursuant to a request for confidential treatment.


+   Previously filed.



**  To be filed by amendment.


    As permitted by Item 601(b)(4) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company, if any, because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

    (b) Financial Statement Schedules:

    [Not applicable]